As filed with the Securities and Exchange Commission on September 17, 2001
                                                 Registration No. 333-47938
------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                              ---------------
                         AMENDMENT NO.3 TO FORM S-3
                     Registration Statement Under The
                           Securities Act of 1933
                              ---------------
                           Consumers Funding LLC
                           (Issuer of Securities)
     (Exact name as specified in registrant's Certificate of Formation)


               Delaware                                     [ ]
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)                 Identification No.)


                           Consumers Funding LLC
                                 Suite [ ]
                           212 W. Michigan Avenue
                             Jackson, MI 49201
                               (313) 436-[ ]
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              ---------------


               David A. Mikelonis                                                Alan M. Wright
    Senior Vice President and General Counsel                   Senior Vice President and Chief Financial Officer
            Consumers Energy Company                                        Consumers Energy Company
             212 W. Michigan Avenue                                          212 W. Michigan Avenue
                Jackson, MI 49201                                               Jackson, MI 49201
                 (517) 788-2151                                                  (517) 788-0351
 (Name, address, including zip code, and telephone number, including area code, of agents for service)

                              ---------------


                                 Copies to:


       Michael D. Van Hemert               Christopher J. Kell                 Dean E. Criddle
    Assistant General Counsel -       Skadden, Arps, Slate, Meagher           Orrick, Herrington
      CMS Energy Corporation                    & Flom LLP                     & Sutcliffe LLP
 Fairlane Plaza South, Suite 1100           Four Times Square                 400 Sansome Street
       330 Town Center Drive             New York, New York 10036          San Francisco, CA 94111
        Dearborn, MI 48126                    (212) 735-2160                    (415) 392-1122
          (313) 436-9602

                              ---------------


     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: | |

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.|X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. | |


                                            CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                           Proposed Maximum     Proposed Maximum         Amount of
              Title of                   Amount to          Offering Price          Aggregate           Registration
     Securities to be Registered       be Registered         per Unit(1)        Offering Price(1)           Fee
---------------------------------------------------------------------------------------------------------------------
        Securitization Bonds            $ 1,000,000              100%              $ 1,000,000              $264
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(a).


     The registrant hereby amends this Registration Statement on any date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.



                SUBJECT TO COMPLETION, DATED [      ], 2001.
         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED [     ], 2001.
               $________ Securitization Bonds, Series 2001-1
                           Consumers Funding LLC
                     Issuer of the Securitization Bonds
                          Consumers Energy Company
                            Seller and Servicer


                  Initial Principal                                 Underwriting     Net       Expected Final  Final Maturity
                     Amount           Interest Rate      Price        Discounts    Proceeds     Payment Date        Date
                  ---------------------------------------------- ------------------------------------------------------------
Class A-1         $                         %            %               %           $
Class A-2         $                         %            %               %           $
Class A-3         $                         %            %               %           $
Class A-4         $                         %            %               %           $


         The total price to the public is $_____. The total amount of the underwriting discounts is $_____. The total amount of proceeds before deduction of expenses is $_____.

         The series 2001-1 securitization bonds are highly structured. Consider carefully the risk factors beginning on page [S-20] of this prospectus supplement and page [5] of the accompanying prospectus before buying the securitization bonds. There currently is no secondary market for the securitization bonds, and there is no assurance that one will develop.

         The assets of the issuer consist principally of the securitization property, which represents the irrevocable right to recover an amount sufficient to recover a portion of Consumers' qualified costs, including an amount sufficient to pay the principal of and interest on the series 2001-1 securitization bonds and the expenses associated with the securitization bonds. This amount is to be recovered through a non-bypassable securitization charge, approved by the Michigan Public Service Commission, referred to as the MPSC, payable by all of Consumers' electric customers taking delivery from Consumers or its successor on its MPSC-approved rate schedules and under special contracts, as described further in this prospectus supplement and the accompanying prospectus. The securitization bonds represent obligations of Consumers Funding LLC only, which is the issuer, and are backed only by the assets of the issuer. The securitization bonds do not represent obligations of any agency or instrumentality of the State of Michigan.

         We will apply to have the class [ ] securitization bonds, which will pay interest at a floating rate, listed on the Luxembourg Stock Exchange but we cannot assure that those securitization bonds will be listed on the Luxembourg Stock Exchange or any other stock exchange. We will not apply to have any other class of the series 2001-1 securitization bonds listed on any stock exchange.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                               Morgan Stanley
                             ___________, 2001



                                        TABLE OF CONTENTS
                                      Prospectus Supplement

                                                                                           Page

Introduction................................................................................S-2

Parties to the Transaction..................................................................S-5

The Series 2001-1 Securitization Bonds......................................................S-6
     The Collateral.........................................................................S-6
     Payment Sources........................................................................S-7
     Principal Payments.....................................................................S-7
     Distribution Following Acceleration...................................................S-10
     Optional Redemption...................................................................S-10
     Interest Payments.....................................................................S-10
     Interest Payments on Floating Rate Securitization Bonds...............................S-11
     Floating Rate Interest Determination..................................................S-12
     Interest Rate Swap Agreements.........................................................S-13
     Swap Counterparties...................................................................S-20
     Tax Consequences to U.S. Holders of Floating Rate Securitization Bonds................S-20

Risk Factors Relating to Series 2001-1
     Floating Rate Securitization Bonds....................................................S-22
     Termination of Swap Could Cause a Loss................................................S-22
     Ratings Downgrade of Any Floating Rate Class of Securitization Bonds Could Cause
         a Loss for Holders of Those Securitization Bonds..................................S-22
     Interest Payments on Series 2001-1 Securitization Bonds at Floating Rates Are
         Dependent on Swap Counterparties..................................................S-23
     There May Be Alternative Tax Characterizations of Floating Rate Securitization
         Bonds.............................................................................S-23
     The Securitization Bonds May Not Be Listed On Any Stock Exchange......................S-23

Credit Enhancement.........................................................................S-23
     Periodic Adjustment of the Securitization Charge......................................S-24
     Collection Account and Subaccounts....................................................S-24
     Description of Securitization Property................................................S-27
     The Securitization Charge.............................................................S-28

Information Regarding Consumers Energy Company.............................................S-29

Underwriting the Series 2001-1 Securitization Bonds........................................S-30
     The Underwriters' Sales Price for the Series 2001-1 Securitization Bonds..............S-30
     No Assurance as to Resale Price or Resale Liquidity for the Securitization Bonds......S-31
     United Kingdom Offering...............................................................S-31
     Various Types of Underwriter Transactions Which May Affect the Price of the
         Securitization Bonds..............................................................S-31

Ratings for the Series 2001-1 Securitization Bonds.........................................S-32

Listing and General Information
     Related to Floating Rate Classes......................................................S-32



                Where to Find Information in These Documents

         This prospectus supplement and the accompanying prospectus together constitute the prospectus for the series 2001-1 securitization bonds and together they provide information about the issuer and Consumers, including terms and conditions that apply to the securitization bonds. The specific terms of this series of securitization bonds are contained in this prospectus supplement. The terms that apply to all series of securitization bonds appear in the accompanying prospectus which follows this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus in full before buying the securitization bonds. Sales of the securitization bonds may not be consummated unless you have received both this prospectus supplement and the accompanying prospectus.

         We have included cross-references to captions in these materials where you can find further related discussions. Cross-references may be contained in the introductory sections which will direct you elsewhere in this prospectus supplement or the accompanying prospectus for more detailed description of a particular topic. You can also find references to key topics in the Table of Contents on the preceding page.

         You should rely only on information on the securitization bonds provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.



                                                 Introduction

The Issuer:                                      Consumers Funding LLC, a Delaware limited liability company

Issuer's Address:                                212 W. Michigan Avenue, Suite [         ], Jackson, MI 49201

Issuer's Telephone Number:                       [           ]

Seller of the Securitization
Property to the Issuer:                          Consumers Energy Company, referred to as Consumers,
                                                 an operating electric and gas public utility incorporated
                                                 under the laws of the State of Michigan, is the principal
                                                 subsidiary of CMS Energy Corporation. Consumers is
                                                 engaged in the generation, purchase, distribution and sale of electricity to approximately 1.7 million customers in 61 of the 68 counties in Michigan.

Seller's Address:                                212 West Michigan Avenue, Jackson, MI  49201

Seller's Telephone Number:                       (517) 788-0550

Servicer of the Securitization Property:         Consumers will act as servicer of the securitization
                                                 property.

                                                 Consumers will be entitled to a monthly servicing
                                                 fee of 1/12th of 0.25% of the outstanding principal
                                                 amount of the securitization bonds. If Consumers is
                                                 replaced by a successor servicer, the successor
                                                 servicer may be paid a servicing fee of up to 1.5%
                                                 per year of the outstanding principal amount of the
                                                 securitization bonds.

Trustee:                                         The Bank of New York

Transaction Overview:                            The Customer Choice and Electricity Reliability Act
                                                 (Acts 141 and 142), enacted in the State of
                                                 Michigan in June 2000 (the "Customer Choice Act"),
                                                 authorizes electric utilities, such as Consumers,
                                                 to recover qualified costs. Qualified costs are an
                                                 electric utility's regulatory assets as determined
                                                 by the Michigan Public Service Commission, referred
                                                 to as the MPSC, plus any costs that the MPSC
                                                 determines that the electric utility would be
                                                 unlikely to collect in a competitive market,
                                                 together with the costs of issuing, supporting and
                                                 servicing securitization bonds and any costs of
                                                 retiring and refunding the electric utility's
                                                 existing debt and equity securities in connection
                                                 with the issuance of securitization bonds. An
                                                 electric utility may recover qualified costs
                                                 through irrevocable non-bypassable charges called
                                                 securitization charges that are collected from all
                                                 of its electric customers taking delivery on its
                                                 MPSC-approved rate schedules and under special
                                                 contracts. The Customer Choice Act permits special
                                                 purpose entities formed by electric utilities to
                                                 issue debt securities secured by the right to
                                                 receive revenues arising from securitization
                                                 charges. The securitization property includes this
                                                 right. See "The Securitization Bonds" in the
                                                 prospectus.

                                                 The following sets forth the primary steps of the
                                                 transaction underlying the offering of the
                                                 securitization bonds:

                                                 o    Consumers will sell the securitization
                                                      property to the issuer in exchange for the
                                                      proceeds available from the sale of the
                                                      securitization bonds after payment of the
                                                      issuer's issuance costs.

                                                 o    The issuer, whose primary asset is the
                                                      securitization property, will sell the
                                                      securitization bonds to the underwriters named
                                                      in the prospectus supplement.

                                                 o    Consumers will act as the servicer of the
                                                      securitization property on behalf of the
                                                      issuer.

                                                 The securitization bonds and the securitization
                                                 property securing the securitization bonds are not
                                                 an obligation of Consumers or any of its
                                                 affiliates, other than the issuer. The
                                                 securitization bonds are also not a debt or
                                                 obligation of the State of Michigan and are not a
                                                 charge on the full faith and credit or taxing power
                                                 of the State.

Associated Risks:                                Material risks are associated with an investment in the
                                                 securitization bonds. See "Risk Factors Relating to Series
                                                 2001-1 Floating Rate Securitization Bonds' in this
                                                 prospectus supplement and "Risk Factors" in the
                                                 prospectus.

Expected Ratings:                                It is a condition of any underwriter's obligation to
                                                 purchase the series 2001-1 securitization bonds that each
                                                 class of the series 2001-1 securitization bonds be rated
                                                 "___" by S&P, "___" by Moody's and "___" by Fitch.  A
                                                 security rating is not a recommendation to buy, sell or
                                                 hold securities and may be subject to revision or
                                                 withdrawal at any time by the rating agency. In general,
                                                 ratings address credit risk and do not represent any
                                                 assessment of any particular rate of principal payments on the securitization bonds other than payment in full of each class of the securitization bonds by the applicable final
                                                 maturity date, as well as the timely payment of interest.

Tax Status:                                      Consumers has received a private letter ruling from the
                                                 Internal Revenue Service to the effect that the
                                                 securitization bonds will be classified as obligations of
                                                 Consumers for U.S. federal income tax purposes.
                                                 Skadden, Arps, Slate, Meagher & Flom LLP, special
                                                 federal income tax counsel to Consumers and the issuer,
                                                 has rendered its opinion that for federal income tax
                                                 purposes (i) the securitization bonds will constitute debt of Consumers and (ii) the issuer will not be subject to
                                                 U.S. federal income tax as an entity separate from
                                                 Consumers.

Minimum Denomination:                            $1,000, except for one securitization bond of each class
                                                 which may be of a smaller denomination.

Listing:                                         Application will be made to have the class [ ]
                                                 securitization bonds, which will pay interest at a
                                                 floating rate, listed on the Luxembourg Stock
                                                 Exchange but we cannot assure that any of those
                                                 classes will be listed on the Luxembourg Stock
                                                 Exchange or any other stock exchange. No other
                                                 class of the series 2001-1 securitization bonds
                                                 will be listed on any stock exchange.



              THE PARTIES TO THE TRANSACTION GRAPH IS OMITTED



                   The Series 2001-1 Securitization Bonds

         The securitization bonds will be issued under and secured pursuant to the indenture between the issuer and the trustee, as supplemented for each series of securitization bonds.

         The series 2001-1 securitization bonds will be issued in minimum denominations of $1,000 and in integral multiples of $1 above that amount, with an exception for one securitization bond in each class which may have a smaller denomination. The series 2001-1 securitization bonds will consist of four classes, in the initial class principal balances, bearing the interest rates and having the expected final payment dates and final maturity dates set forth below:


                                                      Table 1

                     Initial Class      Principal Balance       Expected Final      Final Maturity
                   Principal Balance      Interest Rate          Payment Date             Date
---------          -----------------    ------------------   --------------------   ------------------
   A-1                $[_______]             [____]%               [______]              [______]
   A-2                $[_______]             [____]%               [______]              [______]
   A-3                $[_______]             [____]%               [______]              [______]
   A-4                $[_______]             [____]%               [______]              [______]


         The expected final payment date for each class of the series 2001-1 securitization bonds is the date on which there is expected to be no further outstanding principal balance of that class in accordance with the expected amortization schedule for that class. The final maturity date for each class of the series 2001-1 securitization bonds is the date on which the issuer is required to pay any outstanding principal balance of that class. On each payment date, payments will be made to the persons that were the holders of record as of the business day before that payment date, which is referred to as the record date. However, if certificated securitization bonds are issued to beneficial owners of the securitization bonds as described in "The Securitization Bonds -- Certificated Securitization Bonds" in the prospectus, the record date will be the last business day of the calendar month preceding the payment date.

The Collateral

         The securitization bonds will be secured by securitization property, a property right created under Michigan state legislation. In general terms, the securitization property represents the irrevocable right to recover an amount sufficient to recover a portion of Consumers' qualified costs, including an amount sufficient to pay:

         o the principal of and interest on the securitization bonds, and

         o     the expenses associated with the securitization bonds.

         This amount is to be recovered through a non-bypassable securitization charge approved by the MPSC, payable by all of Consumers' electric customers taking delivery from Consumers or its successor on its MPSC-approved rate schedules and under special contracts, referred to as customers. Qualified costs include the electric utility's regulatory assets as determined by the MPSC, plus any costs that the MPSC determines the electric utility would be unlikely to collect in a competitive market. Qualified costs are described in more detail under "The Customer Choice Act" in the prospectus and securitization property is described in more detail under "The Sale Agreement -- Consumers' Sale and Assignment of Securitization Property" in the prospectus.

         In connection with the issuance of the securitization bonds, Consumers will sell its securitization property to the issuer. Consumers, as servicer of the securitization property, will collect the securitization charge from customers on behalf of the issuer. The securitization charge is non-bypassable, as described in the prospectus. See "The Customer Choice Act -- Consumers and Other Utilities May Securitize Qualified Costs" and "The Servicing Agreement" in the prospectus. Since the amount of securitization charge collections will depend in part on the amount of electricity delivered by Consumers to its customers, the amount of collections may vary substantially from period to period. See "The Seller and Servicer of the Securitization Property" in the prospectus.

Payment Sources

         On each payment date, the trustee will pay amounts scheduled to be paid on the securitization bonds from amounts available for withdrawal from a trust account held by the trustee, including collections received from the servicer with respect to the securitization charge. All series of securitization bonds, including the series 2001-1 securitization bonds, will be payable from the same securitization property. If another series of bonds is issued, the principal source of payment for that series will also be the securitization charge collections received by the servicer. The issuance of other series of securitization bonds is not expected to adversely affect the sufficiency of securitization charge collections to make payments on the series 2001-1 securitization bonds. This is because the securitization charge and adjustments thereof are generally based on amounts owed with respect to securitization bonds. Moreover, any additional series of securitization bonds will be issued only if it will not result in the downgrading or withdrawal of any rating by a rating agency on any outstanding securitization bonds. See "The Indenture" in the prospectus.

Principal Payments

         On each payment date, the issuer will distribute principal of the series 2001-1 securitization bonds to the series 2001-1 securitization bondholders, in accordance with the expected amortization schedule and to the extent funds are available, in the following order:

         1. to the holders of the class A-1 series 2001-1 securitization bonds, until the principal balance of that class has been reduced to zero;

         2. to the holders of the class A-2 series 2001-1 securitization bonds, until the principal balance of that class has been reduced to zero;

         3. to the holders of the class A-3 series 2001-1 securitization bonds, until the principal balance of that class has been reduced to zero; and

         4. to the holders of the class A-4 series 2001-1 securitization bonds, until the principal balance of that class has been reduced to zero.

         The issuer will not, however, pay principal on a payment date of any class of series 2001-1 securitization bonds if making that payment would reduce the principal balance of a class to an amount lower than that specified in the expected amortization schedule in Table 2 below, referred to as the expected amortization schedule, for that class on that payment date. The entire unpaid principal balance of each class of series 2001-1 securitization bonds will be due and payable on the final maturity date for the class. If an event of default under the indenture has occurred and is continuing, the trustee may declare the unpaid principal balance of all outstanding securitization bonds together with accrued interest to be due and payable.

         The expected amortization schedule in Table 2 sets forth the principal balance from the issuance date to the expected final payment date that is scheduled to remain outstanding for each class of the series 2001-1 securitization bonds. The table reflects the principal balance for each class at each payment date after taking into account principal payments scheduled to be made on that date. In establishing the expected amortization schedule, it has been assumed, among other things, that:

         1.    the series 2001-1 securitization bonds are issued on [    ];

         2. principal and interest payments on the series 2001-1 securitization bonds are made on each payment date,
               commencing on [       ];

         3. the total servicing fee per annum for the series 2001-1 securitization bonds equals 0.25% of the outstanding principal amount;

         4. there are no net earnings on amounts on deposit in the account where securitization charge collections are held, referred to as the collection account;

         5. monthly operating expenses, including all fees, costs and charges of the issuer and the trustee, the administrator and
               the independent managers are paid in the amount of $[      ] in
               the aggregate for all series on or before each payment date in arrears; and

         6. all securitization charge collections are received in accordance with Consumers' forecasts and deposited in the collection account.

         There can be no assurance that the principal balance of any class of the series 2001-1 securitization bonds will be reduced at the rate indicated in the expected amortization schedule. The actual rates of reduction in class principal balances may be slower, except in the case of optional redemption or acceleration due to the events of default specified in the indenture, but not faster than those indicated in Table 2. The series 2001-1 securitization bonds will not be in default if principal is not paid as specified in Table 2 unless the principal of any class is not paid in full on or before the final maturity date of that class.



                                                      Table 2
                                          Expected Amortization Schedule


     Payment Date         Class A-1 Balance     Class A-2 Balance       Class A-3 Balance       Class A-4 Balance
----------------------  ---------------------  -------------------    ---------------------    -------------------



Distribution Following Acceleration

         Upon an acceleration of the maturity of the securitization bonds, the total outstanding principal balance of and interest accrued on the series 2001-1 securitization bonds will be payable without priority of interest over principal or principal over interest and without regard to series or class, in the proportion that the total outstanding principal balance of, and accrued interest on, the series 2001-1 securitization bonds bears to the total outstanding principal balances of and interest accrued on all securitization bonds. For purposes of the preceding sentence, interest includes net swap payments with respect to any class of series 2001-1 floating rate securitization bonds.

Optional Redemption

         The issuer may redeem all of the outstanding series 2001-1 securitization bonds, at its option, on any payment date if (1) the outstanding principal balance of the series 2001-1 securitization bonds, after giving effect to payments to be made on that payment date, is less than 5% of the total initial principal balance of the series 2001-1 securitization bonds, and (2) no interest rate swap agreement remains in effect. The redemption price will equal the outstanding principal balance of the series 2001-1 securitization bonds and interest accrued and unpaid up to the redemption date. The trustee will give notice of the redemption to securitization bondholders not less than five days nor more than 45 days prior to the redemption date. If any class of series 2001-1 floating rate securitization bonds remains listed on the Luxembourg Stock Exchange, this notice also will be given by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, at least 10 days prior to the redemption date.

         The series 2001-1 securitization bonds will not be redeemed before the expected final payment date in any other circumstances, except in the case of acceleration due to the occurrence of any one or more of those events of default specified in the indenture. Those events of default are set forth in the prospectus under the heading "The Indenture --What Constitutes an Event of Default on the Securitization Bonds".

Interest Payments

         Holders of securitization bonds in each class of series 2001-1 securitization bonds will receive interest at the rate for that class as set forth in Table 1 above.

         Interest on each class of series 2001-1 securitization bonds will accrue from and including the date of issuance to but excluding the first payment date, and thereafter from and including the previous payment date to but excluding the applicable payment date until the securitization bonds have been paid in full, at the interest rate indicated in Table 1. Each of those periods is referred to as an interest accrual period. The issuer is
required to pay interest quarterly on [      ,          , and,          ] for
each year, beginning [          ], or, if any such day is not a business day,
the following business day. Each such day is referred to as a payment date.

         On each payment date, the issuer will pay interest on each class of the series 2001-1 securitization bonds as follows:

         o if there has been a payment default, any interest payable but unpaid on any prior payment dates, together with any accrued interest on that unpaid interest; and

         o accrued interest on the principal balance of each class of series 2001-1 securitization bonds from and including the preceding payment date, or the date of issuance of series 2001-1 securitization bonds, as applicable, after giving effect to all payments of principal made on the preceding payment date.

         The issuer will pay interest on the series 2001-1 securitization bonds prior to paying principal of the series 2001-1 securitization bonds. See "The Securitization Bonds -- Payments of Interest on and Principal of the Securitization Bonds" in the prospectus. If there is a shortfall in the amount necessary to make interest payments from the amount available to pay interest on the series 2001-1 securitization bonds, the trustee will distribute interest to each class of the series 2001-1 securitization bonds in the manner described in "The Indenture -- How Funds in the Collection Account Will Be Allocated" in the prospectus.

         Interest on all classes of series 2001-1 securitization bonds paying interest at a fixed rate will be calculated by the servicer on the basis of a 360-day year of twelve 30-day months.

Interest Payments on Floating Rate Securitization Bonds

         Interest on each class of series 2001-1 securitization bonds paying interest at a floating rate, each referred to as a floating rate class, will be paid, for all interest accrual periods other than the first interest accrual period, at the rate equal to the London interbank offered rate for three-month United States dollar deposits, referred to as LIBOR, determined on the applicable floating rate interest determination date, as described below, plus the percentage spread above LIBOR applicable to that class. The spread above LIBOR for any floating rate class is referred to as the floating rate spread. LIBOR plus the floating rate spread payable on each floating rate class is referred to as the floating rate.

         The floating rate spread for the series 2001-1 class A-[ ] securitization bonds will be [ ] percent per annum and for the series 2001-1 class A-[ ] securitization bonds will be [ ] percent per annum.

         Interest on each floating rate class will be calculated on the basis of the actual number of days from and including the preceding payment date, or, for the first payment date, from and including the date of issuance of that class, to but excluding the next payment date, divided by
360. The Luxembourg Stock Exchange will be advised of the floating rate and the amount of the interest payment on any floating rate class listed on that exchange for each payment date.

         On or prior to each payment date, the trustee, using LIBOR, will calculate the amount of interest payable on each floating rate class for the relevant interest accrual period.

         There will be no minimum or maximum interest rate on any floating rate class.

         With respect to any floating rate class, if the interest rate swap agreement relating to that class is terminated for any reason, interest on that class will be paid at the gross fixed rate for that class, as described below, until alternate arrangements can be made to pay the floating rate for that class. If the swap counterparty defaults in its obligation to make floating rate payments due under an interest rate swap agreement, the interest rate swap agreement may terminate under the circumstances described below. See "-- Interest Rate Swap Agreements -- Amounts Payable Under Interest Rate Swap Agreements" and "Interest Rate Swap Agreement Events of Default and Termination Events" below and "Risk Factors Relating to Series 2001-1 Floating Rate Securitization Bonds" in this prospectus supplement.

Floating Rate Interest Determination

         The interest determination date for each floating rate class and each payment date will be the day two London banking days prior to (1) the preceding payment date or (2) in the case of the first payment date, the date of issuance. A London banking day is a day on which commercial banks in London are open for general business.

         On each payment date, interest on each floating rate class will be paid at the rate equal to LIBOR as determined on the related interest determination date, plus the floating rate spread for that class.

         The trustee will determine LIBOR for that class in accordance with the following provisions:

         1. On each interest determination date, the trustee will determine LIBOR based on the offered rate for deposits in United States dollars commencing on the first day of that period that appears on page 3750 of the Telerate Services as of 11:00 a.m., London time, on that interest determination date. That display page is referred to as the Telerate page. If no offered rate appears on that Telerate page, LIBOR for that period will be determined as described in clause 2. below.

         2. With respect to an interest determination date on which no offered rate appears on the Telerate page, the trustee will request each of four major banks in the London interbank market, selected by the trustee, to provide the trustee with that bank's offered quotation for three-month United States dollar deposits, commencing on the second London banking day immediately following that interest determination date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two such quotations are provided, LIBOR will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR for that period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. in the City of New York on that interest determination date by major banks in the City of New York selected by the trustee for loans in United States dollars to leading European banks, for the period commencing on the second London banking day immediately following that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time.

         If LIBOR cannot be determined in accordance with clauses 1. or 2. above, then that rate will be determined to be the same as the rate which applied (a) during the previous period or (b) on the date of issuance in the case of a failure to determine LIBOR for the first payment date.

         On each interest determination date, the trustee will notify the servicer, the issuer and the swap counterparty of LIBOR for the applicable period as determined by the trustee, and the issuer will notify the Luxembourg Stock Exchange of that rate to the extent any series 2001-1 securitization bonds are listed on that exchange and the rules of that exchange so require.

Interest Rate Swap Agreements

         The issuer will enter into an interest rate swap agreement with a swap counterparty for each floating rate class, on or before the date of issuance of that class. The purpose of each interest rate swap agreement is to convert the cash flows allocable to each floating rate class, which for purposes of the securitization charges, are determined based on the gross fixed rate for each floating rate class, into cash flows that are based on a floating rate of interest.

         Amounts Payable Under Interest Rate Swap Agreements. Under each interest rate swap agreement, for each interest accrual period the issuer will be obligated to pay the related swap counterparty an amount equal to interest on the related floating rate class at a fixed rate of interest, referred to as the gross fixed rate for the related floating rate class, and the swap counterparty will be obligated to pay the issuer an amount equal to interest at the floating rate for that class. Those obligations will then be netted on the business day before each payment date. Therefore, for each interest accrual period, either the issuer will pay the swap counterparty only the amount, if any, by which interest at the gross fixed rate exceeds interest at the floating rate, referred to as the net swap payment, or the swap counterparty will pay the issuer only the amount, if any, by which interest at the floating rate exceeds interest at the gross fixed rate, referred to as the net swap receipt, as discussed below.

         With respect to any payment date, the notional amount in effect under each interest rate swap agreement for the interest accrual period prior to that payment date will equal the principal balance of the related floating rate class as of the close of business on the preceding payment date. With respect to the first payment date, the notional amount in effect under each interest rate swap agreement prior to that payment date will be equal to the initial principal balance of the related floating rate class.

         For each payment date with respect to each floating rate class, the trustee will allocate to the subaccount established for that class, referred to as a class subaccount, an amount equal to interest at the gross fixed rate for that class times the outstanding principal amount of that class for the preceding interest accrual period, referred to as the gross fixed amount for that class on that payment date. See "The Indenture -- How Funds in the Collection Account Will be Allocated" in the prospectus. In addition, any net swap receipt under the related interest rate swap agreement will be deposited in that class subaccount, and will be available, together with the gross fixed amount for that class, to pay interest due on that class on that payment date. Any net swap payment will be paid to the related swap counterparty only out of funds on deposit in that class subaccount and the remaining amount in that class subaccount will be available to pay interest due on that class.

         For each payment date, the issuer will pay a net swap payment equal to the amount, if positive, equal to (1) the interest calculated on the outstanding principal amount for the related floating rate class at the applicable gross fixed rate for the period from and including the previous payment date, or, in the case of the initial payment date, from and including the date of issuance of the securitization bonds, to but excluding the following payment date minus (2) the interest calculated on the notional amount of that class at the applicable floating rate for that period. If this amount is a negative number, a net swap receipt in this amount will be paid to the issuer by the swap counterparty.

         With respect to any payment date, the notional amount in effect under each interest rate swap agreement prior to that payment date will equal the principal balance of the related floating rate class as of the close of business on the preceding payment date. With respect to the first payment date, the notional amount in effect under each interest rate swap agreement prior to that payment date will be equal to the initial principal balance of the related floating rate class.

         The gross fixed rate for the floating rate class A-[ ] securitization bonds will be [ ] percent per annum, and for the floating rate class A-[ ] securitization bonds will be [ ] percent per annum.

         Each interest rate swap agreement may terminate under the circumstances described under " -- Interest Rate Swap Agreement Events of Default and Termination Events" below. In the event an interest rate swap agreement terminates without a replacement interest rate swap agreement being established, the interest payable on the related floating rate class will convert to the gross fixed rate for that class. The gross fixed rate will be used to calculate interest payable on that class starting on the last payment date at which interest has been paid at the floating rate. See "Risk Factors Relating to Series 2001-1 Floating Rate Securitization Bonds" in this prospectus supplement.

         Swap Counterparty Ratings. The required long-term senior unsecured or financial program ratings of each swap counterparty under each interest rate swap agreement will be at least "Aa3" by Moody's Investors Service, Inc., referred to as Moody's, either at least "A+" or, for short-term obligations, "A-1" by Standard & Poor's Ratings Services, referred to as S&P and, if a swap counterparty is rated by Fitch, Inc. referred to as Fitch, "A+" or, for short-term obligations, "F1" for Fitch. These ratings are referred to as the swap counterparty minimum ratings.

         Swap Counterparty Downgrade Event. An event referred to as a swap counterparty downgrade event will occur if the swap counterparty no longer meets the swap counterparty minimum ratings.

         If a swap counterparty downgrade event occurs, the swap counterparty will be required, within 30 days following that event, to either:

         a.    re-establish the swap counterparty minimum ratings, or

         b. establish alternative arrangements to maintain or restore the ratings of the affected floating rate class that were in effect prior to the swap counterparty downgrade event. These alternative arrangements by the swap counterparty may include:

               1. posting collateral, arranging for a guarantee or taking similar action to maintain or restore the ratings, or

               2. assigning its rights and obligations under the interest rate swap agreement to a replacement swap counterparty that meets the swap counterparty minimum ratings, or that has itself made arrangements which will maintain or restore the ratings.

         Posting collateral, arranging for a guarantee and other arrangements as described in clauses 1. or 2. above are referred to in this prospectus supplement as satisfactory arrangements to maintain or restore the ratings prior to the swap counterparty downgrade event.

         At the end of that 30-day period, if the swap counterparty has failed to make satisfactory arrangements to maintain or restore the ratings of that floating rate class that were in effect prior to the swap counterparty downgrade event, the issuer will appoint a recognized swap dealer that is a member of the International Swaps and Derivatives Association, Inc. with capital and surplus of at least $50 million, referred to as the swap agent, to, within an additional 30 days, either:

         1. find a replacement swap counterparty that meets the swap counterparty minimum ratings or that has made satisfactory arrangements to maintain or restore the ratings of the related floating rate class, referred to as a qualified replacement counterparty, or

         2. if a qualified replacement counterparty cannot be found, find the highest rated replacement swap counterparty available, in terms of long-term senior unsecured or financial program credit rating assigned by Moody's or S&P that is higher than that of the existing swap counterparty and that is approved by the holders of at least 66 2/3% of the total outstanding principal amount of the related floating rate class, referred to as an approved replacement counterparty.

         In the case of a qualified replacement counterparty or an approved replacement counterparty, if there is more than one available replacement swap counterparty with the same credit rating, the counterparty offering the interest rate swap terms with the lowest overall cost to the issuer will be selected by the issuer as the replacement swap counterparty. That replacement swap counterparty must be willing to intermediate between the issuer and the prior swap counterparty by entering into an interest rate swap agreement with the prior swap counterparty that is substantially the same as the prior interest rate swap agreement to hedge or offset the risk that the replacement swap counterparty has to the issuer.

         If a qualified replacement counterparty or an approved replacement counterparty has been found, the prior swap counterparty will be required to assign its rights and obligations under the interest rate swap agreement to that replacement swap counterparty and the replacement swap counterparty will enter into a new interest rate swap agreement with substantially the same terms as the terminated agreement. If a replacement swap counterparty satisfying the above criteria has not been found within that second 30 day period, a termination event will occur under the interest rate swap agreement and the interest rate swap agreement will terminate unless holders representing 66 2/3% of the total outstanding principal amount of the related floating rate class vote to continue the interest rate swap agreement with the existing swap counterparty.

         If the interest rate swap agreement is not terminated as described above, the swap agent will be obligated every three months thereafter to renew the search for a qualified replacement counterparty or an approved replacement counterparty according to the above procedures. However, the replacement counterparty will not be required to intermediate between the prior swap counterparty and the issuer, as described above. At the end of each of these three-month periods, if a swap counterparty meeting the above criteria has not been found, the interest rate swap agreement will terminate unless holders representing 66 2/3% of the total outstanding principal amount of the related floating rate class vote to continue the interest rate swap agreement with the existing swap counterparty.

         All searches for replacement swap counterparties will be at the reasonable cost of the swap counterparty being replaced.

         Interest Rate Swap Agreement Events of Default and Termination Events. The events referred to as swap events of default under each interest rate swap agreement include:

         o the failure of the issuer or the swap counterparty to pay any amount when due under the interest rate swap agreement if that failure is not remedied on or before the fifth business day after that failure, unless, in the case of a failure by the swap counterparty, the holders of 66 2/3% of the total outstanding principal amount of the related floating rate class vote to waive that default within 30 days following notice of the default, by the issuer or the trustee to the swap counterparty;

         o certain events of bankruptcy of the issuer or the swap counterparty or a credit support provider of the swap counterparty, or

         o a merger of the issuer or the swap counterparty without an assumption of its obligations under the interest rate swap agreement.

         The events referred to as termination events under the interest rate swap agreement are:

         o     illegality, as described below,

         o     an acceleration of the related floating rate class, or

         o a swap counterparty downgrade event, as described above, that is not cured within the applicable time periods.

         Each interest rate swap agreement may be terminated by either the issuer or the swap counterparty upon an illegality, as described below. In addition, upon acceleration of the securitization bonds, other than as a result of an uncured covenant default not involving a payment failure, either party may elect to terminate. Any other swap event of default or a termination event can lead to a termination of the interest rate swap agreement by the party not responsible for that event. Moreover, as described above, the interest rate swap agreement will terminate following a swap counterparty downgrade event if that event is not cured, there is no replacement swap counterparty and the requisite holders of the related floating rate class do not vote to continue with the existing swap counterparty. Except in the cases described above, the issuer may terminate only at the direction of the holders of 66 2/3% of the total outstanding principal amount of the related floating rate class.

         The issuer will not be obligated to pay any termination payment or any other breakage amounts to the swap counterparty under any interest rate swap agreement as a result of any termination event, any swap event of default, any swap counterparty downgrade event or for any other reason, except following an acceleration of the securitization bonds and a liquidation of the collateral as described under "The Indenture -- How Funds in the Collection Account Will Be Allocated" in the prospectus. Any payment made by a replacement swap counterparty to enter into a replacement interest rate swap agreement will be paid to the terminated swap counterparty.

         Upon a termination of an interest rate swap agreement resulting from a swap event of default, swap counterparty downgrade event or other termination event, the swap counterparty may be liable to pay a termination payment to the issuer, based on the market value of the interest rate swap agreement determined in accordance with specified procedures set forth therein. Any termination payment paid by the swap counterparty, including interest thereon, will first be used to make any payment required to be paid to any replacement swap counterparty and to the extent not so used will be deposited in the related class subaccount and paid pursuant to the indenture to the holders of the related floating rate class on the next payment date, pro rata based on the principal amount held by each holder, as described under "Credit Enhancement -- Collection Account and Subaccounts -- The Class Subaccounts" in this prospectus supplement.

         Illegality means that due to the adoption of, or any change in, any applicable law after the date on which a swap transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after that date, it becomes unlawful for the issuer or the swap counterparty:

         1. to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of that swap transaction or to comply with any other material provision of the interest rate swap agreement; or

         2. to perform, or for any credit support provider of that party to perform, any contingent or other obligation which the party or that credit support provider has under any credit support document relating to that swap transaction.

         Replacement of Interest Rate Swap Counterparty. Upon a termination or a swap event of default under an interest rate swap agreement, the issuer is required to appoint a swap agent. Upon its appointment, the swap agent will be required, for a period not exceeding 30 days, either:

         1. find a replacement swap counterparty who meets the swap counterparty minimum ratings or who has made such other arrangements as will result in the related floating rate class receiving ratings from the rating agencies not less than the ratings that would be received if such replacement swap counterparty met the swap counterparty minimum ratings, or

         2. if a replacement swap counterparty satisfying clause 1. above cannot be found, find the available replacement swap counterparty with the highest available long-term senior unsecured or financial program credit rating which is approved by the holders of at least 66 2/3% of the total outstanding principal amount of the related floating rate class.

         In case of clause 1. or 2. above, if there is more than one available replacement swap counterparty with the same credit rating, the counterparty offering the interest rate swap terms with the lowest overall cost to the issuer will be selected by the issuer as the replacement swap counterparty. If a replacement swap counterparty satisfying the above criteria has been found, upon the termination of the interest rate swap agreement, the replacement swap counterparty will enter into an interest rate swap agreement with the issuer having terms substantially the same as the original interest rate swap agreement, effective as of the payment date immediately following the date of the replacement agreement. If a replacement swap counterparty has not been found, the swap agent will be required to renew such search every three months until a replacement swap counterparty satisfying the above criteria has been found and a replacement interest rate swap agreement has been entered into.

         Assignment of Interest Rate Swap Agreements. Any swap counterparty may assign its obligations under any interest rate swap agreement with the prior written consent of the issuer or, without that consent, either:

         1. in a consolidation or amalgamation with or merger with or into, or transfer of all or substantially all of its assets to another entity which expressly assumes in a written agreement the obligations of the swap counterparty under the interest rate swap agreement, although if upon that consolidation, amalgamation or merger, a swap counterparty downgrade event has occurred, it will be a termination event as described above, or

         2. to a replacement swap counterparty following a swap counterparty downgrade event as described above.

         Enforcement, Amendment, Modification or Waiver of Interest Rate Swap Agreements. If a swap event of default or termination event occurs and is continuing, the trustee may, and at the direction of at least 66 2/3% of the total outstanding principal amount of the related floating rate class shall, exercise all rights, remedies, powers, privileges and claims of the issuer against the related swap counterparty, and any right of the issuer to take this action shall be suspended.

         An interest rate swap agreement may be amended with the consent of the trustee and the related swap counterparty, as long as each of Moody's, S&P, and Fitch confirm that the amendment will not result in the reduction or withdrawal of its then current rating of the related floating rate class, which confirmation is referred to as satisfaction of the rating agency condition, provided that, in some circumstances, so long as Moody's has been notified of a proposed amendment, the rating agency condition may be satisfied with respect to Moody's without such a confirmation. However, this amendment may not adversely affect in any material respect the interests of the securitization bondholders of the related floating rate class unless the holders of at least 66 2/3% of the total outstanding principal amount of that class direct the trustee to consent to the amendment. Moreover, that amendment may not adversely affect in any material respect the interests of any other securitization bondholders or the counterparty to any interest rate swap agreement without the consent of the holders of at least 66 2/3% of the total outstanding principal balance of the securitization bonds of all of those other series or classes, and each counterparty to any interest rate swap agreement, materially and adversely affected thereby.

         Except as set forth above under "-- Swap Counterparty Downgrade Event" or "Interest Rate Swap Agreement Events of Default and Termination Events," with respect to any action proposed by the issuer to amend, modify, waive, supplement or surrender the terms of any interest rate swap agreement, or waive timely performance or observance by the swap counterparty under any interest rate swap agreement, in a way which would materially and adversely affect the interests of securitization bondholders of the related class, the issuer must satisfy the rating agency condition. The trustee will consent to this proposed action only with the consent of
(1) 66 2/3% of the total outstanding principal amount of the securitization bonds of the related class, and (2) the consent of the holders of at least 66 2/3% of the total outstanding principal balance of each other series or class, and each counterparty to any interest rate swap agreement, materially and adversely affected thereby.

Swap Counterparties

         Each initial swap counterparty shall be required to have at least the swap counterparty minimum ratings and will be selected by the issuer upon the pricing by the underwriters of the series 2001-1 floating rate securitization bonds and identified in the final prospectus supplement.

Tax Consequences to U.S. Holders of Floating Rate Securitization Bonds

         Interest on Floating Rate Securitization Bonds. Consumers and the issuer will treat floating rate securitization bonds as variable rate debt instruments for federal income tax purposes. Moreover, each purchaser of floating rate securitization bonds will agree by virtue of their purchase of such securitization bonds to treat them as variable rate debt instruments for federal income tax purposes. Assuming such treatment is correct, interest on such securitization bonds will be includible in a U.S. Holder's income when it is received, in the case of a U.S. Holder using the cash receipts and disbursements method of tax accounting, or as it accrues, in the case of a U.S. Holder using the accrual method of tax accounting.

         If a swap termination event were to occur with respect to a swap related to a class of floating rate securitization bonds, those bonds would become fixed rate bonds calling for interest payments based on the gross fixed rate. In addition, if a termination payment were to be made by the counterparty, the termination payment would be credited to the subaccount for the class and distributed to the holders of that class. Although no such swap termination event is anticipated, if one were to occur, Consumers and the issuer will treat it as a change in circumstances that will, for purposes of computing taxable income on the securitization bonds, be treated as a reissuance of the securitization bonds. Any termination payment passed through to the securitization bond holders would reduce the adjusted issue price on the securitization bonds, which could in turn create original issue discount with respect to the bonds deemed to have been reissued.

         Characterization of the floating rate securitization bonds as variable rate debt instruments is not free from doubt. Notwithstanding the intent of Consumers, the issuer, and each purchaser of floating rate securitization bonds to treat such securitization bonds as variable rate debt instruments, alternative tax characterizations of such floating rate securitization bonds are possible.

         Potential Alternative Tax Characterizations of the Floating Rate Securitization Bonds. As noted above, the proper characterization of the floating rate securitization bonds is not clear. Accordingly, for example, the Internal Revenue Service could assert on audit that the floating rate securitization bonds are in fact investment units made up of two components. The first component would be a fixed rate debt instrument having a principal balance that would at all times equal the principal balance of the floating rate securitization bonds and an interest rate equal to the gross fixed rate for such securitization bonds. The second component would be a undivided interest in the interest rate swap agreement with the swap counterparty. If this alternative characterization of an investment in floating rate securitization bonds were to prevail, then the manner in which a holder of such a floating rate securitization bond would recognize income would differ from that described above.

         Under that alternative characterization, each holder of a floating rate securitization bond would include in income the gross fixed rate interest on the floating rate securitization bond in accordance with its regular method of tax accounting. As the tax owner of an undivided interest in the swap agreement related to that class, the holder would account for net income and/or net expense with respect to the swap agreement.

         In the case of a floating rate securitization bond, a holder would be treated as though it made quarterly periodic payments based on the gross fixed rate to the counterparty and as though it received quarterly periodic payments based on the floating rate paid by the counterparty. For any taxable year, a holder of a floating rate securitization bond would include in, or deduct from, gross income the holder's net swap income or expense. Net swap income or expense would be based on all periodic payments recognized and attributable to the year.

         Periodic payments made on any quarterly payment date would be allocated ratably among the days in the quarter, and a holder of a floating rate securitization bond would include or deduct its share of the net periodic payments allocated to the year. Thus, if for a taxable year the sum of periodic payments considered to have been made by a holder for the year were to exceed the periodic payments considered to have been received by the holder for the year, the holder would have net swap expense for the year. Generally, such net swap expense would be deductible for the year as an ordinary deduction.

         If, however, a holder of a floating rate securitization bond were to be an individual, any net swap expense for any year would be treated as a miscellaneous itemized deduction. In computing taxable income, an individual is allowed to deduct miscellaneous itemized deductions only to the extent the sum of such deductions exceeds two percent of the individual's adjusted gross income. Further, an individual is not allowed a deduction for miscellaneous itemized deductions in computing alternative minimum taxable income. Thus, for any period for which the gross fixed rate on the floating rate securitization bonds exceeded the floating rate payments made to the issuer by the counterparty under the swap agreement, an individual would include in income interest at the gross fixed rate payable, but could be precluded from deducting all or a part of the net swap expense for the period due to the limitations imposed on miscellaneous itemized deductions.

         If the underlying swap terminated and a payment were made as a result of the termination, the receipt of such payment by a holder would be treated as capital gain. Moreover, if a holder were to sell its interest in a floating rate securitization bond, it would be considered to have made or to have received a termination payment with respect to its interest in the swap agreement. The holder would recognize gain or loss in the year that it terminated its interest in the swap agreement determined by reference to the amount of the termination payment made or received and the holder's basis, if any, in the swap agreement.

         Other alternative characterizations of an investment in floating rate bonds may be possible, such as the characterization of such bonds as contingent payment debt obligations. Investors are encouraged to consult their tax advisors concerning the tax implications of an investment in floating rate securitization bonds.



                   Risk Factors Relating to Series 2001-1
                     Floating Rate Securitization Bonds

         In addition to the following risk factors applicable to the floating rate classes, additional risk factors apply to all of the securitization bonds of any series. See "Risk Factors" in the prospectus. The following risk factors together with those risk factors outlined in the prospectus describe the principal risk factors of an investment in the Series 2001-1 securitization bonds.

Termination of Swap Could Cause a Loss

         Termination events, swap events of default or swap counterparty downgrade events under any interest rate swap agreement may result in termination of that interest rate swap agreement. Each interest rate swap agreement will terminate if the related swap counterparty defaults in its obligation to make payments under the interest rate swap agreement and the holders representing 66 2/3% of the total outstanding principal amount of the related floating rate class do not vote to waive that default. If any interest rate swap agreement is terminated, the holders of the related floating rate class will receive a fixed rate of interest equal to the gross fixed rate for that class, which will take effect from the last payment date to which interest has been paid at a floating rate. See "The Series 2001-1 Securitization Bonds -- Interest Rate Swap Agreements" in this prospectus supplement. This rate could be substantially less than the floating rate for that class at the time of the termination, which could adversely affect the yield to maturity, and holders of the related floating rate class could suffer a loss on their investment.

Ratings Downgrade of Any Floating Rate Class of Securitization Bonds Could Cause a Loss for Holders of Those Securitization Bonds

         If a swap counterparty downgrade event occurs, and (1) the swap counterparty fails to make satisfactory arrangements to maintain or restore the prior ratings and (2) holders representing 66 2/3% of the total outstanding principal amount of the related floating rate class either approve a replacement swap counterparty that does not maintain or restore the prior ratings or such holders vote to continue the existing interest rate swap agreement, that class of securitization bonds may be downgraded by the rating agencies. See "The Series 2001-1 Securitization Bonds -- Interest Rate Swap Agreements" in this prospectus supplement. In that event, the trading price of these securitization bonds may be reduced, and holders of these securitization bonds could suffer a loss on their investment.

Interest Payments on Series 2001-1 Securitization Bonds at Floating Rates Are Dependent on Swap Counterparties

         If any swap counterparty defaults in its obligation to make any net swap payment, the related interest rate swap agreement may terminate in the absence of the required waiver by the holders of the related class, and the holders of the related class of series 2001-1 floating rate securitization bonds will receive interest at the gross fixed rate for that class. There can be no assurance that any alternate arrangements will be made to obtain a suitable replacement swap counterparty or otherwise to obtain payment of the floating rate for that class. The gross fixed rate for that class could be substantially less than the floating rate for that class at the time of that failure to pay, and holders of that class of securitization bonds could suffer a loss on their investment. See "The Series 2001-1 Securitization Bonds -- Interest Rate Swap Agreements" in this prospectus supplement.

There May Be Alternative Tax Characterizations of Floating Rate Securitization Bonds.

         Consumers and the issuer will treat floating rate securitization bonds as variable rate debt instruments for federal income tax purposes. As such, interest on the floating rate securitization bonds will be includible in a U.S. Holder's income when it is received, in the case of a U.S. Holder using the cash receipts and disbursements method of tax accounting, or as it accrues, in the case of a U.S. Holder using the accrual method of tax accounting. There are, however, potential alternative federal tax characterizations of floating rate securitization bonds that could lead to differing results. See "The Series 2001-1 Securitization Bonds - Tax Consequences to U.S. Holders of Floating Rate Securitization Bonds - Potential alternative tax characterizations of floating rate securitization bonds" in this prospectus supplement.

The Securitization Bonds May Not Be Listed On Any Stock Exchange.

         Although application will be made to have the class [ ] securitization bonds listed on the Luxembourg Stock Exchange, the issuer cannot assure that those classes will be listed on the Luxembourg Stock Exchange. The issuer will not apply to list those securitization bonds on any other stock exchange. The other classes of the series 2001-1 securitization bonds will not be listed on any stock exchange or any automated quotation system. Securitization bonds which are not listed on a stock exchange may have limited liquidity as trading will be limited to the over-the-counter market.


                             Credit Enhancement

         Credit enhancement for the series 2001-1 securitization bonds is intended to protect you against losses or delays in scheduled payments on your securitization bonds. See "Risk Factors -- Securitization Bondholders May Experience Payment Delays or Losses as a Result of the Limited Sources of Payment for the Securitization Bonds and Limited Credit Enhancement" in the prospectus.

Periodic Adjustment of the Securitization Charge

         Credit enhancement for the securitization bonds includes mandatory periodic adjustments to the securitization charge to be billed to customers, upon notification by Consumers, as servicer, to the MPSC. Under the MPSC financing order, the servicer may adjust the securitization charge. Consumers, as servicer, will notify the MPSC of its proposed adjustment annually through [November] 2013 and quarterly commencing in [November] 2014. The periodic adjustments will be designed to provide, among other things, sufficient funds for timely payments of interest on and principal of the securitization bonds in accordance with the expected amortization schedule set forth in Table 2 above. See "The MPSC Financing Order and the Securitization Charge -- The MPSC's Securitization Charge Adjustment Process" in the prospectus. The adjustments will be made either if there are excess remittances into the collection account or if the securitization charge does not produce sufficient remittances into the collection account:

         1.    to pay transaction fees and expenses;

         2. to make scheduled payments of principal of and interest on the securitization bonds, which in the case of interest on any floating rate class will be calculated at the applicable gross fixed rate; and

         3. to fund or replenish any of the subaccounts, including the capital subaccount and the overcollateralization subaccount, to their required levels.

Collection Account and Subaccounts

         The trustee will establish a collection account to hold the capital contribution from Consumers to the issuer and the securitization charge revenue collections remitted by the servicer from time to time. The collection account will contain the funds available to pay the securitization bonds. The collection account will consist of subaccounts including the following:

         o     the general subaccount;

         o     one or more series subaccounts;

         o     one or more class subaccounts;

         o one or more series capital subaccounts, including the capital reserve subaccount with respect to the series 2001-1 securitization bonds, as discussed below;

         o     one or more series overcollateralization subaccounts; and

         o     the reserve subaccount.

         Withdrawals from and deposits to all of these subaccounts will be made as described under "The Indenture -- The Collection Account for the Securitization Bonds" and "-- How Funds in the Collection Account Will Be Allocated" in the prospectus.

         The General Subaccount. Securitization charge revenue collections remitted by the servicer to the trustee will be deposited into the general subaccount. On each payment date, the trustee will allocate amounts in the general subaccount as described under "The Indenture -- How Funds in the Collection Account Will Be Allocated" in the prospectus.

         The Series Subaccount. Upon the issuance of the series 2001-1 securitization bonds, a series subaccount will be established with respect to that series. On each payment date, or the day before the payment date in the case of interest allocated to the applicable class subaccounts as described below, the trustee will allocate from amounts on deposit in the general subaccount to the series subaccount for each series an amount sufficient to pay, to the extent available:

         o interest payable on that series on that payment date to each class on a pro rata basis based on the amount of interest payable to that class, or in the case of any floating rate class, based on the gross fixed amount for that class, which gross fixed amount will in turn be allocated to the related class subaccount;

         o the principal of that series due on any class or series on the final maturity date of that class or series, on a redemption date or upon acceleration; and

         o principal scheduled to be paid on that series on that payment date, as set forth in the expected amortization schedule, excluding amounts provided for in the immediately preceding clause above.

         On each payment date, allocations will be made to each series subaccount as described under "The Indenture -- How Funds in the Collection Account Will Be Allocated" in the prospectus. On each payment date, the trustee will withdraw funds from each series subaccount to make payments on the related series of securitization bonds.

         The Series Capital Subaccount. Upon the issuance of the series 2001-1 securitization bonds, a capital subaccount will be established for
that series, into which Consumers will deposit $[   ], which represents the
required capital amount for the series. Further, the trustee will establish a subaccount within the capital subaccount, which will be referred to as the capital reserve subaccount. The trustee will fund the capital reserve subaccount with $[100,000] from the required capital amount for the series 2001-1 securitization bonds. If depleted, the capital reserve subaccount will not be replenished. The capital reserve subaccount will not be subject to the lien of the indenture or included in the collateral securing any securitization bonds. If amounts available in the general subaccount, the series subaccount, the reserve subaccount and the series overcollateralization subaccount are not sufficient on any payment date to make scheduled payments of principal and interest to the series 2001-1 securitization bondholders and to pay the expenses, fees and charges specified in the indenture, the trustee will draw on amounts in the series capital subaccount, other than the amounts in the capital reserve subaccount, to make those payments. The required capital amount has been set at a level sufficient to obtain the ratings on the series 2001-1 securitization bonds described below under "Ratings for the Series 2001-1 Securitization Bonds" in this prospectus supplement.

         The Class Subaccounts. Upon the issuance of any floating rate class, a subaccount, referred to as the class subaccount, will be established for that floating rate class. On the business day preceding each payment date, the trustee will allocate to each class subaccount from the related series subaccount an amount equal to the gross fixed amount for the related floating rate class and that payment date. On that day, any net swap payment will be paid to the related swap counterparty from that class subaccount, or any net swap receipt from the related swap counterparty will be deposited into that class subaccount. On the related payment date, amounts in each class subaccount will be paid as interest to the holders of the related floating rate class. See "The Indenture -- How Funds in the Collection Account Will Be Allocated" in the prospectus. In the event of a shortfall of funds in a class subaccount to make a net swap payment due to the related swap counterparty and to pay interest on the related floating rate class of securitization bonds, those amounts will be paid on a pro rata basis based on the relative amounts due in respect of the net swap payment and the interest on the class of securitization bonds. Any balance remaining in any class subaccount after payments have been made to the holders of the related floating rate class on a payment date will be transferred to the collection account for allocation in connection with the next payment date.

         The Series Overcollateralization Subaccount. Upon the issuance of the series 2001-1 securitization bonds, an overcollateralization subaccount will be established for the series 2001-1 securitization bonds. The required overcollateralization amount for the series 2001-1 securitization bonds is $[ ], which represents [0.5%] of the initial outstanding principal balance of the series. On each payment date, the trustee will deposit in the series overcollateralization subaccount securitization charge revenue collections, together with any earnings on investments in the collection account, up to a specified amount for that payment date which is referred to as the scheduled overcollateralization level for that date. The scheduled overcollateralization level for each payment date is set forth below. The overcollateralization amount and the scheduled overcollateralization levels have been set at amounts sufficient to obtain the ratings on the series 2001-1 securitization bonds which are described below under "Ratings for the Series 2001-1 Securitization Bonds" in this prospectus supplement. See also "The Securitization Bonds -- Credit Enhancement for the Securitization Bonds" in the prospectus.

         If amounts available in the general subaccount, the series subaccount and the reserve subaccount are not sufficient on any payment date to make scheduled payments to the series 2001-1 securitization bondholders and to pay the expenses, fees and charges specified in the indenture, the trustee will draw on amounts in the series 2001-1 overcollateralization subaccount to make those payments.



                                                      Table 3

                                       Scheduled Overcollateralization Levels


                                     Scheduled                                                       Scheduled
    Payment Date            Overcollateralization Level            Payment Date             Overcollateralization Level
--------------------     ---------------------------------     ---------------------     ----------------------------------



         The Reserve Subaccount. The reserve subaccount will be funded with any securitization charge revenue collections and earnings on amounts in the collection account, other than the capital subaccount, in excess of the amount necessary to pay on any payment date:

         1. fees and expenses of the trustee and the servicer and other transaction fees, expenses, costs and charges,

         2. scheduled principal of and interest on the securitization bonds, which in the case of interest on any floating rate class will be the gross fixed amount for that class and that payment date, of each series payable on that payment date,

         3. any amount required to replenish the capital subaccount for each series, and

         4. the amounts required to fund or replenish the overcollateralization subaccount for each series to the specified levels for that payment date.

         The securitization charge adjustments will be calculated to, among other things, eliminate any amounts on deposit in the reserve subaccount. See also "The Securitization Bonds -- Credit Enhancement for the Securitization Bonds" and "The MPSC Financing Order and the Securitization Charge -- The MPSC's Securitization Charge Adjustment Process" in the prospectus.

         On any payment date, if amounts available in the general subaccount and the series subaccount are not sufficient to make scheduled payments to the series 2001-1 securitization bondholders, and to pay the expenses, fees and charges specified in the indenture, the trustee will draw first on any amounts in the reserve subaccount to make those payments.

         No amounts in the series overcollateralization subaccount, the series capital subaccount or the reserve subaccount may be used to cover any shortfalls in interest on a floating rate class to the extent that shortfall is due to the swap counterparty's failure to pay any net swap receipt due under the related interest rate swap agreement. However, amounts in those subaccounts will be available to pay the applicable gross fixed amount with respect to each floating rate class.

Description of Securitization Property

         Securitization property is a property right created by Michigan state legislation. Securitization property represents the irrevocable right of a Michigan electric utility to impose, collect and receive the securitization charges, in an amount sufficient to provide full recovery of qualified costs as approved by the MPSC under the MPSC financing order. Qualified costs are described in more detail under "The Customer Choice Act" in the prospectus. Securitization property also includes the right of an electric utility to obtain periodic adjustments of securitization charges and all revenues, collections, payments, money and proceeds with respect to the above.

The Securitization Charge

         The qualified costs authorized in the MPSC financing order are to be recovered from customers of Consumers through the securitization charge.

         Consumers Will Assess the Securitization Charge on Customers. Consumers, in its capacity as servicer of the securitization property under the servicing agreement, will assess the securitization charge on the bills of each customer. A customer is a person that is an electric customer taking delivery of electricity from Consumers or its successor on its MPSC-approved rate schedules or under special contracts. Each customer who is physically connected to Consumers' facilities must pay the securitization charge on all electricity delivered over those facilities, even if that customer elects to purchase electricity from another supplier. See "The Customer Choice Act -- Consumers and Other Utilities May Securitize Qualified Costs -- Customers Cannot Avoid Paying the Securitization Charge" in the prospectus. The securitization charge is assessed as a uniform per kilowatt-hour charge against all customers of all rate classes and under all special contracts, subject to the maximum lawful energy charges which may be in effect from time to time for any of those rate classes or special contracts. The amount of the securitization charge billed to a customer depends on the amount of electricity delivered to the customer through Consumers' facilities. The initial securitization charge for the series 2001-1 securitization bonds is expected to represent less than [ ]% of the system-wide average aggregate rate cap applied against all related customers as of the issuance date of this series.

         Consumers Will Calculate the Securitization Charge. Consumers, as servicer, will calculate the securitization charge based on the total amount required to be billed to customers to generate securitization charge revenue collections sufficient to provide funds for the timely payment of scheduled principal of and interest on the securitization bonds and the other amounts required to be paid by the issuer. The securitization charge will be reflected in each customer's bill. Securitization charge revenue collections will vary from projections because total electricity deliveries are affected by changes in usage, number of customers, rates of payment delinquencies and write-offs or other factors. See Tables 1 through 7 under "The Seller and Servicer of the Securitization Property" in the prospectus. Consumers, as servicer, is required to seek adjustments to the securitization charge on each calculation date as described under "The MPSC Financing Order and the Securitization Charge" in the prospectus, in order to adjust for these variations on each calculation date.

         The initial securitization charge will be calculated on the basis of:

         o     the issuance of $[    ] of series 2001-1 securitization bonds,

         o the projected total payments required in relation to the securitization bonds during the annual period commencing immediately after the date of issuance of the series 2001-1
               securitization bonds and ending [     ], and

         o the forecasted amount of kilowatt-hours of electricity to be delivered, and for which Consumers bills and collects during that period.

         The MPSC's Securitization Charge Adjustment Process. Securitization charge revenues remitted to the trustee are intended to be neither more nor less than the amount necessary to pay the principal balance of the securitization bonds of each series in accordance with the expected amortization schedule, to pay interest on each series, which in the case of interest on any floating rate class will be calculated at the applicable gross fixed rate, to pay related fees, costs and expenses and to fund or replenish the subaccounts. Furthermore, the servicer is obliged to continue to make filings with the MPSC to adjust the securitization charge, calculated in accordance with the formula, until there are no securitization bonds outstanding and all fees, costs, and expenses of the issuer have been paid. In order to enhance the likelihood of remittances of a proper amount of securitization charge revenues, the servicing agreement requires the servicer to implement periodic adjustments to the securitization charge. Those adjustments will be made annually through [November] 2013, and quarterly commencing in [November] 2014 for so long as the series 2001-1 securitization bonds are outstanding. The adjustments to the securitization charge are intended to produce sufficient revenues to pay scheduled principal of and interest on the series 2001-1 securitization bonds and to provide for the full recovery of qualified costs. See "The MPSC Financing Order and the Securitization Charge -- The MPSC's Securitization Charge Adjustment Process" in the prospectus.

         Initially, the securitization charge will be an amount not in excess of $0.00205 per kilowatt-hour for all customers, beginning with Consumers' first billing cycle after the issuance date of the series 2001-1 securitization bonds. See "The Customer Choice Act" and "The MPSC Financing Order and the Securitization Charge" in the prospectus.

               Information Regarding Consumers Energy Company

         For the year ended December 31, 2000, Consumers reported earnings of $304 million on revenue of $3.935 billion as compared with earnings of $340 million on revenue of $3.874 billion for the year ended December 31, 1999. For the year ended December 31, 2000, approximately 68% and 30% of revenues were derived from electricity and gas, respectively. For the six months ending June 30, 2001, approximately 62% and 37% of revenues were derived from electricity and gas, respectively.

         For the six months ending June 30, 2001, Consumers reported earnings of $150 million on revenue of $2.092 billion as compared to earnings of $128 million on revenues of $1.934 billion for the six months ending June 30, 2000.

         Consumers is a wholly owned subsidiary of CMS Energy Corporation. As of June 30, 2001, Consumers' consolidated assets were $7,855 million and CMS Energy Corporation's consolidated assets were $18,821 million.

            Underwriting the Series 2001-1 Securitization Bonds

         Subject to the terms and conditions set forth in the underwriting agreement among the issuer, Consumers and the underwriters for whom Morgan Stanley is acting as the representative, the issuer has agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal balance of series 2001-1 securitization bonds set forth opposite each underwriter's name below:


Name                                           Class A-1     Class A-2    Class A-3    Class A-4       Total
----                                         -------------  ------------ -----------  ------------- -----------
Morgan Stanley & Co. Incorporated                                                                    $




Total                                                                                                $
                                                                                                     =========


         Under the underwriting agreement, the underwriters will take and pay for all of the series 2001-1 securitization bonds offered hereby, if any are taken.

The Underwriters' Sales Price for the Series 2001-1 Securitization Bonds

         Series 2001-1 securitization bonds sold by the underwriters to the public will be initially offered at the prices set forth on the cover of this prospectus supplement. The underwriters propose initially to offer the securitization bonds to dealers at those prices, less a selling concession not to exceed the percentage set forth below, and the underwriters may allow and dealers may reallow a discount not to exceed the percentage set forth below.


                                                         Selling                               Reallowance
Class                                                  Concession                               Discount
-----                                             -------------------------               ---------------------
Class A-1
Class A-2
Class A-3
Class A-4


         After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

No Assurance as to Resale Price or Resale Liquidity for the Securitization Bonds

         The series 2001-1 securitization bonds are a new issue of securities with no established trading market. They will not be listed on any securities exchange, with the exception of any floating rate class which may be listed on the Luxembourg Stock Exchange. The issuer has been advised by the underwriters that they intend to make a market in the securitization bonds but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securitization bonds.

United Kingdom Offering

         Each underwriter has represented and agreed that (a) it only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of any floating rate class to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or who is a person to whom the document may otherwise lawfully be issued or passed on, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to any floating rate class in, from or otherwise involving the United Kingdom and (c) if that underwriter is an authorized person under the Financial Services Act 1986, it has only promoted and will only promote (as that term is defined in Regulation 1.02 of the Financial Services (Promotion of Unregulated Schemes) Regulations 1991) to any person in the United Kingdom the scheme described herein if that person is of a kind described either in Section 76(2) of the Financial Services Act 1986 or in Regulation 1.04 of the Financial Services (Promotion of Unregulated Schemes) Regulations 1991.

Various Types of Underwriter Transactions Which May Affect the Price of the Securitization Bonds

         The underwriters may engage in overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the securitization bonds in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment transactions involve syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions are bids to purchase the securitization bonds which are permitted, so long as the stabilizing bids do not exceed a specified maximum price. Syndicate covering transactions involve purchases of the securitization bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securitization bonds originally sold by the syndicate member are purchased in a syndicate covering transaction. These overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the securitization bonds to be higher than they would otherwise be. None of the seller, the issuer or the trustee or any of the underwriters represent that the underwriters will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice at any time.

         In the ordinary course of business, each underwriter and its affiliates have engaged and may engage in transactions with the issuer and its affiliates, including Consumers. In addition, each underwriter may from time to time take positions in the securitization bonds.

         Under the terms of the underwriting agreement, the issuer and Consumers have agreed to reimburse the underwriters for some expenses. The issuer and Consumers have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933.

             Ratings for the Series 2001-1 Securitization Bonds

         It is a condition of any underwriter's obligation to purchase the series 2001-1 securitization bonds that each class of the series 2001-1 securitization bonds be rated "___" by S&P, "___" by Moody's and "___" by Fitch.

         A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating agency. No person is obligated to maintain the rating on the securitization bonds, and, accordingly, there can be no assurance that the ratings assigned to any class of the securitization bonds upon initial issuance will not be revised or withdrawn by a rating agency at any time thereafter. If a rating of any class of the securitization bonds is revised or withdrawn, the liquidity of that class may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the securitization bonds other than payment in full of each class of the securitization bonds by the applicable final maturity date, as well as the timely payment of interest.

         For so long as any floating rate class is listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the issuer will notify the Luxembourg Stock Exchange if any rating assigned to those securitization bonds is reduced or withdrawn and will cause this notice to be published in a daily newspaper published in Luxembourg, which is expected to be the Luxemburger Wort.


                      Listing and General Information
                      Related to Floating Rate Classes

         Application will be made to list each floating rate class on the Luxembourg Stock Exchange. There can be no assurance that any floating rate class will be listed on the Luxembourg Stock Exchange or any other stock exchange. Purchasers of any class of series 2001-1 securitization bonds should not rely on these securitization bonds being listed on the Luxembourg Stock Exchange or any other stock exchange. You should consult with [ ], the Luxembourg listing agent for each floating rate class, [ ], Luxembourg, phone number [ ], referred to as the listing agent, to determine whether or not a particular floating rate class is listed on the Luxembourg Stock Exchange.

         In connection with the listing application, the certificate of incorporation and by-laws of Consumers, the amended and restated certificate of formation and amended and restated limited liability company agreement of the issuer, as well as legal notice relating to the issuance of the series 2001-1 securitization bonds, will be deposited prior to listing with the Chief Registrar of the District Court of Luxembourg, where copies thereof may be obtained, free of charge, upon request. Once any floating rate class has been so listed, trading of those securitization bonds may be effected on the Luxembourg Stock Exchange. Each floating rate class will be submitted for clearing through the facilities of DTC, Clearstream and Euroclear. See "The Securitization Bonds -- Securitization Bonds Will Be Issued in Book-Entry Form" in the prospectus.

         The International Securities Identification Number (ISIN), Common Code number and the CUSIP number for each floating rate class are as follows:


Class                                               ISIN                 Common Code                 CUSIP
-----                                       --------------------   ------------------------  ---------------------







         The issuer represents that, as of the date of this prospectus supplement, there has been no material adverse change in its financial position since the date of its creation. The issuer is not involved in litigation or arbitration proceedings relating to claims on amounts which are material in relation to the issuance of any floating rate class nor, so far as the issuer is aware, is any litigation or arbitration of this type involving it pending or threatened. Except as disclosed in this prospectus supplement or the prospectus, as of the date of this prospectus supplement, the issuer has no outstanding loan capital, borrowings, indebtedness or contingent liabilities, nor has the issuer created any mortgages, charges or guarantees.

         The transactions contemplated in this prospectus supplement will be authorized by resolutions adopted by Consumers' Board of Directors and by the issuer's managers on or about [
                       ].

         If any floating rate class is listed on the Luxembourg Stock Exchange, copies of the indenture, the series 2001-1 supplemental indenture, the sale agreement, the servicing agreement, the administration agreement, the reports of independent certified public accountants described in "The Servicing Agreement -- Consumers, as Servicer, Will Provide Statements to the Issuer and to the Trustee" and "-- Consumers to Provide Compliance Reports Concerning the Servicing Agreement" in the prospectus, the documents listed under "Consumers Energy Company" and "Information Available to the Securitization Bondholders" and the reports to securitization bondholders referred to under "Reports to Securitization Bondholders" and "The Indenture -- Reports to Holders of the Securitization Bonds" and "-- The Trustee Must Provide a Report to All Securitization Bondholders" in the prospectus, will be available free of charge at the offices of the trustee in the City of New York and the listing agent in Luxembourg. Financial information regarding Consumers is included in its annual report on Form 10-K for the fiscal year ended December 31, 2000, and is also available at the offices of the trustee in the City of New York and the listing agent in Luxembourg. For so long as any floating rate class is outstanding and listed on the Luxembourg Stock Exchange, copies of each annual report on Form 10-K for subsequent fiscal years will also be available at the offices of the trustee in the City of New York and the listing agent in Luxembourg.

         In the event that any floating rate class is listed on the Luxembourg Stock Exchange, certificated securitization bonds are issued and the rules of the Luxembourg Stock Exchange require a Luxembourg transfer agent, the Luxembourg paying agent will be appointed as a transfer agent.

         The indenture provides that the trustee and the paying agent shall pay to the issuer upon request any amounts held by them for the payment of principal of and interest on any class of securitization bonds, including without limitation, any floating rate class, which amounts remain unclaimed for two years after they become due and payable. After payment to the issuer, holders of any class of series 2001-1 securitization bonds entitled to these funds must look to the issuer for payment as general creditors unless an abandoned property law designates otherwise.

         According to Chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the floating rate securitization bonds will be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange will be cancelled.

         The indenture, the series 2001-1 supplemental indenture, the sale agreement, the servicing agreement and the administration agreement are governed by the laws of the State of Michigan. The amended and restated certificate of formation and the amended and restated limited liability company agreement are governed by the laws of the State of Delaware.


Prospectus

                Subject to Completion, Dated [           ].

                           Consumers Funding LLC
                     Issuer of the Securitization Bonds

                            Securitization Bonds

                          Consumers Energy Company
                            Seller and Servicer
                         of Securitization Property

 Consider carefully the risk factors beginning on page [5] of this prospectus before buying the securitization bonds.

         The securitization bonds represent obligations of Consumers Funding LLC only, which is the issuer, and are backed only by the assets of the issuer. Neither Consumers, its parent, CMS Energy Corporation, nor any of their respective affiliates, other than the issuer, is liable for payments on the securitization bonds.

         There currently is no secondary market for the securitization bonds, and there is no assurance that one will develop.

         This prospectus, together with the applicable prospectus supplement, constitutes a summary of material terms of the offering of a series of securitization bonds. Prospective investors are urged to read both this prospectus and the prospectus supplement in full. Sales of the securitization bonds may not be consummated unless the purchaser has received both this prospectus and the prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus or the accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

                             [           ]



                                                 TABLE OF CONTENTS

                                                                                                               Page

Important Notice about Information Presented
   in this Prospectus and the Prospectus Supplement...............................................................1

Summary of Terms..................................................................................................2

Risk Factors......................................................................................................5
   Securitization Bondholders May Experience Payment Delays or Losses as a Result of the
         Limited Sources of Payment for the Securitization Bonds and Limited Credit
         Enhancement..............................................................................................5
   The Issuer May Not Impose Securitization Charges for Electricity Delivered After 15
         Years....................................................................................................5
   In Some Periods the Amount of Securitization Charges May Not Exceed Statutory
         Maximum Rates............................................................................................5

Judicial, Legislative or Regulatory Action
   That May Adversely Affect Your Investment......................................................................6
   The Law Which Underpins the Securitization Bonds May Be Invalidated............................................6
   The Customer Choice Act May Be Overturned by the Federal Government Without Full
         Compensation.............................................................................................7
   Future Voter Initiatives, Referenda or Other State Legislative Action May Invalidate the
         Securitization Bonds or Their Underlying Assets..........................................................8
   The MPSC May Take Action Which Reduces the Value of the Securitization Bonds...................................9

Servicing Risks..................................................................................................10
   Inaccurate Forecasting or Unanticipated Delinquencies or Charge-Offs Could Result in
         Insufficient Funds to Make Scheduled Payments on the Securitization Bonds ..............................10
   Initially, the Calculation of the Securitization Charge May Be Affected by Limited
         Experience with the Securitization Charge...............................................................11
   Consumers May Encounter Unexpected Problems in the Initial Administration of the
         Securitization Charge...................................................................................11
   If the Servicer Defaults or Becomes Bankrupt, It May Be Difficult to Find a Successor
         Servicer, and Payments on the Securitization Bonds May Be Suspended.....................................11
   Billing and Collection Practices May Reduce the Amount of Funds Available for Payments
         on the Securitization Bonds.............................................................................12
   It May Be Difficult to Collect the Securitization Charge from Alternative Electric
         Suppliers Who Provide Electricity to Consumers' Customers...............................................12
   Consumers' Customer Payments May Decline Initially Due to Customer Confusion..................................13
   Inability to Terminate Service to Certain Delinquent Customers During the Heating Season
         May Temporarily Reduce Amounts Available for Payments on the Securitization
         Bonds...................................................................................................13

The Risks Associated With Potential Bankruptcy Proceedings.......................................................14
   Consumers Will Commingle Securitization Charge Revenues with Other Revenues Which
         May Obstruct Access to the Issuer's Funds in Case of Bankruptcy of Consumers............................14
   Bankruptcy of Consumers Could Result in Losses or Delays in Payments on the
         Securitization Bonds....................................................................................14
   The Sale of the Securitization Property Could Be Construed as a Financing and Not a Sale
         in a Case of Consumers' Bankruptcy......................................................................16
   Consumers and the Issuer Could Be Substantively Consolidated in a Case of Consumers'
         Bankruptcy..............................................................................................16
   An MPSC Sequestration Order for Securitization Property in Case of Default Might Not
         Be Enforceable in Bankruptcy............................................................................17

Other Risks Associated With An Investment In The Securitization Bonds............................................17
   The Proceeds from Foreclosure on the Securitization Property May Be Insufficient to Pay
         the Securitization Bonds................................................................................17
   Consumers' Obligation to Indemnify the Issuer for a Breach of a Representation or
         Warranty May Not Be Sufficient to Protect Your Investment...............................................17
   You May Have to Reinvest the Principal Amount of Your Securitization Bonds at a Lower
         Rate of Return Because of Optional Redemption of the Securitization
         Bonds...................................................................................................18
   Risks Associated with the Use of Interest Rate Swap Transactions..............................................18
   Consumers' Ratings May Affect the Market Value of the Securitization Bonds....................................18
   Absence of Secondary Market for Securitization Bonds Could Limit Your Ability to Resell
         Securitization Bonds....................................................................................18
   The Issuer May Issue Additional Series of Securitization Bonds Whose Holders Have
         Conflicting Interests...................................................................................18
   The Ratings Have a Limited Function and They Are No Indication of the Expected Rate
         of Payment of Principal on the Securitization Bonds.....................................................19

Forward-looking Statements.......................................................................................19

Consumers Energy Company.........................................................................................20

The Collateral...................................................................................................22
   Payment Sources...............................................................................................23
   Priority of Distributions.....................................................................................23
   Floating Rate Securitization Bonds............................................................................25
   Credit Enhancement and Accounts...............................................................................25
   State Pledge..................................................................................................27

Payments of Interest and Principal...............................................................................29
   Optional Redemption...........................................................................................29
   Payment Dates and Record Dates................................................................................29
   Material Income Tax Considerations............................................................................29
   ERISA Considerations..........................................................................................30

Reports to Securitization Bondholders............................................................................30

Use of Proceeds..................................................................................................31

The Customer Choice Act..........................................................................................31
   Recovery of Qualified Costs Is Allowed for Consumers and Other Michigan Utilities.............................32
   Consumers and Other Utilities May Securitize Qualified Costs..................................................33

The MPSC Financing Order and the Securitization Charge...........................................................36
   The MPSC Financing Order......................................................................................36
   Appeals of the MPSC Financing Order...........................................................................37
   The MPSC's Securitization Charge Adjustment Process...........................................................38

The Seller and Servicer of the Securitization Property...........................................................39
   Consumers.....................................................................................................39
   Consumers' Customer Classes, Electricity Consumption and Revenues.............................................39
   Percentage Concentration Within Consumers' Commercial and Industrial Classes..................................41
   How Consumers Forecasts the Number of Customers and the Amount of Electricity To Be
         Delivered Over Its Facilities...........................................................................41
   Actual Consumption Compared to Forecast.......................................................................42
   Credit Policy; Billing; Collections; Restoration of Service...................................................44
   Credit Policy.................................................................................................44
   Billing Process...............................................................................................45
   Collection Process............................................................................................45
   Write-Off Process.............................................................................................46
   Restoration of Service........................................................................................47
   Loss and Delinquency Experience...............................................................................48
   How Consumers Will Apply Partial Payments by its Customers....................................................49

Consumers Funding LLC, the Issuer................................................................................50

Information Available to the Securitization Bondholders..........................................................52

The Securitization Bonds.........................................................................................53
   General Terms of the Securitization Bonds.....................................................................53
   Payments of Interest on and Principal of the Securitization Bonds.............................................54
   Floating Rate Securitization Bonds............................................................................55
   Redemption of the Securitization Bonds........................................................................56
   Credit Enhancement for the Securitization Bonds...............................................................56
   Securitization Bonds Will Be Issued in Book-Entry Form........................................................57
   Certificated Securitization Bonds.............................................................................61

Weighted Average Life and Yield Considerations
   for the Securitization Bonds..................................................................................62

The Sale Agreement...............................................................................................63
   Consumers' Sale and Assignment of Securitization Property.....................................................63
   Consumers' Representations and Warranties.....................................................................64
   Consumers' Covenants..........................................................................................68
   Consumers' Obligation to Indemnify the Issuer and the Trustee and to Take Legal
          Action.................................................................................................71
   Successors to Consumers.......................................................................................72

The Servicing Agreement..........................................................................................74
   Consumers' Servicing Procedures...............................................................................74
   Securitization Charge Revenue Remittances.....................................................................74
   The MPSC's Securitization Charge Adjustment Process...........................................................75
   Consumers' Securitization Charge Revenue Collections..........................................................76
   Consumers' Compensation for its Role as Servicer and its Release of Other Parties.............................76
   Consumers' Duties as Servicer.................................................................................76
   Consumers' Representations and Warranties as Servicer.........................................................77
   Consumers, as Servicer, Will Indemnify the Issuer and Other Related Entities..................................78
   Consumers, as Servicer, Will Provide Statements to the Issuer and to the Trustee..............................78
   Consumers to Provide Compliance Reports Concerning the Servicing Agreement....................................80
   Matters Regarding Consumers as Servicer.......................................................................80
   Events Constituting a Default by Consumers in Its Role as Servicer............................................81
   The Trustee's Rights if Consumers Defaults as Servicer........................................................82
   The Obligations of a Servicer That Succeeds Consumers.........................................................82

The Indenture....................................................................................................83
   The Security for the Securitization Bonds.....................................................................83
   Securitization Bonds May Be Issued in Various Series or Classes...............................................84
   Opinion of Independent Certified Public Accountants Required for Each Series or
   Class ........................................................................................................85
   The Collection Account for the Securitization Bonds...........................................................85
   How Funds in the Collection Account Will Be Allocated.........................................................91
   The Issuer and the Trustee May Modify the Indenture; the Issuer Must Enforce the
         Sale Agreement, the Servicing Agreement and any Interest Rate Swap or Cap
         Agreement...............................................................................................94
   What Constitutes an Event of Default on the Securitization Bonds..............................................99
   Covenants of the Issuer......................................................................................103
   Access to the List of Holders of the Securitization Bonds....................................................105
   The Issuer Must File an Annual Compliance Statement..........................................................105
   The Trustee Must Provide a Report to All Securitization Bondholders..........................................105
   What Will Trigger Satisfaction and Discharge of the Indenture................................................106
   The Issuer's Legal Defeasance and Covenant Defeasance Options................................................106
   The Trustee..................................................................................................108
   Governing Law................................................................................................108

How a Bankruptcy of the Seller or
   Servicer May Affect Your Investment..........................................................................109
   Sale or Financing............................................................................................109
   Consolidation of the Issuer and Consumers....................................................................110
   Claims in Bankruptcy; Challenge to Indemnity Claims..........................................................110
   Status of Securitization Property as Current Property........................................................111
   Enforcement of Rights by Trustee.............................................................................112
   Bankruptcy of Servicer.......................................................................................112

Material Income Tax Consequences for the Securitization Bonds...................................................113
   Material Federal Income Tax Consequences.....................................................................113
   Income Tax Status of the Securitization Bonds................................................................113
   General......................................................................................................113
   Tax Consequences to U.S. Holders.............................................................................114
   Tax Consequences to Non-U.S. Holders.........................................................................115
   Backup Withholding...........................................................................................116
   Material State of Michigan Tax Consequences..................................................................117

ERISA Considerations............................................................................................117
   Plan Asset Issues for an Investment in the Securitization Bonds..............................................118
   Prohibited Transaction Exemptions............................................................................118
   General Investment Considerations for Prospective Plan Investors in the Securitization
         Bonds..................................................................................................120

Plan of Distribution for the Securitization Bonds...............................................................121

Ratings for the Securitization Bonds............................................................................122

Various Legal Matters Relating to the Securitization Bonds......................................................122

Index to Financial Statements of Consumers Funding LLC..........................................................F-1

Report of Independent Accountants...............................................................................F-2





                Important Notice about Information Presented
              in this Prospectus and the Prospectus Supplement

         You should rely only on information related to the securitization bonds provided in this prospectus and in the related prospectus supplement. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and the prospectus supplement and, if given or made, the information or representations must not be relied upon as having been authorized by the issuer, Consumers, the underwriters or any dealer, salesperson or other person.

         This prospectus and the related prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any security in any jurisdiction in which it is unlawful to make any similar offer or solicitation.

         We include cross-references to sections where you can find additional information. Check the table of contents to locate these sections.


                              Summary of Terms

         This summary contains a brief description of the securitization bonds that applies to all series of securitization bonds issued under this prospectus. Information that relates to a specific series of securitization bonds can be found in the prospectus supplement related to that series. You will find a detailed description of the terms of the offering of the securitization bonds in "The Securitization Bonds" in this prospectus.

         Consider carefully the risk factors beginning on page [5] of this prospectus.


The Issuer:                                      Consumers Funding LLC, a Delaware limited liability
                                                 company, wholly owned by Consumers Energy Company.
                                                 The issuer was formed solely to purchase
                                                 securitization property and to issue one or more
                                                 series of securitization bonds secured by the
                                                 securitization property.

Issuer's Address:                                212 W. Michigan Avenue, Suite [  ]
                                                 Jackson, Michigan  49201

Issuer's Telephone Number:                       [         ]

Seller of the Securitization
Property to the Issuer:                          Consumers Energy Company, referred to as Consumers,
                                                 an operating electric and gas public utility incorporated
                                                 under the laws of the State of Michigan, is the principal
                                                 subsidiary of CMS Energy Corporation. Consumers is
                                                 engaged in the generation, purchase, distribution and
                                                 sale of electricity to approximately 1.7 million
                                                 customers in 61 of the 68 counties in Michigan.

Seller's Address:                                212 West Michigan Avenue Jackson, Michigan 49201

Seller's Telephone Number:                       (517) 788-0550

Servicer of the Securitization Property:         Consumers, acting as servicer, and any successor
                                                 servicer, will service the securitization property
                                                 pursuant to a servicing agreement with the issuer.

                                                 Consumers will be entitled to a monthly servicing
                                                 fee, in an amount specified in the prospectus
                                                 supplement.

Administrator:                                   Consumers, acting as administrator, and any successor
                                                 administrator, will administer the administrative affairs of the issuer pursuant to an administration agreement with
                                                 the issuer.

Trustee:                                         The Bank of New York

The Assets of the Issuer:                        The issuer will own:

                                                 o    the securitization property transferred to the
                                                      issuer by the seller (see "The Sale Agreement
                                                      -- Consumers' Sale and Assignment of
                                                      Securitization Property" in this prospectus);

                                                 o    trust accounts held by the trustee;

                                                 o    other credit enhancement acquired or held to
                                                      provide for the payment of the securitization
                                                      bonds; and

                                                 o    rights under any interest rate swap or cap
                                                      agreements.

Transaction Overview:                            The Customer Choice and Electricity Reliability Act
                                                 (Acts 141 and 142), enacted in the State of
                                                 Michigan in June 2000, referred to as the "Customer
                                                 Choice Act", authorizes electric utilities, such as
                                                 Consumers, to recover qualified costs. Qualified
                                                 costs are an electric utility's regulatory assets
                                                 as determined by the Michigan Public Service
                                                 Commission, referred to as the "MPSC", plus any
                                                 costs that the MPSC determines that the electric
                                                 utility would be unlikely to collect in a
                                                 competitive market, together with the costs of
                                                 issuing, supporting and servicing securitization
                                                 bonds and any costs of retiring and refunding the
                                                 electric utility's existing debt and equity
                                                 securities in connection with the issuance of
                                                 securitization bonds. Qualified costs include taxes
                                                 related to the recovery of the securitization
                                                 charge. An electric utility may recover qualified
                                                 costs through an irrevocable non- bypassable charge
                                                 called the securitization charge that is collected
                                                 from all of its electric customers taking delivery
                                                 on its MPSC-approved rate schedules and under
                                                 special contracts. The Customer Choice Act permits
                                                 special purpose entities formed by electric
                                                 utilities to issue debt securities secured by the
                                                 right to receive revenues arising from the
                                                 securitization charge. The securitization property
                                                 includes this right. See "The Securitization Bonds"
                                                 in this prospectus.

                                                 The following sets forth the primary steps of the
                                                 transaction underlying the offering of the
                                                 securitization bonds:

                                                 o    Consumers will sell the securitization
                                                      property to the issuer in exchange for the
                                                      proceeds available from the sale of the
                                                      securitization bonds after payment of the
                                                      issuer's issuance costs.

                                                 o    The issuer, whose primary asset is the
                                                      securitization property, will sell the
                                                      securitization bonds to the underwriters named
                                                      in the prospectus supplement.

                                                 o    Consumers will act as the servicer of the
                                                      securitization property on behalf of the
                                                      issuer.

                                                 The securitization bonds and the securitization
                                                 property securing the securitization bonds are not
                                                 an obligation of Consumers or any of its
                                                 affiliates, other than the issuer. The
                                                 securitization bonds are also not a debt or
                                                 obligation of the State of Michigan and are not a
                                                 charge on the full faith and credit or taxing power
                                                 of the State.



                                Risk Factors

         You should consider the following risk factors in deciding whether to purchase securitization bonds.

Securitization Bondholders May Experience Payment Delays or Losses as a Result of the Limited Sources of Payment for the Securitization Bonds and Limited Credit Enhancement

         You may suffer payment delays or losses on your securitization bonds if the assets of the issuer are insufficient to pay interest or the scheduled principal amount of the securitization bonds in full. The only source of funds for payments on the securitization bonds will be the assets of the issuer. These assets are limited to:

         o the securitization property, including the right to collect the securitization charge and to adjust the securitization charge annually;

         o the funds on deposit in the collection account held by the trustee; and

         o     contractual rights under various contracts.

         The securitization bonds will not be insured or guaranteed by Consumers, including in its capacity as servicer, or by its parent, CMS Energy Corporation, any of its affiliates, the trustee or any other person or entity. You must rely for payment of the securitization bonds solely upon collections of securitization charges, funds on deposit in the collection account held by the trustee, contractual rights under various contracts and any other credit enhancement described in the related prospectus supplement. See "Consumers Funding LLC, the Issuer" in this prospectus.

The Issuer May Not Impose Securitization Charges for Electricity Delivered After 15 Years

         Consumers may not bill securitization charges fifteen years after the beginning of the first complete billing cycle during which the securitization charges were initially billed after the initial issuance of the securitization bonds. Amounts collected from securitization charges billed up to that time, or from credit enhancement funds, may not be sufficient to repay the securitization bonds in full. If that is the case, no other funds will be available to pay the unpaid balance due on the securitization bonds. See "The MPSC Financing Order and the Securitization Charge--The MPSC Financing Order" in this prospectus.

The Amount of Securitization Charges May Not Exceed Maximum Energy Rates

         Because of the rate freeze created by the Customer Choice Act, the rate design for the securitization charge approved in the MPSC financing order could reach the maximum energy rates that may be charged to residential, commercial and industrial customers during the periods specified in the Customer Choice Act for each rate class. However, the maximum rates are substantially higher than the securitization charge approved in the MPSC financing order. In the unlikely event of a severe or persistent shortfall in securitization charge revenue collections, the maximum rate applicable to a rate class may ultimately prevent the servicer from adjusting the securitization charge for that rate class in excess of that maximum rate. If this does occur, the securitization charge would be increased for the remaining rate classes to make up the securitization charge revenues in excess of the maximum rate applicable to the first rate class. Those increases could in turn result in the assessment of securitization charges on the remaining rate classes at levels that are limited by maximum rates applicable at that time to those remaining rate classes. This could reduce the amount or the rate of collections of securitization charge revenues, which may materially and adversely affect the value of your securitization bond investment. See "The MPSC Financing Order and the Securitization Charge--The MPSC Financing Order--The MPSC Authorizes Consumers to Impose the Securitization Charge and the Tax Charge" in this prospectus.


                 Judicial, Legislative or Regulatory Action
                 That May Adversely Affect Your Investment

The Law Which Underpins the Securitization Bonds May Be Invalidated

         The securitization property is the creation of the Customer Choice Act and the MPSC financing order issued by the MPSC pursuant to the Customer Choice Act. The Customer Choice Act was enacted in June 2000. Consumers is one of the first utilities to issue securitization bonds pursuant to the Customer Choice Act. A court decision or a federal or state law might seek to overturn or otherwise invalidate either the Customer Choice Act or the MPSC financing order. If this occurs, you may lose some or all of your investment or you may experience delays in recovering your investment. Because the securitization property is a creation of statute, any event affecting the validity of the relevant legislative provisions would have an adverse effect on the securitization bonds because the securitization bonds are secured primarily by the securitization property. For example, if the provisions of the Customer Choice Act which create securitization property were invalidated, the servicer could lose the right to collect the securitization charge. As another example, if the provisions of the Customer Choice Act which allow for periodic adjustment of the securitization charge were invalidated, the servicer could be prevented from obtaining the adjustments required to provide sufficient funds for the scheduled payments on the securitization bonds.

         There is uncertainty associated with investing in bonds payable from an asset which depends for its existence on recently enacted legislation because of an absence of any judicial or regulatory experience implementing and interpreting the legislation. See "The MPSC Financing Order and the Securitization Charge" in this prospectus.

         If a court were to determine that the relevant provisions of the Customer Choice Act or the MPSC financing order are unlawful, invalid or unenforceable in whole or in part, it could adversely affect the validity of the securitization bonds, the securitization property or the issuer's ability to make payments on the securitization bonds. Although a judicial determination of that kind may require Consumers to indemnify you, Consumers might be unable to pay the indemnity. Moreover, the amount of any indemnification may not be sufficient for you to recover all of your loss on the securitization bonds.

         The Michigan Attorney General filed appeals of the MPSC financing order on November 27, 2000 and on February 5, 2001 with the Michigan Court of Appeals. On July 24, 2001, the Court of Appeals issued a unanimous order affirming the MPSC financing order. The Attorney General advised Consumers that she would not file an application for a rehearing or for an appeal of the Court of Appeals' decision to the Michigan Supreme Court. In addition, the period to file an application for rehearing or for an appeal to the Michigan Supreme Court expired on August 14, 2001. The period to file a delayed application for an appeal to the Michigan Supreme Court expires on September 18, 2001. See "The MPSC Financing Order and the Securitization Charge - Appeals from the MPSC Financing Order" in this prospectus.

         Legal activity in other states may indirectly affect the value of your investment. Laws similar to the Customer Choice Act have been enacted in other states, including Arkansas, California, Connecticut, Illinois, Massachusetts, Montana, New Jersey, Pennsylvania and Texas. The validity of similar legislation in other states has been upheld in those states where court challenges have been made and the judicial process has been completed. A court might yet overturn a similar statute in another state in response to a pending or future claim. Such a decision would not automatically invalidate the Customer Choice Act or the MPSC financing order, but it might give rise to a challenge to the Customer Choice Act.

The Customer Choice Act May Be Overturned by the Federal Government Without Full Compensation

         In the past, bills have been introduced in Congress prohibiting the recovery of qualified costs, and this prohibition could negate the existence of securitization property. Although Congress has never passed such a bill, no prediction can be made as to whether any future bills that prohibit the recovery of qualified costs, or securitized financing for the recovery of these costs, will become law, or, if they become law, what their final form or effect will be. There is no assurance that the courts would consider this preemption a "taking" from the securitization bondholders. Moreover, even if this preemption of the Customer Choice Act and/or the MPSC financing order by the federal government were considered a "taking" under the U.S. Constitution for which the government had to pay just compensation to securitization bondholders, there is no assurance that this compensation would be sufficient to pay the full amount of principal of and interest on the securitization bonds or to pay these amounts on a timely basis.

         Neither the issuer nor Consumers will indemnify you for any changes in federal law that may affect the value of your securitization bonds.

Future Voter Initiatives, Referenda or Other State Legislative Action May Invalidate the Securitization Bonds or Their Underlying Assets

         Under the Michigan Constitution, the electorate has the powers of initiative and referendum. The power of initiative gives the electorate the ability to propose laws and to enact and repeal laws that the legislature has the power to otherwise enact. The power of referendum gives the electorate the ability to approve or reject laws previously enacted by the legislature. Among other requirements, qualifying an initiative or a referendum for an election requires petitions signed by registered electors constituting at least eight percent and five percent, respectively, of the total votes cast at the immediately preceding gubernatorial election. In the case of a referendum, the requisite number of signatures must be obtained within 90 days after the adjournment of the legislative session in which the law in question was enacted. That period ended with respect to the Customer Choice Act on March 27, 2001. Both an initiative and a referendum must be approved by a majority of the electors voting at the next general election. As of the date of this prospectus, neither a voter initiative nor a referendum affecting the securitization bonds has been certified and Consumers is unaware of any petition for action.

         In the Customer Choice Act, the State of Michigan has pledged not to impair the value of the securitization property. For a description of this pledge, see "The Customer Choice Act -- Consumers and Other Utilities May Securitize Qualified Costs" in this prospectus. Despite this pledge, the State of Michigan, including the MPSC, or the electorate pursuant to its power of initiative may attempt in the future to repeal or amend the Michigan Constitution, the Customer Choice Act or the MPSC financing order in a manner which might limit or alter the securitization property so as to reduce its value or the value of the securitization bonds. Moreover, the MPSC, or the Governor of the State of Michigan, exercising executive power, might attempt to take action which is inconsistent with this pledge.

         To date, no cases addressing these issues in the context of securitization bonds have been decided. There have been cases in which courts have applied the contract clause of the United States Constitution and parallel state constitutional provisions to strike down legislation reducing or eliminating taxes, public charges or other sources of revenues servicing bonds issued by public instrumentalities or private issuers, or otherwise reducing or eliminating the security for bonds. Based upon this case law, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, under the contract clause of the United States Constitution, the State of Michigan, including the MPSC, could not constitutionally take any action of a legislative character, including, but not limited to, the repeal or amendment of the Customer Choice Act or the MPSC financing order (including repeal or amendment by voter initiative and by the amendment of the Michigan Constitution), that would substantially impair the value of the securitization property or substantially reduce, alter or impair the securitization charges to be imposed, collected and remitted to the issuer, unless this action is a reasonable exercise of the State of Michigan's sovereign powers and of a character reasonable and appropriate to the public purpose justifying this action. Miller, Canfield, Paddock and Stone, P.L.C., Michigan counsel to Consumers, will deliver an opinion substantially to the same effect under the contract clause of the Michigan Constitution.

         Moreover, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, under the takings clause of the United States Constitution, the State of Michigan, including the MPSC, could not repeal or amend the Customer Choice Act or the MPSC financing order (including repeal or amendment by voter initiative or by the amendment of the Michigan Constitution), or take any other action in contravention of its pledge described above, without paying just compensation to the securitization bondholders, as determined by a court of competent jurisdiction, if this action would constitute a permanent appropriation of a substantial property interest of securitization bondholders in the securitization property and deprive the securitization bondholders of their reasonable expectations arising from their investments in the securitization bonds. Miller, Canfield, Paddock and Stone, P.L.C., Michigan counsel to Consumers, will deliver an opinion substantially to the same effect under the takings clause of the Michigan Constitution. There is no assurance, however, that, even if a court were to award just compensation, it would be sufficient to pay the full amount of the principal of and interest on the securitization bonds.

         There can be no assurance that a repeal of or amendment to the Customer Choice Act, the MPSC financing order or the Michigan Constitution will not be sought or adopted or that any action by the State of Michigan may not occur, any of which might constitute a violation of the State of Michigan's pledge and agreement with the securitization bondholders. In any event, costly and time-consuming litigation might ensue. Any litigation might adversely affect the price and liquidity of the securitization bonds and the dates of payments of interest on and principal of and, accordingly, the weighted average lives of the securitization bonds. Moreover, given the lack of judicial precedent directly on point and the novelty of the security for the securitization bondholders, the outcome of any litigation cannot be predicted with certainty and, accordingly securitization bondholders could incur a loss of their investment.

         Neither the issuer nor Consumers will indemnify you for any changes in the law that may affect the value of your securitization bonds.

The MPSC May Take Action Which Reduces the Value of the Securitization Bonds

         Pursuant to the Customer Choice Act, the MPSC financing order issued to Consumers is irrevocable and not subject to reduction, impairment or adjustment by further action of the MPSC, except pursuant to the securitization charge adjustment provisions of that Act. The possibility exists, however, that the MPSC might nevertheless attempt to revise or rescind any of its regulations or orders in ways that ultimately have an adverse impact upon the securitization property or the securitization charge. Apart from the pledge of the State of Michigan and the terms of the MPSC financing order, the MPSC retains the power to adopt, revise or rescind rules or regulations affecting Consumers or a successor electric utility. Any new or amended regulations or orders by the MPSC, for example, could directly or indirectly affect the ability of the servicer to collect the securitization charge on a full and timely basis. Consumers has agreed to take legal or administrative actions, including instituting and prosecuting legal actions, as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or supplement to the Customer Choice Act, the MPSC financing order or the rights of securitization bondholders.

         Consumers has also agreed to resist proceedings of third parties, which, if successful, would result in a breach of its representations concerning the securitization property, the MPSC financing order or the Customer Choice Act. See "The Sale Agreement" in this prospectus. However, there is no assurance that any action Consumers takes would be successful. Future MPSC regulations or orders may affect the ratings of the securitization bonds, their price or the rate of securitization charge revenue collections and, accordingly, the amortization of securitization bonds and their weighted average lives, and may not trigger any obligation of Consumers to indemnify you. As a result, you could suffer a loss in connection with your investment.

         Consumers or any successor servicer is required to file for, on behalf of the issuer, periodic adjustments to the securitization charge with the MPSC. These adjustments are intended to provide, among other things, for timely payment of the securitization bonds. The MPSC may challenge the notice of a proposed periodic adjustment, which may cause delay, or refuse to permit an adjustment to take effect, on the ground that the notification contains an arithmetic error. Any such delay in the implementation of the adjustment could cause a delay in the payments on the securitization bonds.

                              Servicing Risks

Inaccurate Forecasting or Unanticipated Delinquencies or Charge-Offs Could Result in Insufficient Funds to Make Scheduled Payments on the Securitization Bonds

         Because the securitization charge is based on a forecast of future deliveries of electricity by Consumers to its customers, a shortfall of payments arising from the securitization charge could result if actual deliveries are materially different. Differences between the forecast and actual levels of customer delinquencies or charge-offs could also result in reduced securitization charge revenue remittances. A shortfall in securitization charge revenue collections could result in shortfalls in payments of interest on the securitization bonds, or in principal of the securitization bonds not being paid according to the expected amortization schedule, thereby lengthening the weighted average lives of the securitization bonds, or in payments of principal and interest not being made at all.

         Inaccurate forecasting of electricity deliveries could result from, among other things:

         o warmer winters or cooler summers, resulting in less electricity consumption than in the forecast;

         o general economic conditions being worse than expected, causing customers to migrate from Consumers' service territory or reduce their electricity consumption;

         o the occurrence of a natural disaster, such as a hurricane or blizzard, unexpectedly disrupting electrical service and reducing consumption;

         o problems with energy generation, transmission or distribution resulting from a change in the market structure of the electric industry;

         o customers physically disconnecting from Consumers' electric delivery facilities;

         o customers ceasing business or departing Consumers' service territory;

         o customers consuming less electricity because of reduced demand or increased conservation efforts; or

         o customers switching to self-generation of electric power without being required to pay the securitization charge under the Customer Choice Act. See "The Customer Choice Act" in this prospectus.

         Inaccurate forecasting of delinquencies or charge-offs could result from, among other things:

         o unexpected deterioration of the economy or the occurrence of a natural disaster or dramatic increases in the cost of electricity, causing greater delinquencies and charge-offs than expected or forcing Consumers or a successor electric utility to grant additional payment relief to more customers; or

         o a change in law, rules or regulations that makes it more difficult for Consumers or a successor electric utility to disconnect nonpaying customers, or that requires Consumers or a successor electric utility to apply more lenient credit standards in accepting customers.

Initially, the Calculation of the Securitization Charge May Be Affected by Limited Experience With the Securitization Charge

         Consumers has not previously calculated the initial securitization charge, adjusted securitization charges, billed securitization charges or remitted securitization charges to the trustee. Because these activities are new, there are potentially unforeseen factors in this new process which may have an impact on payments to bondholders.

Consumers May Encounter Unexpected Problems in the Initial Administration of the Securitization Charge

         The servicer has not previously administered a securitization charge on behalf of a third party such as the issuer. As a result, the servicer may encounter unexpected problems in billing and remitting the securitization charge revenues and in managing customer payments on behalf of the issuer.

If the Servicer Defaults or Becomes Bankrupt, It May Be Difficult to Find a Successor Servicer, and Payments on the Securitization Bonds May Be Suspended

         Consumers, as servicer, will be responsible for billing and remitting the securitization charge revenues and for filing with the MPSC to adjust this charge. If it becomes a party in a bankruptcy proceeding, Consumers might be excused from its contractual obligations as servicer of the securitization property. If Consumers ceased servicing the securitization property, it might be difficult to find a successor servicer and fees required by a successor servicer might substantially exceed the fees payable to Consumers as servicer. Upon a servicer default based upon the commencement of a case by or against the servicer under the United States Bankruptcy Code, referred to as the Bankruptcy Code, or similar laws, the trustee and the issuer may be prevented from effecting a transfer of servicing. Upon a servicer default because of a failure to make required remittances, the issuer or the trustee would have the right to apply to the MPSC for sequestration and payment of revenues arising from the securitization property. However, federal bankruptcy law may prevent the MPSC from issuing or enforcing this order. In either case of a servicer default, payments on the securitization bonds may be suspended. See "-- The Risks Associated With Potential Bankruptcy Proceedings" below.

Billing and Collection Practices May Reduce the Amount of Funds Available for Payments on the Securitization Bonds

         The methodology of determining the amount of the securitization charge the issuer may impose on each customer is specified in the MPSC financing order. Consumers cannot change this methodology. However, billing and collection practices will also have an impact on securitization charge revenues collected. For example, to recover part of an outstanding electricity bill, Consumers may agree to extend a customer's payment schedule or to write off the remaining portion of the bill. Also, Consumers, or a successor to Consumers as servicer, in its discretion, may change billing and collection practices, subject to obtaining required regulatory approvals and compliance with applicable laws and regulations. Any change to billing and collection practices may have an adverse or unforeseen impact on the timing and amount of customer payments and may reduce the amount of securitization charge revenues collected. This could limit the issuer's ability to make scheduled payments on the securitization bonds. See "The Seller and Servicer of the Securitization Property -- How Consumers Forecasts the Number of Customers and the Amount of Electricity Consumption" in this prospectus. Similarly, the MPSC may require changes to these practices. Any changes in billing and collection regulation might make it more difficult for the servicer to collect the securitization charge. These changes may adversely affect the value of the securitization bonds and their amortization and, accordingly, their weighted average lives. See "The MPSC Financing Order and the Securitization Charge" in this prospectus.

It May Be Difficult to Collect the Securitization Charge from Alternative Electric Suppliers Who Provide Electricity to Consumers' Customers

         Under the Customer Choice Act, Consumers is not required to allow alternative electric suppliers to bill for Consumers' services and Consumers has agreed with the issuer in the sale agreement that it will not permit alternative electric suppliers to bill or collect securitization charges. Notwithstanding that agreement, in the future, applicable law and regulations may be changed to allow alternative electric suppliers of electricity to Consumers' customers to collect the securitization charge from customers on behalf of the issuer. Under this scenario, Consumers may be required to enter into contracts with alternative electric suppliers, and in that case may have only limited rights to collect the securitization charge directly from those customers who receive their electricity bills from an alternative electric supplier. If many customers within Consumers' service territory elect to receive their electricity from alternative electric suppliers and those suppliers are allowed to collect the securitization charge from customers, the issuer may have to rely on a number of different entities for the collection of the bulk of the securitization charge. A default by an alternative electric supplier which collects securitization charges from a large number of retail customers would have a greater impact than a default by a single retail customer and therefore have a greater impact on securitization charge revenue collections and, in turn, on the issuer's ability to make timely payments on the securitization bonds.

         Neither Consumers nor any successor servicer will pay any shortfalls resulting from the failure of any alternative electric supplier to forward securitization charge revenue collections to the servicer. Alternative electric suppliers might use more permissive standards in bill collection and credit appraisal than Consumers uses towards its retail customers or might be less effective in billing and collecting. As a result, those entities may not be as successful in collecting the securitization charge as Consumers anticipated when determining the level of the securitization charge or adjusting it. There can be no assurance that the servicer will be able to mitigate credit risks relating to these alternative electric suppliers to the same extent to which it mitigates the risks relating to Consumers' customers for generation services. The adjustment mechanism, the deposits which may be required from alternative electric suppliers and any other credit enhancement would be available to compensate for a failure by an alternative electric supplier to remit the billed securitization charge to the issuer. However, the amount of credit enhancement funds may not be sufficient to prevent a delay in payments on the securitization bonds.

Consumers' Customer Payments May Decline Initially Due to Customer Confusion

         The securitization charge is being introduced to customers for the first time. Any change in customer billing and payment arrangements may result in initial customer confusion and the misdirection or delay of payments, which could have the effect of causing delays in initial securitization charge revenue collections. Any problems arising from new and untested systems or any lack of experience with customer billing and collections could also cause delays in billing and collecting the securitization charge. These delays could result in shortfalls in securitization charge revenue collections and, therefore, reduce the ability of the issuer to make timely payments on the securitization bonds.

Inability to Terminate Service to Certain Delinquent Customers During the Heating Season May Temporarily Reduce Amounts Available for Payments on the Securitization Bonds

         Except in limited circumstances, the Customer Choice Act prevents Consumers from terminating service to certain delinquent residential customers who are low-income customers or senior citizens during the heating season, currently from November of each year until at least March of the following year. As a result, Consumers must provide service to those residential customers during this period without being assured of recovering the securitization charge from those customers. Consumers' forecast of securitization charge revenues will take into account expected unpaid accounts from such low-income and senior citizen customers. However, an unexpected increase in unpaid accounts from such low-income and senior citizen customers might reduce the amount of securitization charge revenue collections available for payments on the securitization bonds, although any associated reduction in payments will be factored into the securitization charge adjustment. See "The Seller and Servicer of the Securitization Property -- Credit Policy; Billing; Collections and Write-Offs; Termination of Service" in this prospectus.

         The Risks Associated With Potential Bankruptcy Proceedings

Consumers Will Commingle Securitization Charge Revenues with Other Revenues Which May Obstruct Access to the Issuer's Funds in Case of Bankruptcy of Consumers

         Consumers will not segregate the securitization charge revenue collections from the other funds it collects from its customers. The securitization charge revenue collections will only become segregated after Consumers remits the revenues to the trustee. Consumers will remit securitization charge revenue collections within two business days of the collection date. Consumers will be permitted to remit revenue collections on a monthly basis only if:

         o at any time Consumers has the requisite credit ratings from the rating agencies; or

         o Consumers provides credit enhancement satisfactory to the rating agencies or otherwise obtains rating agency approval regarding how frequently it remits securitization charge revenues.

Despite these requirements, Consumers might fail to pay the full amount of the securitization charge revenues to the trustee or might fail to do so on a timely basis. This failure could materially reduce the value of your investment and cause material delays in payment.

         In a bankruptcy of Consumers, a bankruptcy court might rule that federal bankruptcy law does not recognize the right of the issuer to collections of the securitization charge revenues that are commingled with other funds of Consumers as of the date of bankruptcy. If so, the collections of the securitization charge revenues held by Consumers as of the date of bankruptcy would not be available to pay amounts owing on the securitization bonds. In this case, the issuer would have a general unsecured claim against Consumers for those amounts. This scenario could cause material delays in payment or an inability of the issuer to gain access to the funds required for scheduled payments on the securitization bonds.

Bankruptcy of Consumers Could Result in Losses or Delays in Payments on the Securitization Bonds

         The Customer Choice Act provides that as a matter of Michigan state law:

         o securitization property constitutes presently existing property of Consumers or its assignee;

         o Consumers may sell, assign and otherwise transfer that property and Consumers or the issuer may pledge or grant a security interest in the property as collateral for securitization bonds; and

         o a transfer of the securitization property from Consumers to the issuer is a true sale and not a secured transaction and that title, legal and equitable, has passed to the entity to which the securitization property is transferred.

See "The Customer Choice Act" in this prospectus. These three provisions are important to maintaining payments on the securitization bonds in accordance with their terms during any bankruptcy of Consumers. In addition, the transaction has been structured with the objective of keeping the issuer legally separate from Consumers in the event of a bankruptcy of Consumers.

         A bankruptcy court generally follows state property law on issues such as those addressed by the three provisions described above. However, a bankruptcy court has authority not to follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a bankruptcy court in a Consumers bankruptcy refused to enforce one or more of the state property law provisions described above for this reason, the effect of this decision on you as a securitization bondholder would be similar to the treatment you would receive in a Consumers bankruptcy if the securitization bonds had been issued directly by Consumers. A decision by the bankruptcy court that, despite the separateness of Consumers and the issuer, the two companies should be consolidated, would have a similar effect on you as a securitization bondholder. That treatment could cause material delays in payment of, or losses on, your securitization bonds and could materially reduce the value of your investment. For example:

         o the trustee could be prevented from exercising any remedies against Consumers on your behalf, from recovering funds to repay the securitization bonds or from replacing Consumers as servicer, without permission from the bankruptcy court;

         o the bankruptcy court could order the trustee to exchange the securitization property for other property, which might be of lower value;

         o tax or other government liens on Consumers' property that arose after the transfer of the securitization property to the issuer might nevertheless have priority over the trustee's lien and might be paid from securitization charge revenue collections before payments on the securitization bonds;

         o the trustee's lien might not be properly perfected in securitization charge revenue collections that were commingled with other funds Consumers collects from its customers as of the date of Consumers' bankruptcy, or might not be properly perfected in all of the securitization property, and the lien could therefore be set aside in the bankruptcy, with the result that the securitization bonds would represent only general unsecured claims against Consumers;

         o a reorganization plan might permanently modify the amount and timing of payments to securitization bondholders, as well as any other terms of the securitization bonds;

         o the bankruptcy court might rule that the securitization charge revenues collected by the issuer should be used to pay a portion of the cost of providing electric service; or

         o the bankruptcy court might rule that the remedy provisions of the sale agreement are unenforceable, leaving the issuer with a claim of actual damages against Consumers, which may be difficult to prove.

The Sale of the Securitization Property Could Be Construed as a Financing and Not a Sale in a Case of Consumers' Bankruptcy

         The Customer Choice Act provides that the characterization of a transfer of securitization property as a sale or other absolute transfer will not be affected or impaired in any manner by treatment of the transfer as a financing for federal or state tax purposes or financial accounting purposes. Consumers and the issuer will treat the transaction as a sale under applicable law, although for financial reporting and federal and state tax purposes the securitization will be treated as a financing and not a sale. In the event of a bankruptcy of Consumers, a party in interest in the bankruptcy may assert that the sale of the securitization property to the issuer was a financing transaction and not a "sale or other absolute transfer" and that the treatment of the transaction for financial reporting and tax purposes as a financing and not a sale lends weight to that position. If a court were to characterize the transaction as a financing, the issuer would be treated as a secured creditor of Consumers in the bankruptcy proceedings. Although the issuer would in that case have a security interest in the securitization property, it would not likely be entitled to access to the securitization charge revenue collections during the bankruptcy. As a result, repayment on the securitization bonds could be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to the issuer of securitization charge revenue collections and therefore the amount and timing of funds available to the issuer to pay securitization bondholders.

Consumers and the Issuer Could Be Substantively Consolidated in a Case of Consumers' Bankruptcy

         Consumers and the issuer have taken steps to minimize the risk that in the event Consumers or an affiliate of Consumers were to become the debtor in a bankruptcy case, a court would order that the assets and liabilities of Consumers or such affiliate be substantively consolidated with those of the issuer. The issuer is a separate, special purpose limited liability company, the organizational documents of which provide that it shall not commence a voluntary bankruptcy case without the unanimous affirmative vote of all of its managers. Nevertheless, no assurance can be given that if Consumers or an affiliate of Consumers were to become a debtor in a bankruptcy case, a court would not order that the assets and liabilities of the issuer be consolidated with those of the Consumers or such affiliate, thus resulting in delays or reductions in payments on the securitization bonds.

An MPSC Sequestration Order for Securitization Property in Case of Default Might Not Be Enforceable in Bankruptcy

         If Consumers defaults on its obligations as servicer, the Customer Choice Act provides that upon application by a financing party, the MPSC or a court of appropriate jurisdiction shall order the sequestration and payment of all securitization charge revenue collections to the securitization bondholders. The Customer Choice Act states that this MPSC or court order would be effective even if made while Consumers or its successor is in bankruptcy. However, federal bankruptcy law may prevent the MPSC or the court from issuing or enforcing this order. Further, the indenture requires the trustee to request an order from the bankruptcy court to permit the MPSC to issue and enforce the order. However, the bankruptcy court may deny the request. If the bankruptcy court refused to permit sequestration and payment to the securitization bondholders, the issuer would lose access to the securitization charge revenue collections and thereby lose its source of funds for scheduled payments on the securitization bonds.

   Other Risks Associated With An Investment In The Securitization Bonds

The Proceeds from Foreclosure on the Securitization Property May Be Insufficient to Pay the Securitization Bonds

         If an event of default occurs under the indenture, the securitization bonds are accelerated, and the trustee attempts to foreclose on the securitization property, a sale of the securitization property may not generate sufficient funds for payment of the securitization bonds. The securitization property would be likely to have limited value in a sale because there is likely to be a limited market, if any, for the securitization property, and, because the securitization property may have little or no value to any person other than the issuer or another issuer of securitization bonds.

Consumers' Obligation to Indemnify the Issuer for a Breach of a Representation or Warranty May Not Be Sufficient to Protect Your Investment

         If Consumers breaches a representation, warranty or covenant in the sale agreement, it is obligated to indemnify the issuer and the trustee for any liabilities, obligations, claims, actions, suits or payments resulting from that breach, as well as any reasonable costs and expenses incurred, but excluding consequential, exemplary or punitive damages. In addition, Consumers is obligated to indemnify the issuer and the trustee, for itself and on behalf of the securitization bondholders, for (1) required payments of principal of and interest on the securitization bonds in accordance with their terms and (2) required remittances of amounts to the issuer, in each case, which are not made when so required as a result of a breach by Consumers of a representation, warranty or covenant. However, the amount of any indemnification paid by Consumers may not be sufficient for you to recover all of your loss on the securitization bonds. See "The Sale Agreement -- Consumers' Obligation to Indemnify the Issuer and the Trustee and to Take Legal Action" in this prospectus. Consumers will not be obligated to indemnify any party for any changes of law. In addition, Consumers will not be obligated to repurchase the securitization property in the event of a breach of any of its representations, warranties or covenants, and neither the trustee nor the securitization bondholders will have the right to accelerate payments on the securitization bonds as a result of a breach of any of Consumers' representations, warranties or covenants, absent an event of default under the indenture as described in "The Indenture -- What Constitutes an Event of Default on the Securitization Bonds." If Consumers becomes obligated to indemnify securitization bondholders, the ratings on the securitization bonds will likely be downgraded as a result of the circumstances causing the breach and that the securitization bondholders will likely be unsecured creditors of Consumers with respect to any of those indemnification amounts.

You May Have to Reinvest the Principal Amount of Your Securitization Bonds at a Lower Rate of Return Because of Optional Redemption of the Securitization Bonds

         If the issuer redeems the securitization bonds and the prevailing interest rates have fallen, the redemption price may not be readily invested at a rate of return equivalent to that which would have been generated by the securitization bonds, had they not been redeemed.

Risks Associated with the Use of Interest Rate Swap Transactions

         The related prospectus supplement will contain the risk factors, if any, associated with any interest rate swap or cap agreement that may be entered into by the issuer with respect to a series or class of floating rate securitization bonds.

Consumers' Ratings May Affect the Market Value of the Securitization Bonds

         A downgrading of the credit ratings on the debt of Consumers or its affiliates could have an adverse effect on the market value of your securitization bonds.

Absence of Secondary Market for Securitization Bonds Could Limit Your Ability to Resell Securitization Bonds

         The underwriters for the securitization bonds may assist in resales of the securitization bonds but they are not required to do so. A secondary market for the securitization bonds may not develop. If it does develop, it may not continue or it may not be sufficiently liquid to allow you to resell any of your securitization bonds.

The Issuer May Issue Additional Series of Securitization Bonds Whose Holders Have Conflicting Interests

         The issuer may issue other series of securitization bonds without your prior review or approval. These series may include terms and provisions which would be unique to that particular series. A new series of securitization bonds may not be issued if it would result in the credit ratings on any outstanding series of securitization bonds being reduced or withdrawn. There can be no assurance, however, that the issuance of additional series of securitization bonds would not cause reductions or delays in payments on your securitization bonds. Any additional series of securitization bonds issued by the issuer will also be secured by, and payable from, and will have the right to share equally in, all of the securitization property and amounts in the collection account owned by the issuer with all of the outstanding securitization bonds. The securitization property will comprise the combined securitization charge collections imposed with respect to all series.

         Moreover, Consumers may sell securitization property to one or more entities other than the issuer in connection with the issuance of a new series of securitization bonds. In that case, Consumers will need to obtain a separate financing order from the MPSC. That separate financing order will specify an additional amount of securitization charge revenues to be collected from customers for the additional series of securitization bonds. Any additional series of securitization bonds issued by another entity will have an equal right to share in securitization charge revenue collections with the issuer. See "The Securitization Bonds" and "The Indenture" in this prospectus.

         In addition, some matters may require the vote of the holders of all series and classes of securitization bonds. Your interests in these votes may conflict with the interests of the securitization bondholders of another series or of another class. Thus, these votes could result in an outcome that is materially unfavorable to you.

The Ratings Have a Limited Function and They Are No Indication of the Expected Rate of Payment of Principal on the Securitization Bonds

         The securitization bonds will be rated by one or more established rating agencies. The ratings merely analyze the probability that the issuer will repay the total principal balance of each class of the securitization bonds at its final maturity and will make timely interest payments. The ratings do not otherwise assess the speed at which the issuer will repay the principal of the securitization bonds. Thus, the issuer may repay the principal of your securitization bonds earlier or later than you expect, which may materially reduce the value of your investment. A rating is not a recommendation to buy, sell or hold securitization bonds. The rating may change at any time. A rating agency has the authority to revise or withdraw its bond rating based solely upon its own judgment. See "Ratings for the Securitization Bonds" in this prospectus.


                         Forward-looking Statements

         Some statements contained in this prospectus and the related prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts, are forward-looking statements within the meaning of the federal securities laws. Although Consumers and the issuer believe that the expectations and the underlying assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to have been correct. The forward-looking statements involve a number of risks and uncertainties and actual results may differ materially from the results discussed in the forward-looking statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

         o     state and federal legal or regulatory developments;

         o     national or regional economic conditions;

         o     market demand and prices for energy;

         o     weather variations affecting customer energy usage;

         o     the effect of continued electric industry restructuring;

         o operating performance of Consumers' facilities and any alternative electric suppliers; and

         o the payment patterns of customers including the rate of delinquencies.

         Any forward-looking statements should be considered in light of these important factors and in conjunction with Consumers' other documents on file with the SEC.

         New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time. It is not possible for Consumers or the issuer to predict all of these factors, or the extent to which any factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which the statement is made and neither Consumers nor the issuer undertakes any obligation to update the information contained in the statement to reflect subsequent developments or information.


                          Consumers Energy Company

         Consumers, a wholly owned subsidiary of CMS Energy Corporation, referred to as CMS Energy, is an electric and gas utility incorporated under the laws of the State of Michigan in 1968. CMS Energy is an exempt public utility holding company under the Public Utility Holding Company Act of 1935. Among other sources of revenue, Consumers is engaged in the generation, purchase, distribution and sale of electric energy in 61 of 68 counties in Michigan. The principal cities to which Consumers serves electricity include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Muskegon, Saginaw and Wyoming.

         Under the Customer Choice Act, Consumers is permitted to retain ownership of its electric generation facilities and Consumers has done so. Consumers believes that it has sufficient generating capacity and contracts or options to purchase electric energy to meet its obligations to its customers.

         In 2000, Consumers had operating revenues of $2.7 billion received from the sale of 41 billion kilowatt hours of electricity to approximately
1.7 million customers. Consumers is CMS Energy's principal operating subsidiary, with sales of electricity by Consumers alone representing approximately 30 percent of CMS Energy's revenues, as of December 31, 2000. As of December 31, 2000, Consumers' thirty-one electric generating plants had an aggregate summer net generating capacity of 6,437 megawatts. These generating plants represent primarily a mix of coal-fired and other fossil-fueled plants, a hydroelectric pumped storage plant, and a nuclear-fueled generating plant, Palisades, with a rated capacity of 760 megawatts. Consumers sells electric energy wholesale in interstate commerce and its facilities are connected directly or indirectly to other systems that are involved in such interstate activities. Consumers' service territory contains residential areas and a diversified mix of commerce and industry, including major facilities of many corporations of national prominence. While Consumers believes that it has all the franchises and consents necessary for its electric and gas operations in the territory it serves, such franchises are not exclusive.

         Consumers presently provides retail electric service in Michigan pursuant to franchises granted by approximately 983 local governments, and 168 of these franchises are irrevocable during their term, which is typically 30 years in length. By 2013, all existing irrevocable electric franchises will have expired and most likely been replaced by revocable franchises. In addition, Consumers has 54 franchises granted by the State of Michigan which are perpetual. All of these franchises are nonexclusive. However, Michigan law contains provisions which restrict existing customers of one utility from transferring to another utility and does not generally allow other utilities to extend their electric distribution facilities within one mile of Consumers' existing distribution facilities without Consumers' consent, subject to some expectation or specific MPSC determination to the contrary.

         Consumers' present local governmental franchises have remaining terms ranging from 30 years to less than one year. However, unless the franchises are irrevocable, they may be revoked by the local government after prior notice to Consumers, but such revocation is very unusual. Consumers expects all or substantially all of these franchises to be renewed. If any franchise is not renewed, Consumers expects that the new franchisee or franchisees will negotiate to purchase Consumers' distribution facilities in order to continue providing service in the area largely by means of Consumers' existing distribution facilities. The Customer Choice Act authorizes the MPSC to issue financing orders that give rise to an obligation of all customers of the applicant electric utility and its assignees or successors to pay the securitization charge. The MPSC financing order provides that the servicer will be entitled to collect the securitization charge from all customers of Consumers or its successors on MPSC-approved rate schedules and special contracts.

         Michigan law authorizes certain local municipalities to seek to acquire portions of Consumers' electric distribution facilities through the power of eminent domain for use as part of municipally-owned utility systems. Although the power of eminent domain has not been used by municipalities in Michigan in recent decades to acquire electric distribution systems, there can be no assurance that one or more municipalities will not acquire some or all of Consumers' electric distribution facilities while securitization bonds remain outstanding. In the servicing agreement Consumers has covenanted to assert that any municipality that acquires any portion of Consumers' electric distribution facilities by eminent domain must be treated by the court ordering the condemnation as a successor to Consumers under the Customer Choice Act and the MPSC financing order. However, such municipality might assert that it should not be treated as a successor to Consumers for these purposes because municipally-owned utilities do not provide service pursuant to MPSC-approved rate schedules. In any such cases, there can be no assurance that the securitization charge will be collected from customers of municipally-owned utilities who were formerly customers of Consumers.

         CMS Energy, a holding company formed in 1987, is the holding company for a number of operating companies engaged in energy-related businesses, including Consumers, its principal subsidiary. The financial condition and results of operation of Consumers are principal factors affecting the financial condition and results of operations of CMS Energy.

         Where to Find Information About Consumers. Consumers files periodic reports with the SEC as required by the Exchange Act. Reports filed with the SEC are available for inspection without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of periodic reports and exhibits thereto may be obtained at the above locations at prescribed rates and, for so long as any securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, will be available for inspection by the holders of any listed securitization bonds at the office of the listing agent in Luxembourg. Information as to the operation of the public reference facility is available by calling the SEC at 1-800-SEC-0330. Information filed with the SEC can also be inspected at the SEC site on the World Wide Web at http://www.sec.gov. Consumers also provides information through CMS Energy's website at http://www.consumersenergy.com.


                               The Collateral

         The securitization bonds will be secured by securitization property, a property right created under the Customer Choice Act and the MPSC financing order. In July 2000, Consumers filed an application with the Michigan Public Service Commission, referred to as the MPSC, for the issuance of a financing order under the Customer Choice Act, together with a proposed form of the financing order. On October 24, 2000, the MPSC issued a financing order to Consumers. On January 4, 2001, the Commission issued an order on rehearing in response to a request for rehearing by Consumers. The financing order and the order on rehearing are together referred to in this prospectus as the MPSC financing order. The MPSC financing order provides, among other things, for the creation of the securitization property and the issuance of the securitization bonds. In general terms, the securitization property represents the irrevocable right to recover an amount sufficient to recover Consumers' qualified costs, including an amount sufficient to pay:

         o the principal of and interest on the securitization bonds, and

         o the expenses, fees, charges, credit enhancement costs and other amounts associated with the securitization bonds.

This amount is to be recovered through a non-bypassable securitization charge payable by all electric customers who take delivery from Consumers or its successor on Consumers' MPSC-approved rate schedules and under special contracts, referred to as customers. Qualified costs are described in more detail under "The Customer Choice Act" in this prospectus.

         Consumers will sell securitization property to the issuer. The securitization property is described in more detail under "The Sale Agreement -- Consumers' Sale and Assignment of Securitization Property" in this prospectus. Consumers, as servicer of the securitization property, will collect the securitization charge from customers on behalf of the issuer. See "The Servicing Agreement" and "The Seller and Servicer of the Securitization Property" in this prospectus.

Payment Sources

         On each payment date, the trustee will pay amounts due on the securitization bonds from:

         o securitization charge revenues remitted by the servicer to the trustee;

         o     any third party credit enhancement;

         o     investment earnings on amounts held under the indenture;

         o amounts payable to the trustee under any interest rate swap or cap agreement;

         o amounts received as payment of any indemnity obligation by Consumers under the sale agreement or the servicing agreement; and

         o other amounts available in the collection account held by the trustee. This account is described in greater detail under "The Indenture -- The Collection Account for the Securitization Bonds" in this prospectus.

Priority of Distributions

         The trustee will apply securitization charge revenues remitted by the servicer, together with investment earnings on the collection account and any other amounts referred to above, to the extent funds are available in the general subaccount of the collection account, in the following order of priority:

         (a) Monthly, to the payment of the trustee fee for all series, together with any legal fees and other expenses and any indemnity amounts owed to the trustee for all series to a maximum of $41,666 for any month and not in excess of $500,000 for any one year.

         (b) Monthly, to the payment of the servicing fee and any unpaid monthly servicing fees for all series.

         (c)   Monthly, for all series to:

               (1) payment of the administration fee to the administrator in an amount specified in the administration agreement and payment of the fees of the independent managers of the issuer; and

               (2) so long as no event of default has occurred and is continuing or would be caused by this payment, payment of any operating expenses of the issuer, excluding items (a), (b) and (c)(1) above, up to a total of $[ ] for that payment date for all series.

         (d) On each payment date or before, if so specified in the related prospectus supplement, to:

               (1)     payment of the interest then due on the
                       securitization bonds or payment to the counterparty under any interest rate swap agreement, excluding any termination or similar non-recurring payments;

               (2)     payment of the principal balance of the
                       securitization bonds then due:

                       o the outstanding principal balance of all series of the securitization bonds upon an acceleration following an event of default;

                       o on the final maturity date of any securitization bonds, the outstanding principal balance of those securitization bonds;

                       o on the redemption date of any securitization bonds, the outstanding principal balance of those securitization bonds called for redemption;

               (3) payment of the principal then scheduled to be paid on the securitization bonds according to the expected amortization schedule and any scheduled principal unpaid on prior payment dates, other than principal paid under item (d)(2) above;

               (4) payment of any remaining unpaid operating expenses, including indemnity amounts (other than amounts paid pursuant to (a) above), any amounts payable by the issuer under any hedging arrangement and any termination or similar non-recurring payments under any interest rate swap or cap agreement;

               (5) replenishment of each series capital subaccount, pro rata, up to the required capital amount for each series;

               (6) replenishment and funding of each series overcollateralization subaccount, pro rata, up to the scheduled overcollateralization level for each series as of that payment date;

               (7) so long as no event of default has occurred and is continuing, release to the issuer of an amount equal to investment earnings since the previous payment date (or in the case of the first payment date, since the issuance date) on amounts in each series capital subaccount; and

               (8) allocation of the remainder, if any, to the reserve subaccount.

See also "The Indenture -- How Funds in the Collection Account Will Be Allocated" in this prospectus. A diagram depicting how the securitization charge revenues remitted to the trustee will be allocated may be found on page [ ] of this prospectus.

Floating Rate Securitization Bonds

         If, in connection with the issuance of any class of securitization bonds paying interest at a floating rate, referred to as a floating rate class, the issuer arranges for any interest rate swap transactions, the material terms of those transactions will be described in the related prospectus supplement.

Credit Enhancement and Accounts

         Securitization Charge Periodic Adjustments. Unless otherwise specified in any prospectus supplement, the primary form of credit enhancement for the securitization bonds will be mandatory periodic adjustments to the securitization charge. Consumers, as servicer, is required to seek periodic adjustments to the securitization charge, on behalf of the issuer, by filing a notice with the MPSC, in order to provide revenues sufficient to cover all ongoing transaction costs, including:

         o interest on the securitization bonds, which in the case of interest on any floating rate class will be calculated at the applicable gross fixed rate;

         o for each series of securitization bonds, payment of the principal of each class of that series according to the expected amortization schedule;

         o other ongoing transaction costs and expenses as specified in items (a) through (d)(6) above;

         o for each payment date, for each series of securitization bonds, the amount to be deposited in the capital subaccount for that series such that the amount in that subaccount equals the required capital amount for that series; and

         o for each payment date, for each series of securitization bonds, the amount to be deposited in the overcollateralization subaccount for that series such that the amount in that subaccount equals the scheduled overcollateralization level for that series as of that payment date;

and for the reserve subaccount to equal zero, all by the payment date immediately preceding the next adjustment date.

         Securitization charge adjustments will be calculated to include an amount estimated to be sufficient to fully compensate for delays or losses that would otherwise result from either the delinquent payment or non-payment of the securitization charge. The servicer will notify the MPSC of adjustments necessary to make up for any undercollections or overcollections of securitization charge revenues. Under the MPSC financing order, Consumers, as servicer, is required to submit a request for routine adjustments once per year through the date twelve months prior to the expected final payment date of the final class of the securitization bonds, and once per quarter thereafter. The request for an adjustment must be submitted at least 45 days before the adjustment may take place. The adjustment will be reviewed by the MPSC for arithmetic error and placed in effect at the beginning of the complete monthly billing cycle of Consumers following the date of approval by the MPSC. Expressed generally, the most likely causes of undercollections or overcollections of the securitization charge revenues include the following situations:

         o the actual electricity deliveries by Consumers to customers vary from Consumers' forecasts; and

         o the actual rate of collection of the securitization charge revenues varies from Consumers' expected rate of collection.

See "Risk Factors -- Servicing Risks" in this prospectus. The securitization charge remittances to the trustee will fund the collection account and various subaccounts as set forth below.

         Collection Account. Under the indenture, the trustee will hold a single collection account, divided into various subaccounts, some of which may be series specific and some of which may be held for all series of securitization bonds. The primary subaccounts for credit enhancement purposes are:

         o Capital Subaccount -- An amount specified in the prospectus supplement for each series of securitization bonds will be deposited into that series' capital subaccount on the date of issuance of that series. Any withdrawals from the capital subaccount for an existing series not replaced prior to the following adjustment date will be replenished by adjustments to the securitization charge.

         o Overcollateralization Subaccount -- The prospectus supplement for each series of securitization bonds will specify a funding level for that series' overcollateralization subaccount. That amount will be funded over the term of the securitization bonds.

         o Reserve Subaccount -- Any excess amount of securitization charge remittances, indemnity payments and investment earnings, other than earnings on any series capital subaccount, after payments have been made on a payment date, will be held in the reserve subaccount for all series of securitization bonds.

         The capital subaccount and the overcollateralization subaccount for each series will be available to make payments for that series on each payment date and other amounts allocable to that series as described in items (a) through (d)(4) above under "--Priority of Distributions" for that series. The reserve subaccount will be available to make payments for all series on each payment date and other amounts as described in items (a) through (d)(6) above for all series. To the extent that amounts on deposit in the reserve subaccount are required to be applied to make payments in relation to more than one series, but are insufficient, the amounts on deposit will be allocated to each series in proportion to the amounts then payable with respect to that series.

         Additional Credit Enhancement. Additional forms of credit enhancement, if any, for each series will be specified in the related prospectus supplement. However, the servicer may, but is not obligated to, obtain insurance or a letter of credit in support of its obligation to remit securitization charge revenues to the trustee. Credit enhancement for the securitization bonds is intended to protect you against losses or delays in scheduled payments on your securitization bonds.

State Pledge

         Under the Customer Choice Act, the State of Michigan pledges, for the benefit and protection of the holders of the securitization bonds and the electric utility, that it will not take or permit any action that would impair the value of securitization property, reduce or alter (except as allowed under the securitization charge adjustment provisions), or impair the securitization charges to be imposed, collected and remitted to securitization bondholders or persons acting for the benefit of a holder, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related securitization bonds have been paid and performed in full.

         The State of Michigan's pledge may be subject to subsequent actions undertaken by the State which are a reasonable exercise of the State's sovereign powers and of a character reasonable and appropriate to the public purpose justifying such action. However, there is no existing case law addressing such exercise of the State's sovereign powers with respect to securitization bonds. In addition, the State may not take any action in contravention of its pledge without paying just compensation to the securitization bondholders, as determined by a court of competent jurisdiction, if doing so would constitute a permanent appropriation of a substantial property interest of the securitization bondholders in the securitization property and deprive the securitization bondholders of their reasonable expectations arising from their investments in the securitization bonds. There is also no existing case law addressing the issue of just compensation in the context of securitization bonds. See "Risk Factors - Future Voter Initiatives, Referenda or Other State Legislative Action May Invalidate the Securitization Bonds or Their Underlying Assets."

             THE ALLOCATIONS AND DISTRIBUTIONS GRAPH IS OMITTED



                     Payments of Interest and Principal

         Interest on each class of securitization bonds will accrue at the interest rate specified in the related prospectus supplement. On each payment date, the trustee will distribute interest accrued on each class of securitization bonds and will distribute the scheduled principal payment for that class, if any, to the extent funds are available therefor until the outstanding principal balance of that class has been reduced to zero.

         Failure to pay the entire outstanding balance of the securitization bonds of any class or series by the expected final payment date will not result in a default with respect to that class or series until the final maturity date for that class or series. The expected final payment date and the final maturity date of each class and series of securitization bonds are specified in the related prospectus supplement.

Optional Redemption

         The issuer may redeem all of the outstanding securitization bonds of any series, at its option, on any payment date if (1) the outstanding principal balance of that series of securitization bonds, after giving effect to payments to be made on that payment date, is less than 5% of the total initial principal balance of that series of securitization bonds, and
(2) no interest rate swap agreement remains in effect. The redemption price will equal the outstanding principal balance of that series of securitization bonds and interest accrued and unpaid up to the redemption date. The redemption price must be paid in cash; the securitization bonds may not be exchanged for new bonds. Bondholders will not be exposed to any direct or indirect liability as sellers of the assets of the issuer as a result of an optional redemption.

Payment Dates and Record Dates

         The payment dates and record dates for each series of securitization bonds are specified in the related prospectus supplement.

Material Income Tax Considerations

         In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, for federal income tax purposes, and in the opinion of Miller, Canfield, Paddock and Stone, P.L.C., for Michigan state income tax purposes, (i) the securitization bonds will constitute debt of Consumers, and (ii) the issuer will not be subject to income tax as an entity separate from Consumers.

         The issuer and Consumers have received a private letter ruling from the Internal Revenue Service to the effect that the securitization bonds will be classified as obligations of Consumers for U.S. federal income tax purposes. Tax counsel has relied on that ruling in rendering their opinion that securitization bonds will be treated as debt of Consumers. If you purchase a securitization bond, you agree to treat it as debt of Consumers for tax purposes. See "Material Income Tax Consequences for the Securitization Bonds" in this prospectus.

ERISA Considerations

         Pension plans and other investors subject to ERISA may acquire the securitization bonds subject to specified conditions. The acquisition and holding of the securitization bonds could be treated as an indirect prohibited transaction under ERISA. Accordingly, by purchasing the securitization bonds, each investor purchasing on behalf of a pension plan will be deemed to certify that the purchase and subsequent holding of the securitization bonds by the investor would be exempt from the prohibited transaction rules of ERISA. For further information regarding the application of ERISA, see "ERISA Considerations" in this prospectus.


                   Reports to Securitization Bondholders

         With respect to each series and class of securitization bonds, on or prior to each payment date, the trustee will deliver a statement to each securitization bondholder of that series. This statement will include, to the extent applicable, the following information, as well as any other information so specified in the related supplemental indenture, as to the securitization bonds of that series and class with respect to that payment date or the period since the previous payment date, or in the case of the first payment date, from the issuance date:

         1. the amount to be paid to securitization bondholders of that series and class as principal;

         2. the amount to be paid to securitization bondholders of that series and class as interest;

         3. the projected securitization bond principal balance and the actual securitization bond principal balance for that series and class as of that payment date;

         4. the amount on deposit in the overcollateralization subaccount for that series and the scheduled overcollateralization level for that series as of that payment date;

         5. the amount on deposit in the capital subaccount for that series as of that payment date;

         6. the amount, if any, on deposit in the reserve subaccount as of that payment date;

         7. the amount to be paid to any swap counterparty (on a gross and a net basis, separately stated) under any interest rate swap agreement on or before that payment date; and

         8. the amount of any other transfers and payments to be made on that payment date pursuant to the indenture.

         If any securitization bonds are listed on the Luxembourg Stock Exchange, and the rules of that exchange so require, notice that this report is available with the listing agent in Luxembourg will be given to holders of those listed securitization bonds by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.


                              Use of Proceeds

         The issuer will use the cash available from the sale of the securitization bonds after payment of issuer expenses to purchase securitization property from Consumers. See "The Sale Agreement" in this prospectus. As required by the Customer Choice Act and the MPSC financing order, Consumers will apply the cash received from the issuer from the sale of the securitization property after payment of Consumers' expenses to the retirement of outstanding debt and equity securities. Consumers will make the final decisions with respect to such retirements on the basis of market conditions and other factors existing after the sale of the securitization bonds.


                          The Customer Choice Act

         The Customer Choice and Electricity Reliability Act, referred to as the Customer Choice Act, signed into law in June 2000, provides, among other things, for the restructuring of the electric utility industry in Michigan. The Customer Choice Act allows alternative electric suppliers to compete in the retail market for electric generation services in Michigan without being subject to price regulation by the MPSC. On the other hand, the incumbent electric utilities are required to remain under price regulation by the MPSC for generation services under the Customer Choice Act. To this end, under the Customer Choice Act, all customers will be able to purchase their electricity from any of a number of MPSC-licensed alternative electric suppliers not later than January 1, 2002.

         To maintain the financial integrity of electric utilities during the transition to a competitive electric generation retail market, the Customer Choice Act provides Consumers and Detroit Edison Company the opportunity to recover qualified costs through the securitization charge and a separate tax charge that will be retained by Consumers and not be transferred to the issuer, referred to as the tax charge. Qualified costs are:

         1. an electric utility's regulatory assets as determined by the MPSC, adjusted by the applicable portion of related investment tax credits;

         2. any costs that the MPSC determines that the electric utility would be unlikely to collect in a competitive market, including retail open access implementation costs and the costs of an MPSC-approved restructuring, buyout or buy-down of a power purchase contract;

         3. the costs of issuing, supporting and servicing securitization bonds;

         4. any costs of retiring and refunding the electric utility's existing debt and equity securities in connection with the issuance of securitization bonds; and

         5.    taxes related to the recovery of the securitization charge.

         While the Customer Choice Act does not alter the obligation of electric utilities to provide generation services at regulated prices, the Customer Choice Act authorizes alternative electric suppliers licensed by the MPSC, referred to as alternative electric suppliers, to provide electric generation services to retail customers. Under the Customer Choice Act, alternative electric suppliers will be subject to financial, managerial and technical requirements to ensure adequate service to customers, but are generally not subject to price regulation and other regulation by the MPSC as public utilities. Electric distribution and transmission services will remain regulated and subject to the traditional legal and regulatory requirements.

         If a customer chooses an alternative electric supplier for generation services, the customer may receive separate billings for those generation services directly from the alternative electric supplier or it may receive combined billings for all charges from Consumers. Under the Customer Choice Act, Consumers is not required to allow alternative electric suppliers to bill for Consumers' services and Consumers has agreed with the issuer in the sale agreement that Consumers will not permit alternative electric suppliers to bill or collect securitization charges unless it is so required by law.

         Pursuant to the Customer Choice Act, Consumers' rates for electricity will be frozen through 2003, except for reductions resulting from savings due to securitization. Residential rates were immediately reduced by five percent from the rates that were authorized or in effect on May 1, 2000. After 2003, rates can be reduced but cannot be increased until the earlier of December 31, 2013 or until certain statutory tests are met, except that, notwithstanding compliance with the statutory tests, rates for small commercial customers (no more than 15 kilowatts) cannot be increased until 2005 and rates for residential customers cannot be increased before 2006.

         Under the Customer Choice Act, Consumers is permitted to retain ownership of its electric generation facilities and Consumers has done so. Consumers believes that it has sufficient generating capacity and contracts or options to purchase electric energy to meet its obligations to its customers.

Recovery of Qualified Costs Is Allowed for Consumers and Other Michigan
Utilities

         If the MPSC finds that the net present value of the revenues to be collected under a financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods and that a financing order is consistent with the standards in the statute, the MPSC is required under the Customer Choice Act to issue that financing order to allow the utility to recover its qualified costs. In issuing a financing order, the MPSC is required to ensure all of the following:

         o that the proceeds of the securitization bonds are used solely for the purposes of the refinancing or retirement of debt or equity;

         o that the securitization provides tangible and quantifiable benefits to customers of the electric utility;

         o that the expected structuring and expected pricing of the securitization bonds will result in the lowest securitization charge consistent with market conditions and the terms of the financing order;

         o that the amount securitized does not exceed the net present value of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.

         The Customer Choice Act allows electric public utilities an opportunity to recover their qualified costs.

         As a mechanism to recover qualified costs, the Customer Choice Act provides for the imposition and collection of the securitization charge on customers' bills. Because the securitization charge is a usage-based charge based on access to the utility's distribution system, the customers will be assessed regardless of whether the customers take delivery of electricity supplied by the utility, by an alternative electric supplier, or by the customer by means of Consumers' distribution system.

Consumers and Other Utilities May Securitize Qualified Costs

         The Recovery of Qualified Costs May be Facilitated by the Issuance of Securitization Bonds. The Customer Choice Act authorizes the MPSC to issue "financing orders," such as the MPSC financing order, approving, among other things, the issuance of securitization bonds to recover the qualified costs of an electric utility. A subsidiary of a utility or a third party assignee of a utility may issue securitization bonds. Under the Customer Choice Act, proceeds of securitization bonds are required to be used to refinance or retire an electric utility's debt or equity. Securitization bonds are secured by and payable from securitization property and may have a final maturity date of up to 15 years from the date of issuance. It is expected that the securitization bonds will be paid in full on the expected final payment date which will be at least three months before the related final maturity date, although failure to pay principal of the securitization bonds before the final maturity date will not constitute an event of default under the indenture.

         The Customer Choice Act contains a number of provisions designed to facilitate the securitization of qualified costs and related expenses.

         A Financing Order is Irrevocable. Under the Customer Choice Act, securitization property is created by the issuance by the MPSC of a financing order. The Customer Choice Act provides that each financing order, including the MPSC financing order, and the securitization charges authorized by the order, are irrevocable, subject to rehearing by the MPSC only upon motion filed by the utility. Notwithstanding its irrevocability, a party to the related MPSC proceeding may appeal the financing order to the Michigan court of appeals within 30 days after issuance by the MPSC. Under the Customer Choice Act, a financing order and the securitization charges authorized in the MPSC financing order are also not subject to reduction, impairment or adjustment by further action of the MPSC, other than pursuant to the securitization charge adjustment provisions of that Act.

         In addition, under the Customer Choice Act, the State of Michigan pledges for the benefit and protection of the financing parties, such as the bondholders, and the electric utility, not to take or permit any action that would impair the value of securitization property, reduce or alter, except as contemplated by the periodic adjustments to the securitization charge authorized by the Customer Choice Act, or impair the securitization charges to be imposed, collected and remitted to the financing parties until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the related securitization bonds have been paid and performed in full. See "-- The Securitization Charge and Tax Charges are Adjusted Periodically" below. See also "Risk Factors -- Judicial, Legislative or Regulatory Action That May Adversely Affect Your Investment" in this prospectus. Securitization bonds do not constitute a debt or obligation of the State and are not a charge on the full faith and credit or taxing power of the State.

         The Securitization Charge and Tax Charge are Adjusted Periodically. The Customer Choice Act requires each financing order to include a mechanism requiring that securitization charges be reviewed and adjusted by the MPSC at least annually. The MPSC financing order provides for Consumers, as servicer, to request adjustments annually, and quarterly beginning 12 months preceding the expected final payment date of the final class of the securitization bonds. These adjustments are formula-based to provide revenues sufficient to provide for timely payment of the principal of and interest which, in the case of interest on any floating rate class, will be calculated at the applicable gross fixed rate on the securitization bonds in accordance with the expected amortization schedule and other required amounts and charges in connection with the securitization bonds. The tax charge described below will also be adjusted as necessary to provide Consumers with an amount sufficient to recover federal and state taxes in respect of the securitization charge revenue collections. Consumers agrees in the servicing agreement to file with the MPSC a requested adjustment calculated in accordance with the formula set forth in the MPSC financing order. See "The MPSC Financing Order and the Securitization Charge -- The MPSC's Securitization Charge Adjustment Process" in this prospectus.

         Customers Cannot Avoid Paying the Securitization Charge. The Customer Choice Act provides that the securitization charge is "non-bypassable" which means that the charge will be payable by electric customers taking delivery from Consumers' or its successor on its MPSC-approved rate schedules or under special contracts, even if those customers elect to purchase electricity from an alternative electric supplier.

         The Customer Choice Act Provides Procedures for Perfecting the Transfer and Pledge of Securitization Property. The Customer Choice Act specifies the procedures for perfecting that the transfer of the securitization property from Consumers to the issuer under Michigan law and perfecting the security interest granted by the issuer to the trustee in the securitization property under Michigan law. The Customer Choice Act provides that a transfer of securitization property will be perfected against all third parties, including subsequent judicial and other lien creditors when a financing statement with respect to the transfer has been filed in accordance with the Michigan Uniform Commercial Code, referred to as the Uniform Commercial Code.

         The Customer Choice Act Provides That Security Interests in the Securitization Property are Perfected by Means of a Filing Under the Uniform Commercial Code. A security interest in securitization property may be created only by a financing order and the execution of a security agreement, such as the indenture. A security interest in securitization property attaches automatically upon receipt of the purchase price of the securitization bonds and is perfected upon the filing of a financing statement under the Uniform Commercial Code, whether or not the revenues or proceeds thereof have accrued and whether or not the value of the securitization property is dependent on customers receiving service. Perfection of the trustee's security interest in the securitization property is necessary in order to establish the priority of the trustee's security interest over claims of other parties to the securitization property. The Customer Choice Act provides that priority of security interests in securitization property will not be impaired by:

         o commingling of securitization charge revenue collections with other funds of the utility or its assignee (although this provision may not be enforceable in a bankruptcy of the utility), or

         o     later modification of the financing order.

         The Customer Choice Act Characterizes the Transfer of Securitization Property as a True Sale and not a Secured Transaction. The Customer Choice Act provides that a transfer by the utility or an assignee of securitization property will be treated as a true sale and not a secured transaction and that legal and equitable title has passed to the assignee, if the parties expressly state in governing documents that a transfer is to be a sale or other absolute transfer. The characterization of the transfer as a true sale is not affected by the fact that:

         o the purchaser has any recourse against the assignor, or any other term of the parties' agreement, including the assignor retaining an equity interest in the securitization property;

         o the electric utility acts as collector of the related securitization charge; or

         o the transfer is treated as a financing for tax, financial accounting or other purposes.

See "Risk Factors" " -- The Risks Associated With Potential Bankruptcy Proceedings" and "-- The Sale of Securitization Property Could Be Construed as a Financing" in this prospectus.


           The MPSC Financing Order and the Securitization Charge

The MPSC Financing Order

         Consumers' Application and the MPSC Financing Order. In July 2000, Consumers filed an application with the MPSC requesting the issuance by the MPSC of a financing order under the Customer Choice Act, together with a proposed form of the financing order. On October 24, 2000 the MPSC issued a financing order under the Customer Choice Act. On January 4, 2001, the Commission issued an order on rehearing in response to a request for rehearing by Consumers. Those two orders together are referred to in this prospectus as the MPSC financing order. In its application, Consumers requested that the MPSC allow the recovery of a gross amount of $714,498,826 of generation-related regulatory assets, net of $2,040,741 of certain regulatory liabilities, and a gross amount of $12,500,000 of initial or up-front other qualified costs. Net of taxes and tax credits, the MPSC approved $468,592,000 of qualified costs for recovery through securitization. That amount represents a reduction from the amount requested by $6,088,000. As a result, Consumers will be allowed to recover a gross amount of $708,410,826 of generation-related regulatory assets. The MPSC also authorizes Consumers to recover the state and federal taxes related to the principal amount of securitization revenues through a non-bypassable tax charge which Consumers may charge, collect and retain on its own behalf, referred to as the tax charge.

         The MPSC Authorizes Consumers to Sell Securitization Property to the Issuer. Under the MPSC financing order, the MPSC authorizes Consumers to assign, sell, transfer or pledge securitization property to the issuer.

         The MPSC Authorizes Issuance of Securitization Bonds. The MPSC financing order authorizes the issuance of securitization bonds with an initial total principal balance not to exceed $468,592,000, secured by securitization property. The securitization bonds may have a final stated maturity not later than 15 years from the date of issuance. The MPSC financing order also approves the structure and other key terms of the securitization bonds.

         The MPSC Authorizes Consumers to Impose the Securitization Charge and the Tax Charge. Under the MPSC financing order, the MPSC authorizes Consumers to impose and collect from customers the securitization charge in amounts sufficient to provide for the timely payment of the principal of and interest on the securitization bonds and all ongoing other qualified costs, referred to together as the periodic payment requirement. Ongoing other qualified costs are the actual costs which the issuer incurs in connection with the securitization transaction in addition to the payment of principal of and interest on the securitization bonds. These include the servicing fee, the fees and expenses of the indenture trustee and of the independent managers or trustees of the issuer, the administration fee, rating agency fees, legal and accounting fees and expenses, indemnity payments, if any, funding of the overcollateralization subaccount, replenishment of amounts withdrawn from the overcollateralization subaccount or the capital subaccount, the ongoing costs of any additional credit enhancement, the periodic or termination amounts payable under any interest rate swaps or cap agreements, and other similar operating expenses of the issuer.

         In addition, the MPSC financing order authorizes Consumers to impose and collect the tax charge in an amount sufficient for Consumers to recover federal, state and local taxes payable in connection with the securitization charge revenue collections. Consumers will charge, collect and retain the tax charge for its own account.

         The securitization charge will be a uniform per kilowatt-hour charge assessed against all customers of each rate class and under all special contracts, on a monthly basis as part of each customer's regular monthly billings. The securitization charge will be subject to the maximum lawful energy charges which may be in effect from time to time for any of those rate classes and special contracts. Consumers will set the initial per kilowatt-hour securitization charge in an amount not to exceed $0.00205 per kWh and the initial tax charge in an amount not to exceed $0.00025 per kWh, each based upon the formula approved in the MPSC financing order. In comparison, the current average residential rate for generation service is [ ] per kWh. In the unlikely event that adjustments to the securitization charge would cause that charge to increase to the maximum lawful rate for any rate class, any resulting shortfall in securitization charge revenue collections would be borne by all remaining rate classes and special contracts on a uniform per kWh basis. The securitization charge and the tax charge will be reflected in each customer's bill as separate line items.

         The securitization charge for each series of securitization bonds will be assessed on all customer bills starting with the beginning of the first billing cycle of Consumers after issuance of that series of securitization bonds. Upon each adjustment of the securitization charge or issuance of additional series of securitization bonds, the adjusted securitization charge will be assessed in the same manner.

         The periodic adjustments to the securitization charge are designed to ensure that securitization charge revenue collections are not more or less than the amount necessary to provide for the timely payment of the periodic payment requirement. In requesting periodic adjustments, subsequent forecasts will take into account updated projections of electricity deliveries, the timing of revenue collections, projected uncollectibles and expenses, any amounts held in the reserve subaccount, any depletion of amounts in the capital subaccount or the overcollateralization subaccount and the issuance of any additional series of securitization bonds. Any additional series of securitization bonds will also be secured by and payable from the securitization property which will comprise the combined securitization charge collections imposed with respect to all series.

Appeals of the MPSC Financing Order

         The Michigan Attorney General filed appeals of the MPSC financing order on November 27, 2000 and on February 5, 2001 with the Michigan Court of Appeals. On July 24, 2001, the Court of Appeals issued a unanimous order affirming the MPSC financing order. The Attorney General advised Consumers that she would not file an application for a rehearing or for an appeal of the Court of Appeals' decision to the Michigan Supreme Court. In addition, the period to file an application for rehearing or for an appeal to the Michigan Supreme Court expired on August 14, 2001. The period to file a delayed application for an appeal to the Michigan Supreme Court expires on September 18, 2001. See "Risk Factors - Judicial, Legislative or Regulatory Action That May Adversely Affect Your Investment - The Law Which Underpins the Securitization Bonds May Be Invalidated" in this prospectus.

The MPSC's Securitization Charge Adjustment Process

         The servicer will seek adjustments to the securitization charge in order to enhance the likelihood that securitization charge revenue collections, including any amounts on deposit in the reserve subaccount, are neither more nor less than the amount necessary to provide for the timely payment of the periodic payment requirement. These adjustments are formula-based, incorporating actual securitization charge revenue collections, as well as updated assumptions regarding projected future deliveries of electricity to customers, expected delinquencies and charge-offs and future expenses relating to securitization property and the securitization bonds, and the issuance of any additional series of securitization bonds. The adjustments are designed to achieve the required level of revenue collections by the payment date immediately preceding the next date on which the securitization charge is adjusted, taking into account any amounts on deposit in the reserve subaccount. If at the time of issuance of a series, the servicer determines any additional adjustments are required, the dates for these adjustments will be specified in the prospectus supplement for the series.

         The Schedule for Making Adjustments to the Securitization Charge. Under the Customer Choice Act, the securitization charge must be adjusted at least annually. Under the MPSC financing order, Consumers, as servicer, is required to submit a request to the MPSC for adjustments each year through the date twelve months prior to the expected final payment date of the final class of the securitization bonds, and quarterly thereafter. Requests for adjustments must be submitted to the MPSC at least 45 days before the adjustment may take place. The request must show the computation of the proposed adjustments to the securitization charge and that the proposed revision of the securitization charge will generate the recovery of amounts sufficient to make on a timely basis all scheduled payments on the securitization bonds and all other fees, charges and expenses of the issuer. The adjustment will take effect at the beginning of the complete monthly billing cycle of Consumers following the date of approval by the MPSC of the proposed adjustment. The previous securitization charge remains in effect until that time. The MPSC has not determined the procedures to be applied in conducting its review of a requested adjustment, including whether notice and an opportunity for a hearing or comment will be allowed. However as required by the financing order, each review must be completed within 45 days after the servicer files its request for an adjustment and must be limited in scope to the arithmetic computation contained in the proposed adjustment. In the case of notification by the MPSC of error, the servicer will implement the corrected adjustment. The date on which the servicer notifies the MPSC of a proposed adjustment is referred to as a calculation date.

         The MPSC Authorizes Consumers to Make "Non-Routine" Adjustments to the Securitization Charge. The MPSC financing order also grants Consumers, as servicer, the authority to make "non- routine" filings for adjustments in the formula specified in the MPSC financing order for the mandatory periodic adjustments in order to remedy a significant and recurring variance between actual and expected securitization charge revenue collections and to assure timely payment of the periodic payment requirement. Any such filing is required to be made at least 90 days prior to the proposed effective date and would be subject to MPSC hearing and approval.

           The Seller and Servicer of the Securitization Property

Consumers

         Consumers is both the seller and the servicer of the securitization property. See "Consumers Energy Company" in this prospectus. All tabular information regarding Consumers will be updated in any prospectus supplement issued after the date of this prospectus.

Consumers' Customer Classes, Electricity Consumption and Revenues

         Customer Classes. Consumers' retail customer base is divided into three general customer classes: residential, commercial and industrial. Each customer class is defined by type of customer business and not by voltage level. Several rate classes are included within each customer class differentiated by type of service and other service characteristics.

         The residential customer class consists of approximately 1,500,000 residents in the State of Michigan. The commercial customer class is comprised of enterprises such as restaurants, grocery stores, shopping malls, office and apartment buildings. Additionally, the commercial customer class includes public street and highway lighting units. The industrial customer class is comprised of diverse industries such as oil and gas production, automotive assembly and supply, chemical, pharmaceutical, airports, specialized steel manufacturing, foundries and paper mills.

         The following table shows the average number of Consumers' electric customers in each customer class and the percentage each customer class bears to the total average number of customers for the periods indicated.


                                                      Table 1
                              Average Number of Electric Customers (Customer Meters)

                                                         For the Year Ended
                  --------------------------------------------------------------------------------------------------
                            12/31/96                          12/31/97                          12/31/98
                  -----------------------------    -------------------------------   -------------------------------
                      Average                          Average                           Average
                     Number of                        Number of                         Number of
                     Customers      % of Total        Customers      % of Total         Customers       % of Total
                  ---------------- ------------    --------------- ---------------------------------- --------------
Residential              1,397,966       88.46%          1,417,168          88.38%          1,437,678         88.32%
Commercial                 173,190       10.96%            177,097          11.04%            180,916         11.11%
Industrial                   9,191        0.58%              9,204           0.57%              9,198          0.57%
                  ---------------- ------------    --------------- ---------------------------------- --------------
Total                    1,580,347      100.00%          1,603,469         100.00%          1,627,792        100.00%




                                      For the Year Ended                               For the Six Months Ended
                 ------------------------------------------------------------      ---------------------------------
                           12/31/99                       12/31/00                              6/30/01
                 ----------------------------   -----------------------------      ---------------------------------
                   Average                          Average                            Average
                  Number of                        Number of                          Number of
                  Customers     % of Total         Customers     % of Total           Customers        % of Total
                 ------------ ---------------   --------------- -------------      ----------------  ---------------
Residential         1,457,459          88.25%         1,478,730        88.16%             1,493,663           88.10%
Commercial            184,779          11.19%           189,298        11.29%               192,548           11.36%
Industrial              9,198           0.56%             9,205         0.55%                 9,202            0.54%
                 ------------ --------------------------------- -------------      ----------------  ---------------
Total               1,651,436         100.00%         1,677,234       100.00%             1,695,413          100.00%


         The following table shows the total billed electric consumption of Consumers' customers in megawatt-hours (referred to as mWh) for each customer class and the percentage each customer class bears to the total consumption for the periods indicated.


                                                      Table 2
                                            Billed Electric Consumption


                                                For the Year Ended
                             12/31/96                          12/31/97                         12/31/98
                  -------------------------------    -----------------------------    -----------------------------
                        mWh         % of Total            mWh        % of Total            mWh        % of Total
                        ---         ----------            ---        ----------            ---        ----------
Residential            10,792,821          32.10%       10,746,679          31.38%       11,032,749          31.23%
Commercial             10,083,081          29.99%       10,280,472          30.02%       10,773,484          30.50%
Industrial             12,741,810          37.90%       13,222,932          38.61%       13,517,251          38.27%
                  --------------- ---------------    ------------- ---------------    ------------- ---------------
Total                  33,617,712         100.00%       34,250,083         100.00%       35,323,484         100.00%


                                         For the Year Ended                               For the Six Months Ended
                 ------------------------------------------------------------------     ----------------------------
                             12/31/99                           12/31/00                          6/30/01
                 ------------------------------------------------------------------     ----------------------------
                        mWh          % of Total            mWh         % of Total            mWh        % of Total
                        ---        --------------          ---       --------------          ---      --------------
Residential             11,390,478         31.42%        11,371,086          31.47%         5,739,577         31.77%
Commercial              11,141,859         30.74%        11,326,042          31.35%         5,595,168         30.97%
Industrial              13,718,953         37.84%        13,436,076          37.18%         6,220,745         37.27%
                 ----------------- --------------     -------------  --------------     ------------- --------------
Total                   36,251,290        100.00%        36,133,204         100.00%        17,555,490        100.00%



         The following table shows the amount of Consumers' billed electric revenue per customer class and the percentage of each customer class of the total billed revenue for the periods indicated.



                                                      Table 3
                                           Billed Electric Revenues ($000)


                                                           For the Year Ended
                    -------------------------------------------------------------------------------------------------
                              12/31/96                          12/31/97                          12/31/98
                    ----------------------------     ------------------------------    ------------------------------
                           $ (000s)  % of Total             $ (000s)   % of Total            $ (000s)   % of Total
                    --------------- ------------     ---------------  -------------    -------------- ---------------
Residential                 863,040       37.42%             910,433         38.12%           938,229          38.40%
Commercial                  749,887       32.52%             767,322         32.13%           798,692          32.69%
Industrial                  693,234       30.06%             710,602         29.75%           706,468          28.91%
                    ----------------------------     ---------------  -------------    -------------- ---------------
Total                     2,306,161      100.00%           2,388,357        100.00%         2,443,389         100.00%


                                          For the Year Ended                              For the Six Months Ended
                    ---------------------------------------------------------------    ------------------------------
                              12/31/99                          12/31/00                          6/30/01
                    ---------------------------------------------------------------    ------------------------------
                           $ (000s)  % of Total             $ (000s)   % of Total            $ (000s)   % of Total
                    --------------- ------------     ---------------  -------------    -------------- ---------------
Residential                 978,765       38.92%             930,703         38.01%           453,277          38.15%
Commercial                  825,693       32.84%             830,281         33.91%           407,777          34.32%
Industrial                  710,133       28.24%             687,597         28.08%           327,232          27.54%
                    --------------- ------------     ---------------  -------------    -------------- ---------------
Total                     2,514,591      100.00%           2,448,581        100.00%         1,188,286         100.00%


Percentage Concentration Within Consumers' Commercial and Industrial Classes

         For the period ended December 31, 2000, the [ten] largest single site electric customers represented approximately [ ]% of Consumers' kilowatt-hour sales and the [ten] largest multi-site electric customers represented approximately [ ]% of Consumers' kilowatt-hour sales. In both cases, the customers are in the commercial or industrial customer classes. There are no material concentrations in the residential class.

How Consumers Forecasts the Number of Customers and the Amount of Electricity To Be Delivered Over Its Facilities

         Accurate projections of the number of customers, kWh deliveries and retail electric revenues are important in setting, maintaining and adjusting the securitization charge. The securitization charge must be sufficient to pay interest on and principal of the securitization bonds as well as the other periodic payment requirements. See "The MPSC Financing Order and the Securitization Charge -- The MPSC's Securitization Charge Adjustment Process" and "Risk Factors -- Servicing Risks" in this prospectus.

         Consumers has prepared annual forecasts of electric energy (megawatt-hour) deliveries for the following year and several years thereafter. The primary uses of the forecasts have been for capacity planning, financial planning, and rate case support. Monthly energy forecasts are derived from the annual forecasts based on allocation factors that consider monthly consumption growth trends.

         Electric energy forecast models for Consumers were last updated in April, 2000. Econometric models were developed for use in forecasting electric energy deliveries to the residential, commercial, and industrial customer classes. Where appropriate, these classes are segmented into further detail for purposes of analysis and forecast development. These models forecast electric deliveries as a function of regional housing start and personal income economic indicators, as well as national indicators of industrial production and vehicle unit production by its largest industrial customer, General Motors. The forecast also considers the effects of planned industrial plant closings or expansions on total electric deliveries as adjustments to the econometric model forecasts. The forecast models are developed using historical data that has been adjusted for abnormal weather conditions. As a result, the forecast reflects expected usage under normal weather conditions. "Normal" weather conditions are based on thirty year averages for heating and cooling degree days.

         Consumers' forecasting process emphasizes the importance of high quality analysis. When econometric forecast models are developed, they are evaluated against specific logic and statistical tests. These tests form the basis of making selections between alternative forecast models and variables. Actual sales are compared to forecasted sales on a monthly basis in order to determine if any significant condition exists that was not anticipated at the time the forecast was made.

         The econometric models forecast energy usage through 2005. Beyond 2005, it is assumed that consumption will grow at an annual average rate of 2.3%. This assumption is consistent with actual growth experienced by Consumers over a long-term historical period.

         Consumers Energy utilized the most current U.S. and Michigan economic forecasts available at the time the forecast models were developed.

Actual Consumption Compared to Forecast

         Consumers conducts sales forecast variance analysis on a regular basis to monitor how well forecasts track actual consumption. This is important for short-term resource procurement functions as well as for budgeting and financial reporting.

         The table below compares actual deliveries in gigawatt-hours (referred to as gWh) for a particular year to the related forecast prepared by Consumers Energy during the previous year. For example, the 1999 annual variance is based on a forecast prepared in 1998. The annual variances for all combined customer classes from 1996 through 2000 range from 0.1% to 4.2% in absolute terms. During the historical forecast periods, there are no discernable trends established that can be used to predict future forecast variances.

         Many factors can contribute to annual variances between actual electricity consumption and the amount of sales forecast in the preceding year, including unexpected weather conditions and unanticipated changes in economic conditions. For example, the variance in 1997 can be attributed to a cooler than normal summer which required less air conditioning and, therefore, reduced electric consumption. The 1997 variance in the industrial class resulted in part from a forecast assumption that demand side management programs would result in decreased consumption to a degree greater than in fact occurred. The residential variance in 2000 reflects the combined effect of reduced air conditioning and space heating demand due to mild winter and summer temperatures. The industrial variance in 2001 reflects the impact of reductions in manufacturing activity that were not anticipated at the time the forecast was developed.


                                                      Table 4
                    Normalized Forecast Compared to the Actual Amount of Electricity Delivered


                                                                                                                    Through
                                 1996             1997             1998           1999               2000          June 2001
                             -------------    -------------    ------------- ---------------    --------------    -----------
       Residential
Forecast (gWh)                 10,775           11,037           11,108          11,397            11,872              5,847
Actual (gWh)                   10,793           10,747           11,033          11,391            11,371              5,740
Variance-%                       0.2%            -2.6%            -0.7%           -0.1%             -4.2%              -1.8%

       Commercial
Forecast (gWh)                 10,190           10,375           10,619          10,934            11,313              5,646
Actual (gWh)                   10,084           10,281           10,774          11,142            11,326              5,595
Variance-%                      -1.0%            -0.9%             1.5%            1.9%              0.1%              -0.9%

       Industrial
Forecast (gWh)                 13,035           12,826           13,626          13,805            13,467              6,733
Actual (gWh)                   12,742           13,223           13,517          13,719            13,436              6,221
Variance-%                      -2.2%             3.1%            -0.8%           -0.6%             -0.2%              -7.6%

         The table below compares the actual number of customers at the end of each year to the related forecast prepared during the previous year. For example, the annual 1996 variance is based on a forecast prepared in 1995. There can be no assurance that the future variance between actual and expected consumption will be similar to the historical experience set forth below.


                                                      Table 5
                               Forecast Variance for the Number of Retail Customers


                                          12/31/96      12/31/97    12/31/98    12/31/99   12/31/00      6/30/01
                                          --------      --------    --------    --------   --------      --------
Residential Customers
    Forecasted.......................      1,404,916    1,419,889   1,447,160   1,465,171   1,487,323     1,494,872
    Actual...........................      1,408,965    1,428,154   1,447,689   1,468,557   1,489,024     1,496,928
    Variance.........................          0.29%        0.58%       0.04%       0.23%       0.11%         0.14%
Commercial Customers
    Forecasted.......................        174,579      177,576     181,988     186,162     189,630       192,320
    Actual...........................        175,318      179,264     182,878     187,002     191,797       193,050
    Variance.........................          0.42%        0.95%       0.49%       0.45%       1.14%         0.38%
Industrial Customers
    Forecasted.......................          9,226        9,344       9,419       9,365       9,471         9,256
    Actual...........................          9,231        9,180       9,197       9,203       9,199         9,170
    Variance.........................          0.05%       -1.76%      -2.36%      -1.73%      -2.87%        -0.93%



         If actual kWh of electricity delivered is higher than the forecast used to develop the securitization charge, then there will most likely be more securitization charge revenues collected than assumed. Similarly, if actual kWh of electricity delivered is lower than the forecast used to develop the securitization charge, there will most likely be less securitization charge revenues collected than assumed. Any variance will be taken into account in the true-up mechanism approved in the MPSC financing order.

Credit Policy; Billing; Collections; Restoration of Service

         Consumers' policies and procedures pertaining to credit (including requirements for deposits from customers), billing, collections (including procedures for disconnection of service for non- payment) and restoration of service after disconnection, are governed by applicable laws and Consumers' rules and regulations as approved by the MPSC. To the extent permitted by applicable laws, Consumers may change its rules and regulations and seek approval from the MPSC for new tariffs governing these activities to enhance Consumers' ability to collect payment for services received by customers and to recover amounts billed to customers for utility services. Consumers will agree, in the servicing agreement, not to initiate any changes that materially and adversely affect Consumers' ability to collect payment for services incurred by customers or recover amounts billed to customers for utility services, except for any changes required by applicable law or MPSC orders. Under the servicing agreement, any such changes initiated by Consumers will also apply to the servicing by Consumers, as the servicer, of the securitization property.

Credit Policy

         Under applicable law, Consumers is generally required to provide service to retail customers and potential customers within its service area. Consumers' review of the credit history of applicants applying for utility service generally consists of a review to determine if the applicant has previously received service from Consumers and, if so, whether there are any delinquent billed amounts outstanding. Within this initial review process, Consumers identifies customers making applications at premises which have demonstrated chronic uncollectible debt write-off experience. In these instances, service applicants are requested to physically apply for service at a Consumers office location. In general, Consumers relies on the information provided by the applicant and Consumers' customer information system, to determine whether Consumers has previously served the applicant and whether any delinquent billed amounts in the applicant's name remain outstanding. In accordance with Consumers' tariffs, deposits may be required from applicants applying for service or from existing customers to protect Consumers against losses. Customers from whom deposits are most frequently obtained include residential customers who have had their service disconnected for nonpayment of bills outstanding, and from commercial and industrial customers with limited or no credit history or exhibiting poor payment history as defined in Consumers' tariffs. The typical maximum allowable amount of the deposit following discontinuation of service for residential customers is twice the average peak season monthly bill for the premises. The maximum allowable amount of deposit for commercial and industrial accounts is typically three times an average monthly bill for the customer. The deposit is refunded to the residential customer upon satisfactory payment (as prescribed within the regulations) by the customer for a period of 12 consecutive months. The deposit is generally refunded to the commercial and industrial customer after the customer has made 12 consecutive months of payments on or before the due date.

Billing Process

         Consumers bills its customers once every 27 to 33 days with approximately an equal number of bills being distributed each servicer business day, that is, five days a week except holidays and an occasional Saturday. Customers receiving both electricity and gas service from Consumers receive combined bills for the charges incurred for both types of service during the billing period. As of December 2000, approximately 41% of Consumers' customers received electric service only and 38% received gas service only. The remaining 21% were combination accounts. For the year ending December 31, 2000, Consumers mailed an average of 125,000 bills on each servicer business day to customers in its various customer categories. Customer bills with potential billing errors are retained for review. This review involves accounts that have abnormally high or low bills and possible meter reading errors or meter malfunctions. As of December 2000, 355,000 residential and small commercial and industrial customers, which constitute approximately 13% of Consumers' electric and gas customers, were billed on the equal monthly payment plan ("EMPP"). Customers on this plan are billed equal monthly amounts based on twelve months of billing history for each account. The EMPP year begins with the June bill month. The EMPP customers' accounts are reconciled at the end of the plan year in May. Overpayments or underpayments for the plan year are settled in May or for underpayments spread over a 90-day period.

Consumers may change its billing policies and procedures from time to time. It is expected that any such changes would be designed to enhance
Consumers' ability to make timely recovery of amounts billed to customers.

Collection Process

         Consumers receives approximately 70% of its total bill payments, by number of bills (both electric and gas), via United States mail through its central mail remittance center. Approximately 13% of payments are received through third-party collection agents (banks, grocery stores and other similar entities which offer the processing of utility bill payments as a convenience to their customers). Another 7% are received via Consumers' local offices and the remaining 10% are received electronically.

         Bills are processed and mailed to customers one day after the customer's meter is read or estimated. Residential accounts are considered past due if not paid within 17 days and within 21 days for commercial and industrial accounts. Residential account payments are considered timely (no late payment charge applied) if received by not more than five days after the due date and if received on or before the due date for commercial and industrial accounts.

         For Residential Customers, the standard credit cycle begins with a past due reminder notice being sent with the residential bill if payment has not been received by the time of the second month's billing. If the past due billing remains unpaid two weeks after the reminder notice was sent to the customer, a final notice is mailed to the customer. Approximately one week following the mailing of the final notice, a series of collection calls are initiated by a third-party collection agency on behalf of Consumers. At approximately 45 days past due, an intent to discontinue service notice is mailed to the customer. Following mailing of the intent to discontinue service notice, if the past due balance has not been paid within three days, the account is scheduled for service disconnection. If the account is being worked in the field for disconnection, should the customer pay the past due balance at the time that the service representative visits the premise, the service will be continued. If the past due billing is not paid at that point, service is disconnected.

         For commercial and industrial customers, the standard credit cycle aligns closely to the residential cycle as described above, with the exception that past due mailings and telephone contact attempts are manual in nature and completed within Consumers' credit operational areas.

         Customers are entitled to enter into deferred settlement agreements in accordance with applicable laws and Consumers' tariffs as regulated by the MPSC. Such payment agreements allow the customer to make partial payments, or to extend an arrearage, during periods of financial hardship. Service disconnection is not implemented against a customer who has entered into and is abiding by a settlement agreement. Consumers is prohibited from disconnecting service under certain conditions, such as for those customers who are enrolled and complying with the winter protection program. Consumers is also subject to agreements with agencies administering certain low-income programs which limits Consumers' ability to disconnect service to customers receiving payment under such programs.

         On a monthly basis, net write-offs are calculated from the gross write-offs for the month, less recoveries (payments, adjustments, deposits, etc) for that month. Although most write-offs are associated with final accounts that have reached the 90-100 day past due threshold, recoveries received during the month could be associated with accounts charged off during any previous period.

         If a customer declares bankruptcy, a final billing for the energy amount is completed and claims are filed in the bankruptcy. In the majority of commercial and industrial filings involving Chapter 11 bankruptcy filings, an attempt is made to obtain a security deposit from the new entity. These deposits are typically held until a formal reorganization plan has been established or timely payments over a predetermined period have been received from the customer.

Write-Off Process

         Consumers sends final billed accounts to an external collection agency approximately 30 days after the due date of an unpaid final bill. Final bills are issued to customers in three circumstances:

o a customer requests discontinuation of energy service from Consumers or voluntarily discontinues its receipt of energy service during the credit cycle,

o a customer has had energy service physically disconnected for nonpayment of a final bill for 10 days, and

o a customer has had energy service physically disconnected for nonpayment of a final bill and at the same location a new customer requests energy service.

Upon receipt of an unpaid final bill, the collection agency takes a number of progressive collection steps to solicit payment from the customer. If the past due amount remains unpaid approximately 100 days after a final bill has been issued, which is approximately 210 to 225 days from the beginning of the credit collection cycle, the account is written-off as uncollectible. At the point of write-off, the uncollectible accounts are distributed among three external collection agencies for a final attempt at collection. On a monthly basis, net write-offs are calculated from the gross write- offs for the month by subtracting recoveries which include payments, deposits, transfers and adjustments for that month.

Restoration of Service

         Prior to restoring service that has been disconnected, Consumers has the right to require payment of all of the following charges: (1) the total past due amount owing for which the service was disconnected, (2) a security deposit in accordance with Consumers' tariffs, (3) a restoration charge in accordance with Consumers' tariffs, (4) a meter relocation charge in accordance with Consumers' tariffs, and (5) actual costs associated with the theft of energy, stolen meters or fraudulent switched meters in accordance with Consumers' tariffs.

         Consumers may change its credit, billing, collections and termination/restoration of service policies and procedures from time to time. It is expected that any such changes would be designed to enhance Consumers' ability to bill and collect customer charges on a timely basis. Under the servicing agreement, any changes to customary billing and practices instituted by Consumers will apply to collections of the securitization charge so long as Consumers is the servicer.

         Termination of Service for Certain Residential Customers in the Winter. The winter protection program prevents discontinuance of service of electric and gas service to qualified residential customers during the heating season, currently from November 1 to March 31. Consumers cannot shut off service to an eligible customer during the heating season for nonpayment of a delinquent account if the customer is an eligible senior citizen customer or if the customer pays to Consumers a monthly amount equal to 7% of the estimated annual bill for the eligible customer and the eligible customer demonstrates, within 14 days of requesting shutoff protection, that he or she has made application for state or federal heating assistance. If an arrearage exists at the time an eligible customer applies for protection from shutoff of service during the heating season, Consumers will permit the customer to pay the arrearage in equal monthly installments until the subsequent winter protection program begins. Consumers may shut off service to an eligible low-income customer who does not pay the monthly amounts after giving proper notice. At the conclusion of the heating season, Consumers reconciles the accounts of eligible customers and permits customers to pay any amounts owing in equal monthly installments between April 1 and November 1. Consumers may also shut off service to eligible customers who fail to make these installments payments on a timely basis.

Loss and Delinquency Experience

         The following tables set forth information relating to Consumers' total billed revenues and delinquency and write-off experience for the past several years. Such historical information is presented because Consumers' actual experience with respect to delinquencies and write-offs may affect the timing of securitization charge revenue collections. Consumers expects, but cannot assure, that the delinquency and write-off experience with respect to securitization charge revenue collections will not differ substantially from the rates indicated.

         Delinquency and write-off data is affected by factors such as the overall economy, weather and changes in collection practices. While delinquency ratios as a percentage of total retail billings have remained largely consistent over the past three and one-half years, uncollectible charge-off experience has improved significantly. Significant factors influencing this positive trend include:

o increased emphasis on field collection and disconnection for non-payment,
o        improved recovery results at external collection agencies,
o internal system enhancements which have assisted in the identification of potentially "high risk" accounts,
o final billed and uncollectible accounts have been placed on-line to enable Consumers to transfer these debts to active energy accounts more efficiently,
o initiation of a dedicated fraud section within the credit and collection operation which specifically investigates situations involving potential customer identification fraud, and
o increased use of additional and convenient payment options such as credit cards, checks by telephone and automated pay agents for all customers.

There can be no assurance, however, that this positive trend will continue and changes in the retail electric market could result in delinquency and write-off ratios that vary materially from those presented in the tables below.

The following table shows Consumers total delinquencies as a percentage of total billed revenues for the past six years for all electric customers.


                                                      Table 6
                                  Delinquencies as a Percentage of Billed Retail
                                                     Revenues

                                                                                                For the Six
                                           For the Year Ended                                  Months Ended(1)
                   =====================================================================    ====================
                       12/31/96      12/31/97      12/31/98    12/31/99     12/31/00              6/30/01
                   ---------------------------------------------------------------------    --------------------
Residential
0-30 days               2.34%         1.84%         1.82%       1.65%        2.03%                 1.21%
31-60 days              0.37%         0.36%         0.43%       0.46%        0.50%                 0.64%
61-90 days              0.17%         0.17%         0.22%       0.22%        0.24%                 0.35%
90 + days               0.29%         0.30%         0.31%       0.33%        0.35%                 0.43%

Non-
Residential
0-30 days               1.32%         0.71%         0.82%       0.79%        0.91%                 0.52%
31-60 days              0.06%         0.05%         0.08%       0.06%        0.06%                 0.10%
61-90 days              0.03%         0.02%         0.03%       0.03%        0.08%                 0.05%
90 + days               0.06%         0.13%         0.05%       0.10%        0.23%                 0.15%

1     Annual revenues for this column were estimated based on actual revenues through June 30, 2001.


The following table shows Consumers' total write-offs as a percentage of total billed revenues for the past five years for all electric customers.


                                                      Table 7
                              Write-Offs as a Percentage of Billed Electric Revenues


                                                                                                     For the Six
                                                  For the Year Ended                                 Months Ended
                      ---------------------------------------------------------------------------  ----------------
                         12/31/96       12/31/97       12/31/98        12/31/99       12/31/00         6/30/01
                         --------       --------       --------        --------       --------         -------
Residential.........      0.74%           0.60%          0.41%           0.35%          0.44%           0.26%
Non-Residential.....      0.05%           0.05%          0.16%           0.04%          0.10%           0.12%
Total...............      0.31%           0.25%          0.26%           0.16%          0.23%           0.17%



         Write-offs reflect amounts recovered by Consumers from deposits, bankruptcy proceedings and payments received once an account has been either written-off by Consumers or transferred to one of its external collection agencies.

How Consumers Will Apply Partial Payments by its Customers

         The MPSC financing order requires that Consumers allocate partial payments of electricity bills proportionately among the securitization charge, the tax charge and other billed amounts, including any accrued interest and late fees, based on the ratio of the amount of that component of the bill to the amount of the total bill.


                     Consumers Funding LLC, the Issuer

         Consumers Funding LLC, the issuer of the securitization bonds, was formed as a Delaware limited liability company on October 11, 2000 pursuant to a limited liability company agreement of Consumers as sole member of the issuer. The assets of the issuer are limited to the securitization property which was sold to the issuer, the trust funds held by the trustee, the rights of the issuer under the transaction documents, any third party credit enhancement or rights under any interest rate swap agreement and any money distributed to the issuer from the collection account in accordance with the indenture and not distributed to Consumers. The MPSC financing order and the indenture provide that the securitization property, as well as the other collateral described in the MPSC financing order and the indenture, will be pledged by the issuer to the trustee. Pursuant to the indenture, the securitization charge revenue collections remitted to the trustee by the servicer must be used to pay the securitization bonds and other obligations of the issuer specified in the indenture. As of the date of this prospectus, the issuer has not carried on any business activities and has no operating history. Audited financial statements of the issuer as
of [        ], [       ] are included in this prospectus.

         The Issuer's Purpose. The issuer has been created solely for the purposes of:

         o     purchasing and owning the securitization property;

         o issuing one or more series of securitization bonds, each of which may be comprised of one or more classes, from time to time;

         o pledging its interest in the securitization property and other collateral to the trustee under the indenture in order to secure the securitization bonds; and

         o performing activities that are necessary, suitable or convenient to accomplish these purposes, including the execution of any interest rate swap agreement or hedging arrangement incident to the issuance of securitization bonds.

         The Interaction Between Consumers and the Issuer. On the issue date for each series, Consumers will sell securitization property to the issuer pursuant to the sale agreement between the issuer as buyer and Consumers as seller. Consumers will service the securitization property pursuant to a servicing agreement with the issuer. Consumers and any successor in the capacity of servicer are referred to as the servicer.

         The Issuer's Management. The issuer's business will be managed by five managers, referred to as the managers, appointed from time to time by Consumers or, in the event that Consumers transfers its interest in the issuer, by the new owner or owners. The issuer will have at all times following the initial issuance of the securitization bonds at least two independent managers who, among other things, are not and have not been for at least five years from the date of their appointment:

         o a direct or indirect legal or beneficial owner of the issuer or Consumers or any of their respective affiliates,

         o a relative, supplier, employee, officer, director, manager, contractor or material creditor of the issuer or Consumers or any of their respective affiliates, or

         o     a person who controls Consumers or its affiliates.

The remaining managers will be employees or officers of Consumers. The managers will devote the time necessary to conduct the affairs of the issuer.

         The following are the managers as of the date of this prospectus:


Name                                Age          Position at Consumers
Alan M. Wright                      54           Senior Vice President and Chief Financial Officer
David A Mikelonis                   51           Senior Vice President and General Counsel
Thomas A. McNish                    63           Vice President and Secretary


         Consumers, as the sole member of the issuer, will appoint the two independent managers prior to the issuance of the initial series of securitization bonds.

         None of the managers has been involved in any legal proceedings which are specified in Item 401(f) of the SEC's Regulation S-K.

         The Managers' Compensation and Limitation on Liabilities. The issuer has not paid any compensation to any manager since the issuer was formed. The managers other than the independent managers will not be compensated by the issuer for their services on behalf of the issuer. The independent managers will be paid quarterly fees from the revenues of the issuer and will be reimbursed for their reasonable expenses. These expenses include, without limitation, the reasonable compensation, expenses and disbursements of such agents, representatives, experts and counsel as the independent managers may employ in connection with the exercise and performance of their rights and duties under the issuer's limited liability company agreement, the indenture, the sale agreement and the servicing agreement. The limited liability company agreement provides that the managers will not be personally liable under any circumstances except for:

         o liabilities arising from their own willful misconduct or gross negligence,

         o liabilities arising from the failure by any of the managers to perform obligations expressly undertaken in the issuer's limited liability company agreement, or

         o taxes, fees or other charges, based on or measured by any fees, commissions or compensation received by the managers in connection with the transactions described in this prospectus.

The limited liability company agreement further provides that, to the fullest extent permitted by law, the issuer shall indemnify the managers against any liability incurred in connection with their services as managers for the issuer except in the cases described above.

         The Issuer is a Separate and Distinct Legal Entity. The issuer's limited liability company agreement provides that the issuer may not file a voluntary petition for relief under the Bankruptcy Code without the unanimous vote of its managers, including the independent managers. Consumers has agreed that it will not cause the issuer to file a voluntary petition for relief under the Bankruptcy Code. The limited liability company agreement requires the issuer:

         o to take all reasonable steps to continue its identity as a separate legal entity;

         o to make it apparent to third persons that it is an entity with assets and liabilities distinct from those of Consumers, other affiliates of Consumers, the managers or any other person; and

         o to make it apparent to third persons that, except for federal and state tax purposes, it is not a division of Consumers or any of its affiliated entities or any other person.


         The principal place of business of the issuer is [           ],
Jackson, Michigan 49201, and its telephone number is [         ].

         Administration Agreement. Consumers will provide administrative services for the issuer pursuant to an administration agreement between the issuer and Consumers. The issuer will pay Consumers a market rate fee for performing these services.


          Information Available to the Securitization Bondholders

         The issuer has filed with the SEC a registration statement under the Securities Act, with respect to the securitization bonds. This prospectus, which forms a part of the registration statement, and any prospectus supplement describe the material terms of some documents filed as exhibits to the registration statement. However, this prospectus and any prospectus supplement do not contain all of the information contained in the registration statement and its exhibits. Any statements contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of the document so filed. For further information, reference is made to the registration statement and the exhibits thereto, which are available for inspection without charge at the public reference facility maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement and exhibits thereto may be obtained at the above locations at prescribed rates and, for so long as any securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, will be available for inspection by the holders of any listed securitization bonds at the office of the listing agent in Luxembourg. Information as to the operation of the public reference facility is available by calling the SEC at 1-800-SEC-0330. Information filed with the SEC can also be inspected at the SEC site on the World Wide Web at http://www.sec.gov. The issuer will file with the SEC all periodic reports as are required by the Exchange Act and the rules, regulations or orders of the SEC thereunder. The issuer may discontinue filing periodic reports under the Exchange Act at the beginning of the fiscal year following the issuance of the securitization bonds of any series if there are fewer than 300 holders of the securitization bonds.

         All reports and other documents filed by the issuer pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securitization bonds will be deemed to be incorporated by reference into this prospectus and to be a part hereof. Any statement contained in this prospectus, in a prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus or in the prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus, in a prospectus supplement or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus or any prospectus supplement. The issuer will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of this person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits which are not specifically incorporated by reference in the documents. Written requests
for these copies should be directed to the issuer, [Suite        ], 212 West
Michigan Avenue, Jackson, Michigan 49201. Telephone requests for these
copies should be directed to the issuer at [                      ]. In
addition, for so long as any securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, these documents will be available for inspection by the holders of any listed securitization bonds at the office of the listing agent in Luxembourg.


                          The Securitization Bonds

         The securitization bonds will be issued under and secured by the indenture between the issuer and the trustee substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of each series of securitization bonds will be provided in the indenture and the related supplemental indenture. The following summary, together with the terms of a particular series of securitization bonds which are described in the prospectus supplement, describes all material terms and provisions of the securitization bonds.

General Terms of the Securitization Bonds

         The securitization bonds may be issued in one or more series, each made up of one or more classes. The terms of a series may differ from the terms of another series, and the terms of a class may differ from the terms of another class of the same series. The terms of each series will be specified in the related prospectus supplement and supplemental indenture.

         The indenture requires, as a condition to the issuance of each series of securitization bonds, that such issuance will not result in any rating agency reducing or withdrawing its then current rating of any outstanding series or class of securitization bonds. The requirement of confirmation by each of Moody's, S&P and Fitch, to the seller, the servicer, the trustee and the issuer that any action will not result in a reduction or withdrawal of its then current ratings is referred to as the rating agency condition. In circumstances other than the original issuance of a series of securitization bonds, however, so long as Moody's is notified of the proposed action, the rating agency condition may be satisfied with respect to Moody's by notice to Moody's without such confirmation from Moody's.

Payments of Interest on and Principal of the Securitization Bonds

         Interest will accrue on the outstanding principal balance of securitization bonds of a series or class at the interest rate specified in or determined in the manner specified in the related prospectus supplement. Interest will be payable to the securitization bondholders of a series or class on each payment date, commencing on the first payment date specified in the related prospectus supplement. On any payment date with respect to any series, the issuer will make principal payments on that series only until the outstanding principal balance thereof has been reduced to the principal balance specified for that payment date in the expected amortization schedule for that series, but only to the extent funds are available for that series as described in this prospectus. Accordingly, principal of the series or class of securitization bonds may be paid later, but not sooner, than reflected in the expected amortization schedule therefor, except in a case of any applicable optional redemption or acceleration. See "Risk Factors -- Other Risks Associated With An Investment In The Securitization Bonds" and " -- Servicing Risks" in this prospectus.

         The indenture provides that failure to pay the entire outstanding principal balance of the securitization bonds of any series or class by the applicable expected final payment date will not result in an event of default under the indenture until after the applicable final maturity date for the series or class, as applicable.

         On each payment date, the amount required to be paid as principal of the securitization bonds of each series, from securitization charge revenue collections allocable to that series, the capital subaccount and overcollateralization subaccount for that series, and the reserve subaccount for all series, will equal:

         o the outstanding principal balance of any securitization bonds of each class of that series due if that payment date is the final payment date of that class; plus

         o the outstanding principal balance of any securitization bonds of each class of that series called for redemption; plus

         o the outstanding principal balance of any securitization bonds of each class of that series upon acceleration following those events of default specified in the indenture; plus

         o the principal scheduled to be paid on each class of that series of securitization bonds on that payment date, plus any scheduled principal not paid on prior payment dates.

         The entire outstanding principal balance of a series of securitization bonds will be due and payable if:

         o an event of default as specified in the indenture occurs and is continuing and

         o the trustee or the holders of a majority in principal amount of the securitization bonds of all series then outstanding, voting as a group, have declared the securitization bonds to be immediately due and payable.

See "The Indenture -- What Constitutes an Event of Default on the
Securitization Bonds" and "Weighted Average Life and Yield Considerations for the Securitization Bonds" in this prospectus.

Floating Rate Securitization Bonds

         In connection with the issuance of any class of floating rate securitization bonds, the issuer may enter into or arrange for one or more interest rate swap or cap transactions. The related prospectus supplement will include a description of:

         o the material terms of any interest rate swap or cap transaction,

         o the identity of any interest rate swap counterparty or cap provider,

         o any payments due to be paid by or to the issuer or the trustee under any interest rate swap or cap transaction,

         o scheduled deposits in and withdrawals from any class subaccount of the collection account with respect to any interest rate swap or cap transaction,

         o the formula for calculating the floating rate of interest of any floating interest rate class, and

         o the rights of securitization bondholders with respect to any interest rate swap or cap transaction, including any right of termination of or amendment to the interest rate swap or cap agreement.

         Under the indenture, the issuer is obligated to perform all of its obligations pursuant to any interest rate swap or cap agreement to which it is a party.

Redemption of the Securitization Bonds

         If so specified in the related prospectus supplement, the issuer may redeem at its option any series of securitization bonds on any payment date if the outstanding principal balance of such series, after giving effect to payments to be made on that payment date, is less than 5% of the initial principal balance of that series of securitization bonds. If so specified in the related prospectus supplement, additional optional redemption provisions may apply to a series of securitization bonds. The redemption price will, in each case, equal the outstanding principal amount of the securitization bonds being redeemed plus accrued interest to the date of redemption. Notice of redemption of any series of securitization bonds will be given by the trustee to each registered holder of a securitization bond by first-class mail, postage prepaid, mailed not less than 15 days nor more than 45 days prior to the date of redemption or in another manner or at another time as may be specified in the related prospectus supplement. For so long as any securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice of redemption also will be given by publication in a daily newspaper in Luxembourg, expected to be the Luxemburger Wort, not less than 10 days prior to the date of redemption.

         All securitization bonds called for redemption will cease to bear interest on or after the specified redemption date, if the redemption price is on deposit with the trustee at that time, and will no longer be considered "outstanding" under the indenture. The securitization bondholders will have no further rights with respect thereto, except to receive payment from the trustee of the redemption price thereof.

Credit Enhancement for the Securitization Bonds

         Credit enhancement with respect to the securitization bonds of each series will be provided principally by adjustments to the securitization charge and amounts on deposit in the reserve subaccount for all series and the overcollateralization subaccount and capital subaccount for that series. In addition, for any series of securitization bonds or one or more classes thereof, additional credit enhancement, if any, may be provided. The amounts and types of additional credit enhancement, if any, and the provider of any such additional credit enhancement with respect to each series of securitization bonds or one or more classes thereof will be described in the related prospectus supplement. Additional credit enhancement may be in the form of:

         o     an additional reserve subaccount,

         o     subordination of one series for the benefit of another,

         o     additional overcollateralization,

         o     a financial guaranty insurance policy,

         o     a letter of credit,

         o     a credit or liquidity facility,

         o     a repurchase obligation,

         o     a third party payment or other support obligation,

         o     a cash deposit or other similar credit enhancement, or

         o any combination of the foregoing, as may be set forth in the related prospectus supplement.

If specified in the related prospectus supplement, credit enhancement for a series of securitization bonds may cover one or more other series of securitization bonds. See "Risk Factors-- Securitization Bondholders May Experience Payment Delays or Losses as a Result of the Limited Sources of Payment for the Securitization Bonds and Limited Credit Enhancement" in this prospectus.

Securitization Bonds Will Be Issued in Book-Entry Form

         Unless otherwise specified in the related prospectus supplement, all classes of securitization bonds will initially be represented by one or more bonds registered in the name of DTC, or another securities depository. The securitization bonds will be available to investors only in the form of book-entry securitization bonds. Securitization bondholders may also hold securitization bonds through Clearstream Banking, Luxembourg, S.A., referred to as Clearstream, or Euroclear in Europe, if they are participants in one of those systems or indirectly through participants.

         The Role of DTC, Clearstream and Euroclear. DTC will hold the global bond or bonds representing the securitization bonds. Clearstream and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositories. These depositories will in turn hold these positions in customers' securities accounts in the depositories' names on the books of DTC.

         The Function of DTC. DTC is a limited purpose trust company organized under the laws of the State of New York, and is a member of the Federal Reserve System. DTC is a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entries, thereby eliminating the need for physical movement of securities. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the Nasdaq-Amex Market Group and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to indirect participants.

         The Function of Clearstream. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Transactions may be settled by Clearstream in any of 36 currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream's customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream's United States customers are limited to securities brokers and dealers and banks. Currently, Clearstream has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System, referred to as the Euroclear Operator or Euroclear, to facilitate settlement of trades between Clearstream and Euroclear. In November 2000, Clearstream and Euroclear signed an agreement, effective in 2001, to establish a new daytime transaction processing capability, to supplement the existing bridge between Clearstream and Euroclear. The new daytime bridge will initially operate manually, but it is expected to become automated by the end of 2001.

         Clearstream and Euroclear customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, custodians and other institutions professionally engaged in the securities markets. Indirect access to Clearstream and Euroclear is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

         The Function of Euroclear. Euroclear was created in 1968 to hold securities for Euroclear participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment. By performing these functions, Euroclear eliminated the need for physical movement of securities and also eliminated any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 27 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing, and arrangements with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear System is operated by the Euroclear Operator, under contract with the Euroclear Clearance System S.C., a Belgian cooperative corporation, referred to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include central banks, commercial banks, securities brokers and dealers and other professional financial intermediaries and may include any underwriters, agents or dealers with respect to any class of securitization bonds offered in this prospectus or in the related prospectus supplement. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

         Terms and Conditions of Euroclear. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear and applicable Belgian law which are referred to in this prospectus as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

         The Rules for Transfers Among DTC, Clearstream or Euroclear Participants. Transfers between participants will occur in accordance with DTC rules. Transfers between Clearstream customers and Euroclear participants will occur in accordance with their respective rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository. Cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in this system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving securitization bonds in DTC, and making or receiving payments in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to the depositories.

         DTC Will be the Holder of the Issuer's Securitization Bonds. Unless and until definitive certificated securitization bonds are issued to beneficial owners of the securitization bonds, which securitization bonds are referred to as certificated securitization bonds, it is anticipated that the only "holder" of securitization bonds of any series will be DTC. Securitization bondholders will only be permitted to exercise their rights as securitization bondholders indirectly through participants and DTC. All references herein to actions by securitization bondholders thus refer to actions taken by DTC upon instructions from its participants, unless certificated securitization bonds are issued. In addition, all references herein to payments, notices, reports and statements to securitization bondholders refer to payments, notices, reports and statements to DTC, as the registered holder of the securitization bonds, for subsequent payments to the beneficial owners of the securitization bonds in accordance with DTC procedures, unless certificated securitization bonds are issued.

         Book-Entry Transfers and Transmission of Payments. Except under the circumstances described below, while any book-entry securitization bonds of a series are outstanding, under DTC's rules, DTC is required to make book-entry transfers among participants on whose behalf it acts with respect to the book-entry securitization bonds. In addition, DTC is required to receive and transmit payments of principal of, and interest on, the book-entry securitization bonds. Participants with whom securitization bondholders have accounts with respect to book-entry securitization bonds are similarly required to make book-entry transfers and receive and transmit these payments on behalf of their respective securitization bondholders. Accordingly, although securitization bondholders will not possess certificated securitization bonds, DTC's rules provide a mechanism by which securitization bondholders will receive payments and will be able to transfer their interests.

         DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and some banks. Thus, the ability of holders of beneficial interests in the securitization bonds to pledge securitization bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of these securitization bonds, may be limited due to the lack of certificated securitization bonds.

         DTC has advised the trustee that it will take any action permitted to be taken by a securitization bondholder under the indenture only at the direction of one or more participants to whose account with DTC the securitization bonds are credited.

         How Securitization Bond Payments Will Be Credited by Clearstream and Euroclear. Payments with respect to securitization bonds held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant systems' rules and procedures, to the extent received by its depository. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Material Income Tax Matters for the Securitization Bonds" in this prospectus. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a securitization bondholder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depository's ability to effect these actions on its behalf through DTC.

         DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securitization bonds among customers or participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform these procedures and these procedures may be changed or discontinued at any time.

Certificated Securitization Bonds

         The Circumstances That Will Result in the Issuance of Certificated Securitization Bonds. Unless otherwise specified in the related prospectus supplement, each class of securitization bonds will be issued in fully registered, certificated form to beneficial owners of securitization bonds or other intermediaries, rather than to DTC, only if:

         o the issuer advises the trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to that class of securitization bonds and the issuer is unable to locate a qualified successor;

         o the issuer, at its option, elects to terminate the book-entry system through DTC; or

         o after the occurrence of an event of default under the indenture, beneficial owners of securitization bonds representing at least a majority of the outstanding principal balance of the securitization bonds of all series advise the trustee through DTC in writing that the continuation of a book-entry system through DTC, or a successor thereto, is no longer in the securitization bondholders' best interest.

         The Delivery of Certificated Securitization Bonds. Upon the occurrence of any event described in the immediately preceding paragraph, DTC will be required to notify the trustee and all affected beneficial owners of securitization bonds through participants of the availability of certificated securitization bonds. Upon surrender by DTC of the securitization bonds in the possession of DTC that had represented the applicable securitization bonds and receipt of instructions for re-registration, the trustee will authenticate and deliver certificated securitization bonds to the beneficial owners. Any certificated securitization bonds listed on the Luxembourg Stock Exchange will be made available to the beneficial owners of such securitization bonds through the office of the transfer agent in Luxembourg. Thereafter, the trustee will recognize the holders of any of these certificated securitization bonds as the securitization bondholders under the indenture.

         The Payment Mechanism for Certificated Securitization Bonds. Payments of principal of, and interest on, certificated securitization bonds will be made by the trustee, as paying agent, in accordance with the procedures set forth in the indenture. These payments will be made directly to holders of certificated securitization bonds in whose names the certificated securitization bonds were registered at the close of business on the related record date specified in each prospectus supplement. These payments will be made by check mailed to the address of the holder as it appears on the register maintained by the trustee.

         The Transfer or Exchange of Certificated Securitization Bonds. Certificated securitization bonds will be transferable and exchangeable at the offices of the transfer agent and registrar, which will initially be the trustee. No service charge will be imposed for any registration of transfer or exchange, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

         Final Payments on Securitization Bonds. The final payment on any securitization bond, however, will be made only upon presentation and surrender of the securitization bond at the office or agency specified in the notice of final payment to securitization bondholders. The final payment of any securitization bond listed on the Luxembourg Stock Exchange may also be made upon presentation and surrender of the securitization bond at the office of the paying agent in Luxembourg as specified in the notice of final distribution. A notice of such final distribution will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, not later than the fifth day of the month of such final distribution. Certificated securitization bonds listed on the Luxembourg Stock Exchange will also be transferable and exchangeable at the offices of the transfer agent in Luxembourg. With respect to any transfer of these listed certificated securitization bonds, the new certificated securitization bonds registered in the names specified by the transferee and the original transferor will be available at the offices of the transfer agent in Luxembourg.


               Weighted Average Life and Yield Considerations
                        for the Securitization Bonds

         The rate of principal payments, the amount of each interest payment and the actual final payment date for each series or class of securitization bonds will be dependent on the rate and timing of receipt of securitization charge revenue collections and the effectiveness of credit enhancement. Accelerated receipts of securitization charge revenue collections will not, however, result in payment of principal of the securitization bonds earlier than the related expected final payment dates. This is because receipts in excess of the amounts necessary to amortize the securitization bonds in accordance with the applicable expected amortization schedule, to pay interest on the securitization bonds and to pay the remainder of the periodic payment requirement will be allocated to the reserve subaccount. However, delayed receipts of securitization charge revenue collections may result in principal payments on the securitization bonds occurring more slowly than as reflected in the expected amortization schedule or later than the related expected final payment dates. Optional redemption of any class or series of securitization bonds or acceleration of the final maturity date after an event of default will result in payment of principal earlier than the related expected final payment dates.

         The Effect of Securitization Charge Revenue Collections on the Timing of Securitization Bond Payments. The actual payments on each payment date for each series or class of securitization bonds and the weighted average life thereof will be affected primarily by the rate and the timing of receipt of securitization charge revenue collections. Amounts available in the reserve subaccount, the series overcollateralization subaccount and the series capital subaccount may also affect the weighted average life of that series of securitization bonds. The securitization charge will be calculated based on, among other things, estimates of kWh deliveries of electricity to customers and estimates of expenses, rates of collections and delinquencies and write-offs. However, the aggregate amount of securitization charge revenue collections and the rate of principal amortization of the securitization bonds will depend, in part, on actual kWh deliveries to customers and rates of collections and delinquencies and write-offs. There can be no assurance that the servicer will forecast accurately actual electricity usage and the rate of collections or implement adjustments to the securitization charge that will cause securitization charge revenue collections to be received at the targeted rate.

         A payment on a date that is later than the expected final payment date might result in a longer weighted average life. In addition, if scheduled payments on the securitization bonds are received later than the applicable scheduled payment dates, this will result in a longer weighted average life of the securitization bonds. See "Risk Factors -- Servicing Risks" and "The MPSC Financing Order and the Securitization Charge -- The MPSC's Securitization Charge Adjustment Process" in this prospectus.


                             The Sale Agreement

         The following summary describes all material terms of the sale agreement pursuant to which Consumers is selling and the issuer is purchasing the securitization property. The sale agreement may be amended by the parties thereto, with the consent of the trustee, if notice of the amendment is provided by the issuer to each rating agency and the rating agency condition has been satisfied. The form of the sale agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Consumers' Sale and Assignment of Securitization Property

         On the initial transfer date, pursuant to the sale agreement, the seller will sell and assign to the issuer, without recourse, except as provided in the sale agreement, the initial securitization property. The securitization property includes the irrevocable right to receive through the securitization charge amounts sufficient to recover qualified costs with respect to the related series of securitization bonds. The proceeds received by the issuer from the sale of the securitization bonds after payment of issuer's expenses will be applied to the purchase of the securitization property. In addition, the seller may from time to time offer to sell additional securitization property to the issuer, subject to the satisfaction of the conditions specified in the sale agreement and the indenture. Each subsequent sale will be financed through the issuance of an additional series of securitization bonds. If this offer is accepted by the issuer, the subsequent sale will be effective on a subsequent transfer date.

         In accordance with the Customer Choice Act, upon the issuance of the MPSC financing order, the execution and delivery of the sale agreement and the related bill of sale and the filing of a financing statement under the Uniform Commercial Code, the transfer by the seller to the issuer of the initial securitization property will be perfected as against all third persons, including judicial and other lien creditors. In addition, upon the execution of a subsequent bill of sale and the filing of a financing statement under the Uniform Commercial Code, a transfer by the seller to the issuer of subsequent securitization property will also be perfected against all third persons, including judicial and other lien creditors. The sale agreement provides that in the event that the transfer of the securitization property is determined by a court not to be a true sale as contemplated by the Customer Choice Act, then the transfer shall be treated as a pledge of the securitization property and the seller shall be deemed to have granted a security interest to the issuer in the securitization property, which security interest will secure a payment obligation of the seller to the issuer in an amount equal to the purchase price for the securitization property.

         The initial securitization property is the securitization property, as identified in the related bill of sale, sold to the issuer on the initial transfer date pursuant to the sale agreement in connection with the issuance of the initial series of securitization bonds. The subsequent securitization property is the securitization property, as identified in the related bill of sale, sold to the issuer on any subsequent transfer date pursuant to the sale agreement in connection with the subsequent issuance of a series of securitization bonds.

Consumers' Representations and Warranties

         In the sale agreement, the seller will make representations and warranties to the issuer as of the initial transfer date and any subsequent transfer date to the effect, among other things, that:

         1. all information provided by the seller to the issuer with respect to the securitization property is correct in all material respects;

         2. the transfers and assignments contemplated by the sale agreement constitute sales of the initial securitization property or the subsequent securitization property, as the case may be, from the seller to the issuer, the seller will have no right, title or interest in the securitization property and the securitization property would not be part of the estate of the seller as debtor in the event of the filing of a bankruptcy petition by or against the seller under any bankruptcy law;

         3.    a.      the seller is the sole owner of the securitization
                       property being sold to the issuer on the initial transfer date or subsequent transfer date, as applicable,

               b. the securitization property will be validly transferred and sold to the issuer free and clear of all liens other than liens created by the issuer pursuant to the indenture, and

               c. all filings (including filings with the Michigan Secretary of State under the Uniform Commercial
                       Code) necessary in any jurisdiction to give the issuer a valid perfected ownership interest in the transferred securitization property, free and clear of all liens of the seller or anyone else claiming through the seller, have been taken or made;

         4. the MPSC financing order has been issued by the MPSC in accordance with the Customer Choice Act, the MPSC financing order and the process by which it was issued comply with all applicable laws, rules and regulations and the MPSC financing order is in full force and effect and is final and non-appealable;

         5. as of the date of issuance of any series of securitization bonds, the securitization bonds are entitled to the protections provided by the Customer Choice Act and, in accordance with the Customer Choice Act, the MPSC financing order and the securitization charge, subject to the periodic adjustments to the securitization charge provided for in the MPSC financing order, have become irrevocable;

         6.    a.      under the Customer Choice Act, the State of Michigan
                       may not impair the value of the securitization property, reduce or alter (except as allowed under the securitization charge adjustment provisions), or impair the securitization charge to be imposed, collected and remitted to the issuer, until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the securitization bonds have been paid and performed in full; and

               b. under the contract clauses of the State of Michigan and the United States constitutions, the State of Michigan, including the MPSC, could not constitutionally take any action of a legislative character, including, but not limited to, the repeal or amendment of the Customer Choice Act or the MPSC financing order (including repeal or amendment by voter initiative and by the amendment of the Michigan Constitution), that would substantially impair the value of the securitization property or substantially reduce, alter or impair the securitization charges to be imposed, collected and remitted to the issuer, unless this action is a reasonable exercise of the State of Michigan's sovereign powers and of a character reasonable and appropriate to the public purpose justifying this action and, under the takings clauses of the Michigan and United States constitutions, the State of Michigan, including the MPSC, could not repeal or amend the Customer Choice Act or the MPSC financing order (including repeal or amendment by voter initiative or by the amendment of the Michigan Constitution), or take any other action in contravention of its pledge described above, without paying just compensation to the securitization bondholders, as determined by a court of competent jurisdiction, if this action would constitute a permanent appropriation of a substantial property interest of securitization bondholders in the securitization property and deprive the securitization bondholders of their reasonable expectations arising from their investments in the securitization bonds;

         7. there is no order by any court providing for the revocation, alteration, limitation or other impairment of the Customer Choice Act, the MPSC financing order, the securitization property or the securitization charge or any rights arising under any of them or to enjoin the performance of any obligations under the MPSC financing order;

         8. the assumptions used in calculating the initial securitization charge are reasonable and made in good faith;

         9.    a.      securitization property constitutes a present
                       property right;

               b. securitization property includes, without limitation:

                       (1) the right under the Customer Choice Act to impose, collect and receive securitization charges authorized in the MPSC financing order in an amount necessary to provide the full recovery of all qualified costs being securitized;

                       (2) the right under the Customer Choice Act and the MPSC financing order to obtain periodic adjustments of securitization charges pursuant to the Customer Choice Act; and

                       (3) all revenue, collections, payments, money and proceeds arising under, or with respect to, all of the foregoing;

               c. the initial securitization property is not subject to any lien created by an existing indenture; and

               d. the MPSC financing order, together with the securitization charges authorized therein, is irrevocable and not subject to reduction, impairment or adjustment by further action of the MPSC, except pursuant to the periodic adjustment provisions of the Customer Choice Act;

         10. the seller is a corporation duly organized and in good standing under the laws of the State of Michigan, with corporate power and authority to own its properties and conduct its business as currently owned or conducted;

         11. the seller has the corporate power and authority to execute and deliver the sale agreement and to carry out its terms; the seller has full corporate power and authority to own the securitization property and sell and assign the initial securitization property, in the case of the initial transfer date, and the subsequent securitization property, in the case of each subsequent transfer date, as applicable, to the issuer; the seller has duly authorized this sale and assignment to the issuer by all necessary corporate action; and the execution, delivery and performance of the sale agreement have been duly authorized by the seller by all necessary corporate action;

         12. the sale agreement constitutes a legal, valid and binding obligation of the seller, enforceable against the seller in accordance with its terms, subject to customary exceptions relating to bankruptcy and equitable principles;

         13. the consummation of the transactions contemplated by the sale agreement and the fulfillment of the terms thereof do not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of the seller, or any indenture, agreement or other instrument to which the seller is a party or by which it is bound; nor result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any applicable indenture, agreement or other instrument, except as contemplated by the sale agreement, any bills of sale for securitization property, the servicing agreement, the issuer's limited liability company agreement and the certificate of formation, the administration agreement, the indenture and the related securities account control agreement and any interest rate swap agreement, which are referred to together as the basic documents; nor violate any law or any order, rule or regulation applicable to the seller of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the seller or the issuer or their respective properties;

         14. except for the filing of financing statements and continuation statements under the Uniform Commercial Code, no approval, authorization, consent, order or other action of, or filing with, any court, federal or state regulatory body, administrative agency or other governmental instrumentality is required in connection with the execution and delivery by the seller of the sale agreement, the performance by the seller of the transactions contemplated by the sale agreement, the fulfillment by the seller of the terms of the sale agreement or the creation or transfer of the initial securitization property, except those which have previously been obtained or made;

         15. except as disclosed in writing by the seller to the issuer, there are no proceedings or investigations pending or, to the seller's best knowledge, threatened, before any court, federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the seller, the issuer or their respective properties:

               a. asserting the invalidity of any of the basic documents, the securitization bonds, the Customer Choice Act or the MPSC financing order;

               b. seeking to prevent the issuance of securitization bonds or the consummation of the transactions contemplated by the basic documents or the securitization bonds;

               c. seeking any determination or ruling that could be reasonably expected to materially and adversely affect the performance by the seller of its obligations under, or the validity or enforceability of, the basic documents or the securitization bonds; or

               d. challenging the seller's treatment of the securitization bonds as debt of the seller for federal and state tax purposes;

         16. upon giving effect to the sale of any securitization property under the sale agreement, the seller:

               a.      is solvent and expects to remain solvent;

               b. is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes;

               c. is not engaged and does not expect to engage in a business for which its remaining property represents an unreasonably small capital;

               d. reasonably believes that it will be able to pay its debts as they become due; and

               e. is able to pay its debts as they mature and does not intend to incur, or believe that it will incur, indebtedness that it will not be able to repay at its maturity; and

         17. the seller is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business require any qualifications, licenses or approvals, except where the failure to so qualify would not be reasonably likely to have a material adverse effect on the seller's business, operations, assets, revenues, properties or prospects or the securitization bonds.

         The seller will make the above representations and warranties under existing law as in effect as of the date of issuance of any series of securitization bonds.

Consumers' Covenants

         In the sale agreement, the seller will covenant, among other things, that so long as any of the securitization bonds are outstanding:

         1. the seller will keep in full force and effect its existence as a corporation and remain in good standing under the laws of the jurisdiction of its organization, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of the sale agreement and each other instrument or agreement to which the seller is a party necessary to the proper administration of the sale agreement and the transactions contemplated thereby;

         2. the seller will not sell, pledge, assign or transfer to any other person, or grant, create, incur, assume or suffer to exist any lien on, any of the securitization property, nor assert any lien against or with respect to any securitization property, and will defend the right, title and interest of the issuer and the trustee, in, to and under the securitization property;

         3. the seller will use proceeds from the sale of the securitization property in accordance with the MPSC financing order and the Customer Choice Act;

         4. the seller will pay the servicer any payments received in its capacity as seller in respect of the securitization property no later than 2 business days after receipt thereof;

         5. the seller will notify the issuer and the trustee promptly after becoming aware of any purported lien on any securitization property, other than the conveyances under the sale agreement or the indenture;

         6. the seller will comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any governmental instrumentality applicable to the seller, except to the extent that any failure to comply would not materially adversely affect:

                       (i) the interests of the issuer or the trustee in
               the securitization property or under any of the basic documents; or

                       (ii) the seller's performance of its obligations
               under the sale agreement or in its capacity as seller under any of the other basic documents to which it is a party;

         7.    the seller will:

                       (i) treat the securitization bonds as debt for all
               purposes;

                       (ii) disclose in its financial statements that on a
               non-consolidated basis it is not the owner of the securitization property and that the assets of the issuer are not available to pay creditors of the seller or any of its affiliates (other than the issuer);

                       (iii) disclose the effects of all transactions
               between the seller and the issuer in accordance with generally accepted accounting principles; and

                       (iv) not own or purchase any securitization bonds;

         8. the seller agrees that upon the sale of the transferred securitization property to the issuer:

                       (i) the issuer will have all of the rights
               originally held by the seller with respect to the transferred securitization property to the fullest extent permitted by law, including the right to collect any amounts payable by any customer, in respect of the transferred securitization property; and

                       (ii) any payment of the securitization charge by any
               customer to the issuer will discharge that customer's obligations to pay the securitization charge by the amount paid;

         9. so long as any of the securitization bonds are outstanding, the seller will not make any statement or reference in respect of the securitization property that is inconsistent with the ownership thereof by the issuer nor take any action in respect of the securitization property except as contemplated by the basic documents;

         10. the seller will not permit alternative electric suppliers to bill or collect the securitization charge unless it is so required by law;

         11. the seller will deliver to the issuer and the trustee written notice in a certificate, signed by authorized officers of the seller, of the occurrence of any event which currently requires or which would require the seller to make an indemnification payment pursuant to the sale agreement as soon as the seller obtains knowledge of the occurrence of this event;

         12. the seller will execute and file such filings, and take all such actions as may be required by law fully to preserve, maintain, and protect the interests of the issuer and the trustee in the securitization property, including all filings required under the Michigan UCC relating to the transfer of the ownership of the securitization property by the seller to the issuer and the pledge of the securitization property by the issuer to the trustee;

         13. the seller will deliver to the issuer and the trustee file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available after the filing of that document;

         14. the seller will take any legal or administrative action which may be reasonably necessary to:

                       (i) protect the issuer and the securitization
               bondholders from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any of its representations or warranties which are listed in the sale agreement; or

                       (ii) block or overturn any attempts to cause a
               repeal of, modification of or supplement to the Customer Choice Act, the MPSC financing order or the rights of securitization bondholders by legislative enactment or constitutional amendment that would be adverse to the issuer, the trustee or the securitization bondholders; and

         15. so long as any of the securitization bonds are outstanding, the seller, and each of the seller's subsidiaries, will pay all material taxes, assessments and governmental charges imposed upon it, before any penalty accrues on these taxes, assessments and governmental charges, if the failure to pay these taxes, assessments and governmental charges would, after any applicable grace periods or other similar requirements, result in a lien on the transferred securitization property; provided that the seller or one of its affiliates need not pay any tax if it is contesting this tax in good faith by appropriate proceedings promptly instituted and diligently conducted and if it has established appropriate reserves which conform with generally accepted accounting principles.

Consumers' Obligation to Indemnify the Issuer and the Trustee and to Take Legal Action

         Under the sale agreement, the seller is obligated to indemnify the issuer and the trustee, for itself and on behalf of the securitization bondholders, and related parties specified therein, against:

         1. any and all taxes, other than any taxes imposed on securitization bondholders solely as a result of their ownership of securitization bonds, that may at any time be imposed on or asserted against any of those persons under existing law as of the date of issuance of the securitization bonds as a result of the sale and assignment of the securitization property by the seller to the issuer, the acquisition or holding of securitization property by the issuer or the issuance and sale by the issuer of securitization bonds, including any sales, gross receipts, general corporation, personal property, privilege, franchise or license taxes, but excluding any taxes imposed as a result of a failure of that person to properly withhold or remit taxes imposed with respect to payments on any securitization bond; and

         2.    (a)     any and all amounts of principal of and interest on
                       the securitization bonds not paid when due or when scheduled to be paid in accordance with their terms and the amount of any deposits to the issuer required to have been made in accordance with the terms of the basic documents which are not made when so required, as a result of the seller's breach of its representations, warranties or covenants contained in the sale agreement; and

               (b) any and all liabilities, obligations, claims, actions, suits or payments of any kind whatsoever that may be imposed on or asserted against any such person, other than any liabilities, obligations or claims for or payments of principal of or interest on the securitization bonds, together with any reasonable costs and expenses incurred by that person, as a result of the seller's breach of any of its representations, warranties or covenants contained in the sale agreement.

         These indemnification obligations will rank equally in right to payment with other general unsecured obligations of the seller. The indemnities described above will survive the termination of the sale agreement and include reasonable fees and expenses of investigation and litigation, including reasonable attorneys' fees and expenses. The above representations and warranties are made under existing law as in effect as of the date of issuance of any series of securitization bonds. The seller will not indemnify any party for any changes of law after the issuance of any series of securitization bonds. In addition, the seller will not be liable for any consequential, exemplary or punitive damages.

         Consumers' Limited Obligation to Undertake Legal Action. The seller and the servicer are required to institute legal or administrative actions as may be reasonably necessary to protect the rights of the holders of the securitization property. The cost of any action reasonably allocated by the servicer or the seller to the serviced securitization property would be payable from amounts on deposit in the collection account as an operating expense payable to the servicer and, in the case of the seller, as reimbursed by the servicer to the seller. Except for the foregoing and subject to the seller's further covenant to fully preserve, maintain and protect the interests of the issuer in the securitization property, the seller will not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its obligations under the sale agreement.

Successors to Consumers

         The sale agreement provides that any person who executes an agreement of assumption to perform every obligation of the seller under the sale agreement will be the successor to the seller if that person is a person:

         1. into which the seller may be merged or consolidated and which succeeds to all or the major part of the electric distribution business of the seller;

         2. which results from the division of the seller into two or more persons and which succeeds to all or the major part of the electric distribution business of the seller;

         3. which may result from any merger or consolidation to which the seller shall be a party and which succeeds to all or the major part of the electric distribution business of the seller;

         4. which may succeed to the properties and assets of the seller substantially as a whole and which succeeds to all or the major part of the electric distribution business of the seller; or

         5. which may otherwise succeed to all or the major part of the electric distribution business of the seller.

         The seller is not, however, permitted to enter into any of the transactions contemplated by paragraphs 1. through 5. above, unless:

         1. immediately after giving effect to that transaction, no representation or warranty made in the sale agreement will have been breached and no servicer default and no event that, after notice or lapse of time, or both, would become a servicer default, will have occurred and be continuing;

         2. the seller will have delivered to the issuer and the trustee an officer's certificate and an opinion of counsel each stating that the consolidation, merger or succession and the agreement of assumption comply with the sale agreement and that all conditions precedent, if any, provided for in the sale agreement relating to that transaction have been complied with;

         3. the seller will have delivered to the issuer and the trustee an opinion of counsel either:

               a. stating that, in the opinion of counsel, all filings to be made by the seller, including Uniform Commercial Code filings, that are necessary fully to preserve and protect the respective interests of the issuer and the trustee in the transferred securitization property have been executed and filed, and reciting the details of those filings; or

               b. stating that, in the opinion of counsel, no such action is necessary to preserve and protect those interests;

         4. the rating agencies will have received prior written notice of that transaction; and

         5. the seller will have delivered to the issuer and the trustee an opinion of independent tax counsel (as selected by, and in form and substance reasonably satisfactory to, the issuer and the trustee, and which may be based on a ruling from the
               IRS) to the effect that, for federal income tax purposes, that consolidation or merger will not result in a material adverse federal income tax consequence to the seller, the issuer, the trustee or the then existing securitization bondholders.


                          The Servicing Agreement

         The following summary describes all material terms of the servicing agreement pursuant to which the servicer is undertaking to service securitization property. The form of the servicing agreement has been filed as an exhibit to the registration statement.

         The servicing agreement may be amended by the parties thereto with the consent of the trustee under the indenture, if the rating agency condition has been satisfied.

Consumers' Servicing Procedures

         General. The servicer, as agent for the issuer, will manage, service, administer and effect collections in respect of the securitization charge. The servicer's duties will include:

         1. obtaining meter reads, calculating and billing the securitization charge and collecting the securitization charge revenues from customers;

         2. responding to inquiries by customers, the MPSC, or any federal, local or other state governmental authority with respect to the securitization charge;

         3. delivering bills or arranging for delivery of bills, accounting for securitization charge revenue collections, investigating and resolving delinquencies, processing and depositing collections, making periodic remittances and furnishing periodic reports to the issuer, the trustee, holders of securitization bonds, the SEC and the rating agencies;

         4. selling, as agent for the issuer, defaulted or written-off accounts in accordance with the servicer's usual and customary practices for accounts of its own electric retail customers; and

         5. taking action in connection with adjustments to the securitization charge as described below.

         The servicer is required to notify the issuer, the trustee and the rating agencies in writing of any laws or MPSC regulations promulgated after the execution of the servicing agreement that have a material adverse effect on the servicer's ability to perform its duties under the servicing agreement.

Securitization Charge Revenue Remittances

         In the servicing agreement, the servicer agrees to remit securitization charge revenue collections to the trustee on a daily basis. However, if:

         1. Consumers or any successor to Consumers' electric distribution business remains the servicer;

         2.    no servicer default has occurred and is continuing; and

         3. any additional conditions or limitations imposed by the rating agencies are complied with;

then the servicer will be permitted to remit securitization charge revenue collections to the trustee on a monthly basis.

         The servicer will remit to the trustee an amount equal to the amount of securitization charge revenue collections based on the ratio of the total securitization charges billed by rate class to the total revenues billed by rate class multiplied by the total amount of total collections for electric only and combination of electric and gas accounts during the preceding calendar month. This ratio will be used to remit on each monthly remittance date or each daily remittance date, as applicable. Daily remittance dates and monthly remittance dates are referred to collectively in this prospectus as remittance dates.

         A business day is any day other than a Saturday or Sunday or a day on which banking institutions in Jackson, Michigan or New York, New York or, with respect to payments to be made on any securitization bonds listed on the Luxembourg Stock Exchange, in Luxembourg, are required or authorized by law or executive order to close.

The MPSC's Securitization Charge Adjustment Process

         Among other things, the servicing agreement requires Consumers or any successor servicer to request periodic securitization charge adjustments from the MPSC. The request for an adjustment must be submitted at least 45 days before the adjustment may take place. The adjustment will take effect at the beginning of the next complete monthly billing cycle. Adjustments will be made annually and quarterly beginning one year before the expected final payment date of the last maturing class of securitization bonds. Under the MPSC financing order the servicer is permitted to make non-routine adjustments to the adjustment formula, as discussed below. Adjustments to the securitization charge are based on actual securitization charge revenue collections and updated assumptions by the servicer as to projected future deliveries of electricity to customers, expected delinquencies and write-offs, future payments and costs and expenses relating to securitization property and the securitization bonds, any deficiency in the capital subaccount or the overcollateralization subaccount and any amounts on deposit in the reserve subaccount. Consumers will calculate the proposed adjustments in accordance with the calculations specified in "The MPSC Financing Order and the Securitization Charge -- The MPSC's Securitization Charge Adjustment Process."

         The servicer may also file for a non-routine adjustment to the securitization charge in order to remedy a significant and recurring variance between actual and expected securitization charge revenue collections and to assure timely payment of the periodic payment requirement. Any non- routine adjustment filing is subject to the MPSC hearing and approval requirements for contested cases.

Consumers' Securitization Charge Revenue Collections

         The servicer is required to remit all securitization charge revenue collections from whatever source to the trustee for deposit pursuant to the indenture on each remittance date. Until securitization charge revenue collections are remitted to the collection account, the servicer will not segregate them from its general funds. Remittances of securitization charge revenue collections will not include interest thereon prior to the remittance date or late fees from customers, which the servicer may retain. See "Risk Factors -- The Risks Associated With Potential Bankruptcy Proceedings" in this prospectus.

Consumers' Compensation for its Role as Servicer and its Release of Other
Parties

         The issuer agrees to pay the servicer a monthly servicing fee, in the amount specified in the related prospectus supplement. In the servicing agreement, the servicer releases the issuer and the trustee from any and all claims whatsoever relating to securitization property or the servicer's servicing activities with respect thereto.

Consumers' Duties as Servicer

         In the servicing agreement, the servicer has agreed, among other things, that, in servicing securitization property:

         1. except where the failure to comply with any of the following would not adversely affect the issuer's or the trustee's respective interests in securitization property:

               a. it will manage, service, administer and make collections in respect of securitization property with reasonable care and in material compliance with applicable law and regulations, using the same degree of care and diligence that the servicer exercises with respect to billing and collection activities that the servicer conducts for itself and others;

               b. it will follow customary standards, policies and procedures;

               c. it will use all reasonable efforts, consistent with its customary servicing procedures, to enforce and maintain the issuer's and the trustee's rights in respect of securitization property; and

               d. it will calculate the securitization charge in compliance with the Customer Choice Act, the MPSC financing order and any applicable tariffs;

         2. it will keep on file, in accordance with customary procedures, all documents related to securitization property and will maintain accurate and complete accounts pertaining to securitization property; and

         3. it will use all reasonable efforts consistent with its customary servicing procedures to collect all amounts owed in respect of securitization property as they become due.

Consumers' Representations and Warranties as Servicer

         In the servicing agreement, the servicer will make representations and warranties as of the date the seller sells or otherwise transfers securitization property to the issuer to the effect, among other things, that:

         1. the servicer is a corporation duly organized and in good standing under the laws of the state of its incorporation, with the corporate power and authority to own its properties and conduct its business as its properties are currently owned and its business is presently conducted and to execute, deliver and carry out the terms of the servicing agreement and has the power, authority and legal right to service the securitization property;

         2. the servicer is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which it is required to do so, except where the failure to so qualify would not be reasonably likely to have a material adverse effect;

         3. the servicer's execution, delivery and performance of the servicing agreement have been authorized by all necessary corporate action;

         4. the servicing agreement constitutes a binding obligation of the servicer, enforceable against the servicer in accordance with its terms, subject to customary exceptions relating to bankruptcy and equitable principles;

         5. the consummation of the transactions contemplated by the servicing agreement does not conflict with the servicer's articles of incorporation or by-laws or any material agreement by which the servicer is bound, nor result in any lien upon the servicer's properties or violate any law or regulation applicable to the servicer or its properties;

         6. except for filings with the MPSC for adjusting the securitization charge and filings under the Uniform Commercial Code, no governmental actions or filings are required for the servicer to execute, deliver and perform its obligations under the servicing agreement, except those which have been taken or made; and

         7. no proceeding is pending or, to the servicer's best knowledge, threatened before any court or other governmental instrumentality having jurisdiction over the servicer or its properties:

               a.      seeking to prevent the issuance of the
                       securitization bonds or the consummation of any of the transactions contemplated by the servicing agreement or any of the other basic documents;

               b. except as disclosed by the servicer to the issuer, seeking any determination or ruling that might materially and adversely affect the performance by the servicer of its obligations under, or the enforceability against the servicer of, the servicing agreement; or

               c. relating to the servicer and which might adversely affect the federal or state income, gross receipts or franchise tax attributes of the securitization bonds.

Consumers, as Servicer, Will Indemnify the Issuer and Other Related Entities

         Under the servicing agreement, the servicer agrees to indemnify the issuer and the trustee, for itself and on behalf of the securitization bondholders, and related parties specified in the servicing agreement, against any liabilities of any kind that may be incurred by or asserted against any of those persons as a result of:

         1. the servicer's willful misconduct, bad faith or gross negligence in the performance of its duties or observance of its covenants under the servicing agreement or the servicer's reckless disregard of its obligations and duties under the servicing agreement;

         2. the servicer's breach of any of its representations or warranties under the servicing agreement; and

         3. litigation and related expenses relating to its status and obligations as servicer.

         The servicer will not, however, be liable for any consequential, exemplary or punitive damages, nor for any losses resulting from the willful misconduct, bad faith or gross negligence of any person indemnified by the servicer under the servicing agreement or resulting from a breach of a representation or warranty made by an indemnified person in any of the basic documents that gives rise to the servicer's breach.

Consumers, as Servicer, Will Provide Statements to the Issuer and to the Trustee

         For each payment date, the servicer will provide to the issuer, the trustee and the rating agencies [and, so long as any securitization bonds are listed on the Luxembourg Stock Exchange, any listing agent in Luxembourg] a statement indicating, with respect to the securitization property, among other things:

         1. the amount to be paid to securitization bondholders of each series and class in respect of principal;

         2. the amount to be paid to securitization bondholders of each series and class in respect of interest;

         3. the projected securitization bond principal balance and the securitization bond principal balance for each series and class as of that payment date;

         4. the amount on deposit in the overcollateralization subaccount for each series and the scheduled overcollateralization level for each series, as of that payment date;

         5. the amount on deposit in the capital subaccount for each series as of that payment date;

         6. the amount, if any, on deposit in the reserve subaccount as of that payment date;

         7. the amount to be paid to any swap counterparty (on a gross and a net basis, separately stated) under any interest rate swap agreement on or before that payment date; and

         8. the amount of any other transfers and payments to be made on that payment date pursuant to the indenture.

         On the basis of this information, the trustee will furnish to the securitization bondholders on each payment date the report described under "The Indenture -- Reports to Holders of the Securitization Bonds." For so long as any securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice that such report is available with the listing agent in Luxembourg also will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

         On or before each remittance date, but not more frequently than monthly, the servicer will furnish to the issuer and the trustee a statement setting forth the aggregate amount remitted or to be remitted by the servicer to the trustee for deposit on the related remittance dates pursuant to the indenture.

         In addition, under the servicing agreement, the servicer is required to give written notice to the issuer, the trustee and each rating agency, promptly after having obtained knowledge thereof, but in no event less than five business days thereafter, of any event which, with the giving of notice or the passage of time or both, would become a servicer default under the servicing agreement. For so long as any securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, this notice also will be given by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

Consumers to Provide Compliance Reports Concerning the Servicing Agreement

         A firm of independent public accountants will furnish to the issuer, the trustee and the rating agencies, on or before March 31 of each year, commencing March 31, 2002, a statement as to compliance by the servicer during the preceding calendar year, or the relevant portion thereof, with procedures relating to the servicing of securitization property. This report, which is referred to as the annual accountant's report, will state that the firm has performed the procedures in connection with the servicer's compliance with the servicing obligations of the servicing agreement, identifying the results of these procedures and including any exceptions noted. The accounting firm providing the report will be independent of the servicer within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants. The servicing agreement will also provide for delivery to the issuer and the trustee, on or before March 31 of each year, commencing March 31, 2002, a certificate signed by an officer of the servicer. This certificate will state that the servicer has fulfilled its obligations under the servicing agreement for the preceding calendar year, or the relevant portion thereof, or, if there has been a default in the fulfillment of any relevant obligation, describing each default. The servicer will give the issuer, each rating agency and the trustee notice of any servicer default under the servicing agreement, which notice also will be given by publication in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, so long as any securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require.

         The servicer will deliver to the trustee the annual accountant's report, compliance certificates and monthly reports regarding distributions and other statements required by the servicing agreement. See "The Servicing Agreement" in this prospectus.

Matters Regarding Consumers as Servicer

         Under the Customer Choice Act, any successor to Consumers, whether pursuant to any bankruptcy, reorganization, or other insolvency proceeding or pursuant to any merger or acquisition, sale or transfer, by operation of law, as a result of electric utility restructuring or otherwise, must perform and satisfy all obligations of Consumers under that Act to the same extent as Consumers, including, but not limited to, collecting and paying to the issuer the revenues with respect to the securitization property.

         Pursuant to the servicing agreement, Consumers may assign its obligations under the servicing agreement to a successor provided the rating agency condition and other conditions specified in the MPSC financing order have been satisfied.

         Under the servicing agreement, any person which succeeds to the major part of the electric distribution business of the servicer, and which assumes the obligations of the servicer, will be the successor of the servicer under the servicing agreement. The servicing agreement further requires that:

         1. immediately after giving effect to the transaction referred to in this paragraph, no representation or warranty made by the servicer in the servicing agreement will have been breached, and no servicer default, and no event which, after notice or lapse of time, or both, would become a servicer default, will have occurred and be continuing;

         2. officers' certificates and opinions of counsel will have been delivered to the issuer, the trustee and the rating agencies; and

         3. prior written notice will have been received by the rating agencies.

         Subject to the foregoing provisions, Consumers may not resign from the obligations and duties imposed on it as servicer. However, Consumers may resign as servicer upon a determination communicated to the issuer, the trustee and each rating agency and evidenced by an opinion of counsel to the effect that the performance of Consumers' duties under the servicing agreement is no longer legal. This resignation will not become effective until a successor servicer has assumed the duties of Consumers under the servicing agreement.

         Except as expressly provided in the servicing agreement, the servicer will not be liable to the issuer for any action taken or not taken pursuant to the servicing agreement or for errors in judgment. However, the servicer will be liable to the extent this liability is imposed by reason of the servicer's willful misfeasance, bad faith or gross negligence or by reason of reckless disregard of its duties under the servicing agreement.

Events Constituting a Default by Consumers in its Role as Servicer

         Servicer defaults will include, among other things:

         1. any failure by the servicer to deliver to the trustee, on behalf of the issuer, any required remittance that continues unremedied for a period of five business days after written notice of this failure is received by the servicer from the issuer or the trustee;

         2. any failure by the servicer to perform in any material respect any other agreement in the servicing agreement, which failure materially and adversely affects securitization property and which continues unremedied for 60 days after notice of this failure has been given to the servicer by the issuer or the trustee, or after discovery of this failure by an officer of the servicer, as the case may be;

         3. any representation or warranty made by the servicer in the servicing agreement proves to have been incorrect when made, which has a material adverse effect on any of the securitization bondholders or the issuer and which continues unremedied for 60 days after notice of this failure has been given to the servicer by the issuer or the trustee or after discovery of this failure by an officer of the servicer, as the case may be; or

         4. an event of bankruptcy, readjustment of debt, marshalling of assets and liabilities, or similar proceedings with respect to the servicer or an action by the servicer indicating its insolvency as specified in the servicing agreement.

         The trustee with the consent of the holders of the majority of the total outstanding principal balance of the securitization bonds of all series may waive any default by the servicer, except a default in making any required remittances to the trustee.

The Trustee's Rights if Consumers Defaults as Servicer

         Under the terms of the servicing agreement, if the servicer fails to fully perform its servicing obligations, the trustee may, with the consent of the holders of a majority of the total outstanding principal amount of the securitization bonds of all series, appoint an alternate party to replace the defaulting servicer. The appointment of an alternate party to replace the defaulting servicer will terminate all of the rights and obligations of the defaulting servicer under the servicing agreement. The defaulting servicer will be required to perform its obligations under the servicing agreement until it is replaced by a successor servicer. A potential successor servicer must be qualified to perform the duties of the servicer under the MPSC financing order and the servicing agreement in order to replace the defaulting servicer. The successor servicer must also enter into an agreement with the issuer that is substantially similar to the servicing agreement. In addition the appointment of a successor servicer must not result in the downgrade or withdrawal of a rating on any outstanding securitization bond. See "Risk Factors -- Servicing Risks -- If the Servicer Defaults or Becomes Bankrupt, It May Be Difficult to Find a Successor Servicer and Payments May Be Suspended" in this prospectus. The trustee may make arrangements for compensation to be paid to any successor servicer. Any successor servicer may bring an action against a customer for nonpayment of the securitization charge, but only a successor servicer that is an electric utility may terminate service for failure to pay the securitization charge.

         Upon a servicer default based upon the commencement of a case by or against the servicer under the Bankruptcy Code or similar laws, the trustee and the issuer may be prevented from effecting a transfer of servicing. Upon a servicer default because of a failure to make required remittances, the issuer or the trustee will have the right to apply to the MPSC for sequestration and payment of revenues arising from the securitization property. See "Risk Factors-- The Risks Associated With Potential Bankruptcy Proceedings" in this prospectus.

The Obligations of a Servicer That Succeeds Consumers

         In accordance with the MPSC financing order and the servicing agreement, if a third party succeeds to the role of the servicer, the servicer will cooperate with the issuer, the trustee and the successor servicer in terminating the servicer's rights and responsibilities under the servicing agreement. This procedure includes the transfer to the successor servicer of all related documentation and cash. The servicer will be liable for all reasonable costs and expenses incurred in transferring servicing responsibilities. A successor servicer may not resign unless it is prohibited from serving by law. The predecessor servicer is obligated, on an ongoing basis, to cooperate with the successor servicer and provide whatever information is, and take whatever actions are, reasonably necessary to assist the successor servicer in performing its obligations under the servicing agreement.


                               The Indenture

         The following summary describes all material terms of the indenture pursuant to which securitization bonds will be issued. The form of the indenture, including the form of the supplemental indenture, has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The Security for the Securitization Bonds

         To secure the payment of principal of and interest on, and any other amounts owing in respect of, the securitization bonds pursuant to the indenture, all amounts owing to the trustee and, if and to the extent provided in any prospectus supplement, any amounts owing to any swap counterparty, the issuer will grant to the trustee for the benefit of the securitization bondholders, the trustee and, if and to the extent provided in any prospectus supplement, any swap counterparty, a security interest in all of the issuer's right, title and interest in, to and under the following collateral:

         1. the securitization property sold by the seller to the issuer pursuant to the sale agreement and all proceeds thereof;

         2.    the sale agreement;

         3. all bills of sale delivered by the seller pursuant to the sale agreement;

         4.    the servicing agreement;

         5.    the administration agreement;

         6. the collection account, each subaccount therein and all amounts on deposit therein from time to time, with the exception of up to $100,000 to be held in the capital reserve subaccount free of the lien of the indenture to ensure that the issuer has sufficient assets to pay its fees, costs and expenses as they come due;

         7. any other property of whatever kind owned from time to time by the issuer, including rights under any interest rate swap or cap agreement, other than:

               a. cash released to the swap counterparty from any class subaccount in accordance with the indenture and any interest rate swap or cap agreement;

               b. cash or other property released to the issuer from any capital subaccount in accordance with the indenture, which other property is not expected to be substantial;

               c. proceeds from the sale of the securitization bonds used to pay (1) the costs of issuance of the securitization bonds, and any up-front other qualified costs as permitted under the MPSC financing order, and (2) the purchase price of the securitization property pursuant to the sale agreement;

         8. all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing; and

         9. all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing.

See "-- How Funds in the Collection Account Will Be Allocated" below.

Securitization Bonds May Be Issued in Various Series or Classes

         Securitization bonds may be issued under the indenture from time to time in series, so long as the rating agency condition is satisfied, to finance the purchase by the issuer of securitization property, which is referred to as a financing issuance. The total principal balance of securitization bonds outstanding at any time that may be authenticated and delivered under the indenture may not exceed $468,592,000, plus the total principal balance of any securitization bonds the proceeds of which are used to refinance outstanding securitization bonds, any issuance of which is referred to as a refunding issuance. Any series of securitization bonds may include one or more classes which differ, among other things, as to interest rate and amortization of principal. The terms of all securitization bonds of the same series will be identical, unless a series includes more than one class, in which case the terms of all securitization bonds of the same class will be identical. The particular terms of the securitization bonds of any series and class will be set forth in the supplemental indenture and described in the related prospectus supplement. The terms of any additional series and any classes thereof will not be subject to prior review by, or consent of, the securitization bondholders of any previously issued series. See "Risk Factors -- Other Risks Associated With An Investment In The Securitization Bonds," and "The Securitization Bonds" in this prospectus.

         The principal source of repayment for all series of securitization bonds will be the securitization charge collected by the servicer. The issuance of additional series of securitization bonds is not expected to adversely affect the sufficiency of securitization charge revenue collections for payments on any particular series of securitization bonds. This is because the securitization charge and adjustments thereof are generally based on the total amounts owed with respect to the outstanding securitization bonds. Moreover, any additional series of securitization bonds will be issued only if the new issuance will not result in the downgrading or withdrawal of any rating by a rating agency on any outstanding securitization bonds.

         Under the indenture, the trustee will authenticate and deliver an additional series of securitization bonds only upon receipt by the trustee of, among other things, a certificate of the issuer that no event of default has occurred and is continuing, an opinion of counsel to the issuer to the effect that the requirements under the indenture for the issuance, authentication and delivery of an additional series of securitization bonds have been satisfied, and evidence of satisfaction of the rating agency condition.

Opinion of Independent Certified Public Accountants Required for Each Series or Class

         In addition, in connection with the issuance of each new series, the trustee will have to receive a certificate or opinion of a firm of independent certified public accountants of recognized national reputation. This certificate will be based on the assumptions used in calculating the initial securitization charge with respect to the transferred securitization property or, if applicable, the most recent revised securitization charge with respect to the transferred securitization property. The certificate will state to the effect that, after giving effect to the issuance of the new series and the application of the proceeds therefrom, the securitization charge will be sufficient:

         1. to pay all fees, costs and other operating expenses of the issuer,

         2. to pay interest of each series of securitization bonds when due,

         3. to pay principal of each series of securitization bonds in accordance with the expected amortization schedule for that series,

         4. to fund the overcollateralization subaccount for each series to the overcollateralization amount and scheduled overcollateralization level for that series, and

         5. to pay amounts due by the issuer under any interest rate swap or cap arrangement,

as of each payment date taking into account any amounts on deposit in the reserve subaccount.

The Collection Account for the Securitization Bonds

         Under the indenture, the trustee will establish the collection account, with the trustee or at another eligible institution as described below. Funds received from the securitization charge revenue collections, any amounts paid by any swap counterparty or cap provider under any interest rate swap or cap agreement and any providers of credit enhancement will be deposited into the collection account. The collection account will be divided into the following subaccounts, which need not be separate bank accounts:

         1.    the general subaccount,

         2.    one or more series and/or class subaccounts,

         3.    the overcollateralization subaccount for each series,

         4. the capital subaccount for each series (including the capital reserve subaccount for the initial series, as described below under "--Capital Subaccount"),

         5. if required by the indenture, one or more defeasance subaccounts, and

         6.    the reserve subaccount.

         All amounts in the collection account not allocated to any other subaccount will be allocated to the general subaccount. Unless the context indicates otherwise, references to the collection account include all of the subaccounts contained therein. All money deposited from time to time in the collection account, all deposits therein pursuant to the indenture, and all investments made in eligible investments will be held by the trustee in the collection account as part of the collateral, with the exception of up to $100,000 held in the capital reserve subaccount.

         The following institutions are eligible institutions for the establishment of the collection account:

         1.    the corporate trust department of the trustee; or

         2. a depository institution organized under the laws of the United States of America or any state or any domestic branch of a foreign bank, which:

               a.     has either:

                       (1) a long-term unsecured debt rating of "AAA" by
                           S&P and Fitch and "Aaa" by Moody's; or

                       (2) a certificate of deposit rating of "A-1+" by S&P
                           and "P-1" by Moody's, or any other long-term, short-term or certificate of deposit rating acceptable to the rating agencies; and

               b. whose deposits are insured by the Federal Deposit Insurance Corporation.

         Appropriate Investments for Funds in the Collection Account. All funds in the collection account shall be invested in any of the following eligible investments:

         1. direct obligations of, and obligations fully and unconditionally guaranteed as to the timely payment by, the United States of America;

         2. demand deposits, time deposits, certificates of deposit of depository institutions or trust companies specified in the indenture;

         3. commercial paper having, at the time of investment, a rating in the highest rating category from each rating agency;

         4. demand deposits, time deposits and certificates of deposit which are fully insured by the Federal Deposit Insurance Corporation;

         5. money market funds which have the highest rating from each rating agency, including funds for which the trustee or any of its affiliates is investment manager or advisor;

         6. banker's acceptances issued by any depository institution or trust company specified in the indenture;

         7. repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or agencies or instrumentalities thereof, entered into with depository institutions or trust companies, in each case, as specified in the indenture;

         8. repurchase obligations with respect to any security or whole loan, as provided and with the ratings specified in the indenture; or

         9. any other investment permitted by each rating agency and complying with such further rating requirements as provided in the indenture.

         Eligible investments may not:

         1. be sold, liquidated or otherwise disposed of at a loss, prior to the maturity thereof; or

         2. mature later than the day the eligible investment must be held in the collection account in order for the trustee to make scheduled payments or deposits into subaccounts as required under the indenture, if the eligible investment is held by an affiliate of the trustee, or, if the eligible investment is not held by an affiliate of the trustee, the business day before that day.

         In the case of a defeasance, the issuer will deposit U.S. Government Obligations in the defeasance subaccount. U.S. Government Obligations are direct obligations, or certificates representing an ownership interest in those obligations, of the United States of America, including any agency or instrumentality thereof, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option. No money held in the collection account may be invested, and no investment held in the collection account may be sold, unless the security interest in the collection account will continue to be perfected in the investment or the proceeds of the sale.

         Remittances to the Collection Account. On each remittance date, as described under "The Servicing Agreement -- Consumers' Servicing Procedures" above, the servicer will remit securitization charge revenue collections to the trustee for deposit in the collection account. In addition, on each remittance date the servicer will remit any indemnity amounts for deposit in the collection account. An indemnity amount includes any amount paid by Consumers, as the seller or the servicer, to the trustee, for the trustee itself or on behalf of the securitization bondholders, in respect of indemnification obligations pursuant to the sale agreement or the servicing agreement. See "The Sale Agreement" and "The Servicing Agreement" in this prospectus.

         Collection Account. Securitization charge revenue collections and any indemnity amounts will be deposited by the trustee into the collection account. On each payment date, the trustee will allocate amounts in the collection account to the general subaccount as described under " -- How Funds in the Collection Account Will Be Allocated" below.

         General Subaccount. Securitization charge revenue collections and any indemnity amounts will be deposited into the general subaccount. On each payment date, the trustee will allocate amounts in the general subaccount among the other subaccounts as described under " -- How Funds in the Collection Account Will Be Allocated" below.

         Series Subaccount. Upon the issuance of each series of securitization bonds, a series subaccount will be established for that series. On each payment date (or before each payment date to the extent provided in any prospectus supplement), the trustee will allocate from amounts on deposit in the general subaccount to each series subaccount an amount sufficient to pay, to the extent available:

         1. interest payable on each class of that series on that payment date (or, to the extent provided in any prospectus supplement, any amount required to be allocated to a class subaccount with respect to any floating rate class);

         2. the principal of each class of that series payable as a result of an acceleration following the occurrence of an event of default, the principal of each class of that series if that payment date is the final maturity date for that class, or the principal of each class of that series if that payment date is the redemption date for that series; and

         3. principal scheduled to be paid on each class of that series on that payment date according to the expected amortization schedule, plus any scheduled principal not paid on prior payment dates, excluding amounts provided for in clause 2. above.

         Except as specified in any prospectus supplement with respect to any deposits to any class subaccounts, on each payment date, allocations will be made to each series subaccount, and the trustee will withdraw funds from the series subaccount to make payments on the related series of securitization bonds. See "-- How Funds in the Collection Account Will Be Allocated" below.

         Class Subaccount. If specified in the related prospectus supplement, upon the issuance of a specified class of floating rate securitization bonds, a class subaccount will be established with respect to that class. On or before each payment date, a fixed amount specified in the related prospectus supplement will be allocated to that class subaccount from the related series subaccount and payments to and from any swap counterparty pursuant to the related interest rate swap agreement will be made from or allocated to, as applicable, that class subaccount as described in the related prospectus supplement. On or before each payment date, amounts on deposit in the class subaccount will be applied to make payments with respect to the related class, as specified in the related prospectus supplement. Any balance remaining in any class subaccount on any payment date after payments of interest have been made to securitization bondholders of the related class will be transferred to the general subaccount for allocation in connection with the next payment date.

         Capital Subaccount. Upon the issuance of each series of securitization bonds, Consumers will make a capital contribution to the issuer from Consumers' general funds in an amount equal to the required capital amount. The issuer will pay this amount to the trustee for deposit into the capital subaccount for that series. The trustee will draw on amounts in the capital subaccount for that series (other than the amounts in the capital reserve subaccount) to the extent that, in allocating funds to that series in accordance with clauses (a) through (d)(4) in " -- How Funds in the Collection Account Will Be Allocated" below, amounts on deposit in the general subaccount, the series subaccount for such series, the reserve subaccount and the overcollateralization subaccount for such series are insufficient to make scheduled distributions and payments of fees and expenses specified in those clauses. If any series of securitization bonds has been retired as of any payment date, the amounts on deposit in the capital subaccount for such series (other than the amounts in the capital reserve subaccount if other series remain outstanding) will be released to the issuer, free of the lien of the indenture. The issuer is not contractually obligated to pay over to Consumers any amounts released to the issuer from the capital subaccount upon retirement of any series of securitization bonds.

         The trustee also will establish within the capital subaccount for the initial series of securitization bonds an additional subaccount to be referred to as the capital reserve subaccount. The trustee will fund the capital reserve subaccount with $100,000 from the required capital amount for all series of securitization bonds. If depleted, the capital reserve subaccount will not be replenished. The capital reserve subaccount will not be subject to the lien of the indenture or included in the collateral securing any securitization bonds. Amounts in the capital reserve subaccount will be available to ensure that the issuer has sufficient assets to pay any fees, costs and expenses of the issuer as they come due free from the lien of the indenture.

         Overcollateralization Subaccount. Securitization charge revenue collections to the extent available as described in " -- How Funds in the Collection Account Will Be Allocated" below will be allocated to the overcollateralization subaccount for any series on each payment date. Each prospectus supplement will specify the scheduled overcollateralization level for each payment date for the related series of securitization bonds. The total overcollateralization amount for any series will be funded over the life of the securitization bonds of each series and in aggregate will equal the amount stated in the related prospectus supplement for that series, which is referred to as the overcollateralization amount.

         On each payment date, the trustee will draw on the overcollateralization subaccount for any series to the extent that, in allocating funds to such series in accordance with clauses (a) through
(d)(4) in " -- How Funds in the Collection Account Will Be Allocated" below, amounts on deposit in the general subaccount, the series subaccounts and the reserve subaccount are insufficient to make scheduled distributions and payments of fees and expenses specified in those clauses. If any series of securitization bonds has been retired as of any payment date, the amounts on deposit in the overcollateralization subaccount for such series will be released to the issuer, free of the lien of the indenture. The issuer is not contractually obligated to pay over to Consumers any amounts released to the issuer from the overcollateralization subaccount upon retirement of any series of securitization bonds.

         Reserve Subaccount. Securitization charge revenue collections available on any payment date that are not necessary to pay clauses (a) through (d)(7) in " -- How Funds in the Collection Account Will Be Allocated" below will be allocated to the reserve subaccount. Amounts in the reserve subaccount will be invested in eligible investments. On each payment date, except to the extent set forth in any prospectus supplement, the trustee will draw on the reserve subaccount, if any, to the extent that, in allocating funds for all series in accordance with clauses (a) through (d)(7) in "How Funds in the Collection Account Will Be Allocated" below, amounts on deposit in the general subaccount and the series subaccounts are insufficient to make scheduled distributions and payments of fees and expenses specified in those clauses.

         Defeasance Subaccount. In the event funds are remitted to the trustee in connection with the exercise of the legal defeasance option or the covenant defeasance option, the trustee will establish a defeasance subaccount for each series. If this occurs, funds set aside for future payment of the securitization bonds will be deposited into the defeasance subaccount. All amounts in a defeasance subaccount will be applied by the trustee to the payment to the holders of the affected securitization bonds until the securitization bonds have been paid in full. These amounts will include all sums due for principal and interest. These amounts will be applied in accordance with the provisions of the securitization bonds and the indenture. See " -- The Issuer's Legal Defeasance and Covenant Defeasance Options" below.

How Funds in the Collection Account Will Be Allocated

         Amounts remitted from the servicer to the trustee, and all investment earnings on the subaccounts in the collection account, will be deposited into the general subaccount of the collection account. The trustee will allocate all amounts in the general subaccount in the following priority, on the payment date, or on any other date specified in any prospectus supplement with respect to any class subaccount:

         (a) The trustee fee will be paid to the trustee monthly, together with any legal fees and other expenses and any indemnity amounts owed to the trustee for all series to a maximum of $41,666 for any month and not in excess of $500,000 for any one year.

         (b) The servicing fee will be paid to the servicer monthly, together with any unpaid servicing fees for all series.

         (c)   On a monthly basis:

               (1) the administration fee payable under the administration agreement will be paid to Consumers as the administrator of the issuer, and fees payable to the independent managers of the issuer will be paid to the independent managers; and

               (2) so long as no event of default has occurred and is continuing or would be caused by this payment, any operating expenses of the issuer, other than those specified in clauses (a), (b) and (c)(1) above, will be paid to the persons entitled thereto, provided that the amount paid on any payment date pursuant to this clause may not exceed $[ ] in the aggregate for all series.

         (d) On each payment date specified in the related prospectus supplement, or before each payment date to the extent otherwise specified in any prospectus supplement with respect to any class subaccount:

               (1) an amount equal to interest payable on each class of each series of securitization bonds for the payment date will be allocated pro rata to the corresponding series subaccount, which, in the case of interest on any floating rate class of any series of securitization bonds as specified in the prospectus supplement for that series, will be an amount equal to the applicable gross fixed amount of interest for that class specified in that prospectus supplement and which will be allocated pro rata to the corresponding class subaccount;

               (2) an amount equal to (a) principal of each class of any series of securitization bonds payable as a result of acceleration triggered by an event of default, (b) principal of each class of any series of securitization bonds payable on the final maturity date for that class or series, or (c) principal of each class of any series of securitization bonds payable on a redemption date, will be allocated pro rata to the corresponding series subaccount;

               (3) an amount equal to the principal then scheduled to be paid on each class of each series of securitization bonds on that payment date according to the expected amortization schedule, plus scheduled principal not paid on any prior payment date, excluding amounts provided for pursuant to clause (d)(2) above, will be allocated pro rata to the corresponding series subaccount;

               (4) all remaining unpaid operating expenses, including any indemnity amounts (excluding those paid pursuant to (a) above) and any termination or similar non-recurring payments under any interest rate swap agreement, will be paid to the persons entitled thereto;

               (5) any amount necessary to replenish each series capital subaccount will be allocated to those subaccounts, pro rata, based on the outstanding principal balance of each series, up to the required capital amount for each series;

               (6) an amount will be allocated to each series overcollateralization subaccount to cause the amount in the overcollateralization subaccount for each series to equal the scheduled overcollateralization level for each series as of that payment date, pro rata, based on the outstanding principal balance of each series;

               (7) so long as no event of default has occurred and is continuing, an amount equal to investment earnings since the preceding payment date (or in the case of the first payment date, since the series issuance date) on amounts in each series capital subaccount will be released to the issuer;

               (8) the balance, if any, will be allocated to the reserve subaccount; and

               (9) following repayment of all outstanding series of securitization bonds, the balance, if any, will be released to the issuer free from the lien of the indenture.

         Amounts credited to any class subaccount will be paid from that subaccount as specified in the related prospectus supplement. Overdue and unpaid amounts due to a swap counterparty will be paid from that class subaccount on the same priority as any overdue and unpaid interest due to the holders of the related class of floating rate securitization bonds.

         Interest means, for any payment date for any series or class of securitization bonds, the sum, without duplication, of:

         1. an amount equal to the amount of interest accrued at the applicable interest rates from the prior payment date with respect to that series or class;

         2. any unpaid interest plus any interest accrued on this unpaid interest;

         3. if the securitization bonds have been declared due and payable, all accrued and unpaid interest thereon; and

         4. with respect to a series or class to be redeemed prior to the next payment date, the amount of interest that will be payable as interest on the series or class on that redemption date.

         Principal means, with respect to any payment date and any series or class of securitization bonds:

         1. the amount of principal scheduled to be paid on that payment date;

         2. the amount of principal due on the final maturity date of any series or class if that payment date is the final maturity date;

         3. the amount of principal due as a result of the occurrence and continuance of an event of default and acceleration of the securitization bonds;

         4. the amount of principal due as a result of a redemption of securitization bonds on that payment date pursuant to the indenture; and

         5.    any overdue payments of principal.

         If on any payment date funds in the general subaccount are insufficient to make the allocations contemplated by clauses (a) through
(d)(6) above for any series, the trustee will draw from amounts on deposit in the following subaccounts in the following order up to the amount of the shortfall for such series:

         1. from the reserve subaccount pro rata among series based on the total amounts payable with respect to each series for the allocations contemplated by clauses (a) through (d)(6) above,

         2. from the overcollateralization subaccount for such series, for the allocations contemplated by clauses (a) through
               (d)(4) above, and

         3. from the capital subaccount for such series, for the allocations contemplated by clauses (a) through (d)(4) above.

         For the purpose of allocations among series prior to an acceleration, pro rata has the following meaning, unless otherwise provided in the prospectus supplement. With respect to a payment of interest, pro rata means the proportion that the aggregate amount of interest payable on each series bears to the aggregate amount of interest payable on all series, in each case, immediately before that payment date. With respect to a payment of principal, pro rata means the proportion that the aggregate outstanding principal amount scheduled to be paid on that payment date for that series bears to the aggregate outstanding principal amount scheduled to be paid on that payment date for all series.

         For the purpose of allocations among classes within a series prior to an acceleration, pro rata has the following meaning, unless otherwise provided in the prospectus supplement. With respect to a payment of interest, pro rata means the proportion that the aggregate amount of interest payable on each class, including, for any floating rate class, the gross fixed amount for that class, bears to the aggregate amount of interest payable on all classes within that series, in each case, immediately before that payment date. With respect to a payment of principal, pro rata means the proportion that the aggregate outstanding principal amount of that class scheduled to be paid on that payment date bears to the aggregate outstanding principal amount of all classes of that series scheduled to be paid on that payment date.

         Upon an acceleration of the maturity of the securitization bonds, the aggregate amount of principal of and interest accrued on each series of securitization bonds will be payable without priority of interest over principal or principal over interest and without regard to series or class, in the proportion that this aggregate amount of principal of and accrued interest on that series bears to the aggregate amount of principal of and accrued interest on all securitization bonds.

         If the maturity of the securitization bonds is accelerated and the collateral held under the indenture is liquidated in accordance with the indenture and if any interest rate swap agreement so requires, the proceeds of such liquidation allocated to the related class of floating rate securitization bonds, will be deposited in the related class subaccount and allocated between and paid to the holders of the related floating rate class of securitization bonds, on the one hand, and the related swap counterparty, on the other hand, based on the aggregate amount of principal and interest due and payable on that class of securitization bonds and the aggregate amount payable to the related swap counterparty in accordance with that interest swap agreement.

The Issuer and the Trustee May Modify the Indenture; the Issuer Must Enforce the Sale Agreement, the Servicing Agreement and any Interest Rate Swap or Cap Agreement

         Modifications of the Indenture that Do Not Require Consent of Securitization Bondholders. Without the consent of any of the holders of the outstanding securitization bonds or the counterparty to any cap or swap transaction, but with prior notice to the rating agencies, the issuer and the trustee may execute a supplemental indenture for any of the following purposes:

         1. to correct or amplify the description of the collateral, or better to confirm to the trustee the collateral, or to subject to the lien of the indenture additional property;

         2. to evidence the succession, in compliance with the indenture, of another person to the issuer, and the assumption by the successor of the covenants of the issuer in the indenture and in the securitization bonds;

         3. to add to the covenants of the issuer, for the benefit of the holders of the securitization bonds, or to surrender any right or power conferred upon the issuer in the indenture;

         4.    to assign or pledge any property to or with the trustee;

         5. to cure any ambiguity, to correct or supplement any inconsistent provision of the indenture or any supplemental indenture or to make any other provisions with respect to matters arising under the indenture or in any supplemental indenture; but:

               a. this action shall not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any securitization bondholder or any cap or swap counterparty; and

               b. the rating agency condition shall have been satisfied;

         6. to provide for a successor trustee and to facilitate the administration of the trusts under the indenture by more than one trustee, pursuant to the indenture;

         7. to modify the indenture to effect the qualification of the indenture under the Trust Indenture Act or any similar federal statute hereafter enacted and to add to the indenture any other provisions as may be expressly required by the Trust Indenture Act;

         8. to set forth the terms of any series that has not theretofore been authorized by a supplemental indenture, provided that the rating agency condition has been satisfied;

         9. to provide for any interest rate swap or cap transactions with respect to any floating rate series or class of securitization bonds or any series or class with specified credit enhancement; but:

               a. such action shall not, as evidenced by an opinion of counsel, adversely affect in any material respect the interests of any securitization bondholder or other swap counterparty; and

               b. the rating agency condition shall have been satisfied; or

         10. to authorize the appointment of any listing agent, transfer agent or paying agent or additional registrar for any class of securitization bonds required or advisable in connection with the listing of any class of securitization bonds on the Luxembourg Stock Exchange or any other stock exchange, and otherwise to amend the indenture to incorporate any changes requested or required by any governmental authority, stock exchange authority, listing agent, transfer agent or paying agent or additional registrar for any class of securitization bonds in connection with that listing.

         Modifications That Require the Approval of the Securitization Bondholders. The issuer and the trustee also may, upon satisfaction of the rating agency condition and with the consent of the holders of not less than a majority of the total outstanding principal balance of the securitization bonds of each series or class to be affected thereby, execute a supplemental indenture to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the securitization bondholders under the indenture. However, the supplemental indenture may not, without the consent of the holder of each outstanding securitization bond of each series or class affected thereby and each swap counterparty, if any, affected thereby:

         1. change the date of payment of any scheduled payment of principal of or interest on any securitization bond, or reduce the principal balance thereof, the interest rate thereof or the redemption price with respect thereto, change the provisions of any interest rate swap agreement relating to the amount, calculation or timing of payments, change the provisions of the indenture and the applicable supplemental indenture relating to the application of collections on, or the proceeds of the sale of, the collateral to payment of principal of or interest on the securitization bonds, or change the currency in which any securitization bond or any interest thereon is payable;

         2. impair the right to institute suit for the enforcement of the provisions of the indenture regarding payment;

         3. reduce the percentage of the total outstanding principal balance of the securitization bonds, or of a series or class thereof, the consent of the holders of which is required for any supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with specified provisions of the indenture or of defaults and their consequences;

         4. reduce the percentage of the total outstanding principal balance of the securitization bonds required to direct the trustee to direct the issuer to liquidate or preserve the collateral;

         5. reduce the percentage of the total outstanding principal balance of the securitization bonds, or of a series or class thereof, the consent of the holders of which is required for any amendments to the sale agreement, the administration agreement, the servicing agreement or any interest rate swap entered into in connection with any series or class of securitization bonds;

         6. modify the indenture to affect the amount of any payment of any interest or principal payable on any securitization bond on any payment date or change the redemption dates, expected amortization schedules or series final maturity dates or class final maturity dates of any securitization bonds or the method of calculation of interest on any floating rate securitization bonds;

         7. with respect to any series, decrease the required capital amount, the overcollateralization amount or the scheduled overcollateralization level with respect to any payment date;

         8. modify the indenture regarding the voting of securitization bonds held by the issuer, the seller, an affiliate of either of them or any obligor on the securitization bonds;

         9. decrease the percentage of the total outstanding principal balance of the securitization bonds required to amend the sections of the indenture which specify the applicable percentage of the total outstanding principal balance of the securitization bonds necessary to amend the indenture or other related agreements specified therein; or

         10. permit the creation of any lien ranking prior to or on a parity with the lien of the indenture with respect to any of the collateral for the securitization bonds or, except as otherwise contemplated in the indenture, terminate the lien of the indenture on any property or deprive the holder of any securitization bond of the security of the indenture.

         Promptly following the execution of any amendment to the indenture or supplemental indenture requiring the consent of any securitization bondholders, the trustee will furnish written notice of the substance of such amendment to each securitization bondholder. For so long as any of the securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, this notice will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort.

         Enforcement of the Sale Agreement, the Servicing Agreement and any Interest Rate Swap Agreement. The indenture will provide that the issuer will take all lawful actions to enforce its rights under the sale agreement, the servicing agreement and any interest rate swap agreement. The indenture will also provide that the issuer will take all lawful actions to compel or secure the performance and observance by the seller, the servicer and any swap or cap counterparty of each of their respective obligations to the issuer under the sale agreement, the servicing agreement and any interest rate swap agreement. So long as no event of default occurs and is continuing, except as otherwise directed by the trustee under the circumstances described in the indenture or any supplemental indenture, as described in any prospectus supplement, the issuer may exercise any and all rights, remedies, powers and privileges lawfully available to the issuer under or in connection with the sale agreement, the servicing agreement and any interest rate swap agreement. However, if the issuer and Consumers or the servicer propose to amend, modify, waive, supplement, terminate or surrender, or agree to any amendment, modification, waiver, supplement, termination or surrender of, the process for adjusting the securitization charge, the issuer must notify the trustee and the trustee must notify securitization bondholders of this proposal. In addition, the trustee may consent to this proposal only with the consent of the holders of a majority of the total outstanding principal balance of the securitization bonds of each series or class materially and adversely affected thereby and only if the rating agency condition is satisfied.

         If an event of default occurs and is continuing, the trustee may, and at the direction of (1) the holders of a majority of the total outstanding principal balance of the securitization bonds of all series, with respect to the sale agreement and the servicing agreement, and (2) the holders of that percentage of the total outstanding principal balance of the securitization bonds of the related class specified in the related prospectus supplement, with respect to any interest rate swap or cap agreement, shall, exercise all rights, remedies, powers, privileges and claims of the issuer against the seller, the servicer or any swap counterparty under or in connection with the sale agreement, the servicing agreement and any interest rate swap agreement, and any right of the issuer to take this action shall be suspended. In the event of a foreclosure, there is likely to be a limited market, if any, for the securitization property, and, therefore, foreclosure may not be a realistic or practical remedy.

         Modifications to the Sale Agreement, the Servicing Agreement and any Interest Rate Swap or Cap Agreement. With the consent of the trustee, the sale agreement and the servicing agreement may be amended, so long as the rating agency condition is satisfied, at any time and from time to time, without the consent of the securitization bondholders or the counterparty to any cap or swap transaction. However, this amendment may not adversely affect in any material respect the interest of any securitization bondholder or the counterparty to any cap or swap agreement without the consent of the holders of a majority of the total outstanding principal balance of the securitization bonds of each series or class, and each counterparty to any swap transaction, materially and adversely affected thereby.

         Also, an interest rate swap or cap agreement may be amended with the consent of the trustee, as directed by the holders of the related floating rate class to the extent described in the related prospectus supplement, and the related swap counterparty, so long as the rating agency condition is satisfied. However, this amendment may not adversely affect in any material respect the interest of any other series or class of securitization bondholders or the counterparty to any swap transaction without the consent of the holders of a majority of the total outstanding principal balance of the securitization bonds of each other series or classes and each counterparty to any swap transaction materially and adversely affected thereby.

         Notification of the Rating Agencies, the Trustee and the Securitization Bondholders of any Modification. If the issuer, Consumers or the servicer proposes to:

         1. amend, modify, waive, supplement, terminate or surrender, or agree to any other amendment, modification, waiver, supplement, termination or surrender of, the terms of the sale agreement, the servicing agreement or any interest rate swap agreement; or

         2. waive timely performance or observance by Consumers, the servicer or any swap counterparty under the sale agreement, the servicing agreement or any interest rate swap agreement, respectively;

in each case in a way which would materially and adversely affect the interests of securitization bondholders or the counterparty to any swap transaction, the issuer must first notify the rating agencies of the proposed amendment, modification, waiver, supplement termination or surrender. Upon receiving notification regarding whether the rating agency condition will be satisfied with respect to such projected action, the issuer must notify the trustee and the trustee must notify the securitization bondholders and any swap counterparty of the proposed action and whether the rating agency condition has been satisfied with respect to the proposed action. With respect to any proposed action related to the sale agreement or the servicing agreement, the trustee will consent to this proposed action only with the consent of the holders of a majority of the total outstanding principal amount of the securitization bonds of each series or class, and each counterparty to any swap transaction, materially and adversely affected thereby. With respect to any proposed action related to any interest rate swap agreement, the trustee will consent to this proposed action subject to and in accordance with any requirements described in the related prospectus supplement. For so long as any of the securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notice of this proposed action will be published in a daily newspaper in Luxembourg, which is expected to be the Luxemburger Wort, promptly following its effectiveness.

         Termination of an Interest Rate Swap Agreement. Upon the occurrence of any event that permits the issuer to terminate any interest rate swap agreement, the issuer may terminate that agreement only if so directed by holders representing that percentage of the aggregate outstanding principal amount of the related class and series of securitization bonds specified in the related prospectus supplement, and if so directed, the issuer must terminate that agreement.

What Constitutes an Event of Default on the Securitization Bonds

         An "event of default" is defined in the indenture as:

         1. a default for five business days in the payment of any interest on any securitization bond;

         2. a default in the payment of the principal of any securitization bond of any series on the final maturity date for that series or, if applicable, any class on the final maturity date for that class;

         3. a default in the payment of the redemption price for any securitization bond on the redemption date therefor;

         4. a default in the observance or performance of any covenant or agreement of the issuer made in the indenture (other than those specifically dealt with in clauses 1., 2. or 3. above), or any representation or warranty of the issuer made in the indenture proving to have been incorrect in any material respect as of the time when made, and the continuation of that default for a period of 30 days after the earliest of the date (a) notice is given to the issuer by the trustee, (b) notice is given to the issuer and the trustee by the holders of at least 25% of the total outstanding principal balance of the securitization bonds of any series or class, specifying such default or incorrect representation or warranty or (c) the issuer has knowledge of the default;

         5. specified events of bankruptcy, receivership or liquidation of the issuer; and

         6. violation by the State of Michigan of its pledge with respect to the Customer Choice Act and the securitization bonds.

         If an event of default occurs and is continuing, other than a default described in clause 6. above, the trustee or holders of a majority in the total outstanding principal balance of the securitization bonds of all series may declare the entire principal balance of all series of the securitization bonds to be immediately due and payable. This declaration of acceleration may, under the circumstances specified in the indenture, be rescinded by the holders of a majority in outstanding principal balance of all series of the securitization bonds. If an event of default described in clause 5. occurs, the entire principal balance of all series of the securitization bonds will immediately become due and payable.

         Remedies Available to the Trustee Following an Event of Default. In addition to acceleration of the securitization bonds, the trustee may exercise one or more of the following remedies upon an event of default:

         1. institute proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the securitization bonds or under the indenture with respect to the securitization bonds, whether by declaration or otherwise, enforce any judgment obtained, and collect from the issuer and any other obligor upon the securitization bonds moneys adjudged due;

         2. institute proceedings from time to time for the complete or partial foreclosure of the indenture with respect to the collateral;

         3. exercise any remedies of a secured party under the Uniform Commercial Code or the Customer Choice Act or any other applicable law and take any other appropriate action to protect and enforce the rights and remedies of the trustee and the holders of the securitization bonds of that series;

         4. sell the collateral or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

         5. exercise all rights, remedies, powers, privileges and claims of the issuer against Consumers, the administrator, the servicer or any swap counterparty under or in connection with the sale agreement, the administration agreement, the servicing agreement or any interest rate swap agreement; and

         6. institute or participate in proceedings reasonably necessary to compel performance of or to enforce the pledge of the State of Michigan under the Customer Choice Act and collect any monetary damages incurred by the holders of the securitization bonds or the trustee.

         The remedy described in clause 6. above is the only remedy that the trustee may exercise upon an event of default caused solely by a violation by the State of Michigan of its pledge with respect to the Customer Choice Act and the securitization bonds. See "Risk Factors - The Proceeds from Foreclosure on the Securitization Property May Be Insufficient to Pay the Securitization Bonds".

         When the Trustee Can Sell the Collateral. If the securitization bonds of all series have been declared to be due and payable following an event of default, the trustee may, in its discretion, either:

         1.    sell the collateral, or

         2. elect to have the issuer maintain possession of the collateral and continue to apply distributions on the collateral as if there had been no declaration of acceleration.

         The trustee is prohibited from selling the collateral following an event of default other than a default in the payment of any principal, a default for five business days or more in the payment of any interest on any securitization bond of any series or a default in the payment of the redemption price for any securitization bond on the redemption date therefor unless:

         1. the holders of 100% of the total outstanding principal balance of all series of securitization bonds consent to this sale;

         2. the proceeds of this sale, together with available amounts in the collection account, are sufficient to pay in full the principal of and accrued interest on the outstanding securitization bonds; or

         3. the trustee determines that funds provided by the collateral would not be sufficient on an ongoing basis to make all payments on the securitization bonds of all series as these payments would have become due if the securitization bonds had not been declared due and payable, and the trustee obtains the consent of the holders of 66 2/3% of the total outstanding principal balance of the securitization bonds of all series.

         Right of Securitization Bondholders to Direct Proceedings. Subject to the provisions for indemnification and the limitations contained in the indenture, and except as may be described in any prospectus supplement regarding any floating rate class of securitization bonds, the holders of a majority of the total outstanding principal balance of the securitization bonds of all series (or, if less than all series or classes are affected, the affected series or class or classes) will have the right to direct the time, method and place of conducting any proceeding or any remedy available to the trustee or exercising any trust or power conferred on the trustee; provided that, among other things:

         1. this direction shall not conflict with any rule of law or with the indenture;

         2. subject to the provisions specified in the indenture, any direction to the trustee to sell or liquidate the collateral shall be by the holders of 66 2/3% of the total outstanding principal balance of all series of securitization bonds specified in the preceding paragraph; and

         3. the trustee may take any other action deemed proper by the trustee that is not inconsistent with this direction.

         In case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the direction of any of the holders of securitization bonds of any series if it reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with this request. The trustee does not need to take any action pursuant to the direction of the securitization bondholders if it determines that this action might materially adversely affect the rights of any securitization bondholder not consenting to this action. Each holder of securitization bonds also has the unconditional right to institute suit for the enforcement of payment of interest and principal due on the securitization bonds of that holder.

         Waiver of Default. Except as may be described in any prospectus supplement regarding any floating rate class of securitization bonds, the holders of a majority in total outstanding principal balance of the securitization bonds of all series may, in those cases specified in the indenture, waive any default with respect thereto. However, these holders may not waive a default in the payment of principal of or interest on any of the securitization bonds or a default in respect of a covenant or provision of the indenture that cannot be modified without the waiver or consent by the holders of 100% of the outstanding securitization bonds of all affected series and classes.

         No securitization bondholder will have the right to institute any proceeding, judicial or otherwise, or to avail itself of any remedies provided in the Customer Choice Act, or to avail itself of the right to foreclose on the securitization property or otherwise enforce the lien in the securitization property, with respect to the indenture, unless:

         1. the holder previously has given to the trustee written notice of a continuing event of default;

         2. the holders of not less than 25% of the total outstanding principal balance of the securitization bonds of all series have made written request of the trustee to institute the proceeding in its own name as trustee;

         3. the holder or holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against the liabilities to be incurred in complying with the request;

         4. the trustee for 60 days after its receipt of the notice, request and offer has failed to institute the proceeding; and

         5. no direction inconsistent with this written request has been given to the trustee during the 60-day period referred to above by the holders of a majority of the total outstanding principal balance of the securitization bonds of all series.

Covenants of the Issuer

         The issuer will keep in effect its existence as a limited liability company under Delaware law, provided that the issuer may consolidate with or merge into another entity or sell substantially all of its assets to another entity and dissolve if:

         1. the entity formed by or surviving the consolidation or merger or to whom substantially all of its assets are sold is organized and existing under the laws of the United States or any state thereof and expressly assumes by a supplemental indenture the due and punctual payment of the principal of and interest on all securitization bonds and the performance of the issuer's obligations under the indenture;

         2. the entity expressly assumes all obligations and succeeds to all rights of the issuer under the sale agreement, the administration agreement, the servicing agreement and any interest rate swap agreement pursuant to an assignment and assumption agreement executed and delivered to the trustee;

         3. no default or event of default under the indenture will have occurred and be continuing immediately after giving effect to the merger, consolidation or sale;

         4.    the rating agency condition will have been satisfied;

         5. the issuer has received an opinion of counsel to the effect that this consolidation, merger or sale would have no material adverse tax consequence to the issuer or any securitization bondholder, the consolidation or merger or sale complies with the indenture and all conditions precedent provided in the indenture relating to the consolidation, merger or sale and will result in the trustee maintaining a continuing valid first priority security interest in the collateral;

         6. none of the securitization property, the MPSC financing order or the seller's, the servicer's or the issuer's rights under the Customer Choice Act or the MPSC financing order are impaired thereby; and

         7. any action that is necessary to maintain the lien and security interest created by the indenture will have been taken.

         Additional Covenants of the Issuer. The issuer will take any action necessary or advisable to, among other things, maintain and preserve the lien and security interest, and priority thereof, of the indenture. The issuer will not permit the validity of the indenture to be impaired, the lien to be amended, subordinated or terminated or discharged, or any person to be released from any covenants or obligations except as expressly permitted by the indenture. The issuer will also not permit any lien, charge, claim, security interest, mortgage or other encumbrance, other than the lien and security interest created by the indenture, to be created on or extend to or otherwise arise upon or burden the collateral or any part thereof, any interest therein or the proceeds thereof. Finally, the issuer will not permit the lien of the indenture not to constitute a continuing valid first priority security interest in the collateral.

         The issuer may not, among other things:

         1. except as expressly permitted by the indenture, the sale agreement, the servicing agreement, any interest rate swap agreement or any other basic document, sell, transfer, exchange or dispose of any of the collateral unless directed to do so by the trustee in accordance with the indenture; or

         2. claim any credit on, or make any deduction from, the principal or interest payable in respect of, the securitization bonds, other than amounts properly withheld under the United States Internal Revenue Code, referred to as the Code, or assert any claim against any present or former securitization bondholder because of the payment of taxes levied or assessed upon the issuer or any part of the collateral.

         The issuer may not engage in any business other than purchasing and owning the securitization property, issuing securitization bonds from time to time, pledging its interest in the collateral to the trustee to secure the securitization bonds, entering into and performing under any interest rate swap agreement, and performing activities that are necessary, suitable or convenient to accomplish the foregoing.

         The Issuer May Not Engage in Any Other Financial Transactions. The issuer may not issue, incur, assume or guarantee any indebtedness except for the securitization bonds and any other obligations or indebtedness except as contemplated by the basic documents. Also, the issuer may not guarantee or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire, or agree contingently to acquire, any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person, other than the eligible investments. The issuer may not make any loan or advance or credit to any person. The issuer will not make any expenditure for capital assets or lease any capital asset other than securitization property purchased from the seller pursuant to, and in accordance with, the sale agreement. The issuer may not make any payments, distributions or dividends to any member of the issuer in respect of its membership interest in the issuer, other than any amount released to the issuer by the trustee in accordance with the indenture and except as otherwise provided in the indenture.

Access to the List of Holders of the Securitization Bonds

         Any securitization bondholder may, by written request to the trustee, obtain access to the list of all securitization bondholders maintained by the trustee for the purpose of communicating with other securitization bondholders with respect to their rights under the indenture or the securitization bonds. The trustee may elect not to afford a requesting securitization bondholder access to the list of securitization bondholders if it agrees to mail the desired communication or proxy, on behalf and at the expense of the requesting securitization bondholder, to all securitization bondholders.

The Issuer Must File an Annual Compliance Statement

         The issuer will be required to file annually with the trustee a written statement as to the fulfillment of its obligations under the indenture. In addition, the issuer will furnish to the trustee an opinion of counsel concerning filings made by the issuer on an annual basis and before the effectiveness of any amendment to the sale agreement, the servicing agreement or the indenture.

The Trustee Must Provide a Report to All Securitization Bondholders

         If required by the Trust Indenture Act, the trustee will be required to mail each year to all securitization bondholders a brief report. This report must state, among other items:

         1. the trustee's eligibility and qualification to continue as the trustee under the indenture,

         2.    any amounts advanced by it under the indenture,

         3. the amount, interest rate and maturity date of specific indebtedness owing by the issuer to the trustee in the trustee's individual capacity,

         4.    the property and funds physically held by the trustee,

         5. any additional issue of a series of securitization bonds not previously reported, and

         6. any action taken by it that materially affects the securitization bonds of any series and that has not been previously reported.

         For so long as any of the securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the trustee will publish or will cause to be published following the preparation of this annual report in a daily newspaper in Luxembourg, expected to be the Luxemburger Wort, a notice to the effect that the information set forth in the preceding paragraph will be available for review at the main office of the listing agent in Luxembourg.

What Will Trigger Satisfaction and Discharge of the Indenture

         The indenture will be discharged with respect to the securitization bonds of any series upon the delivery to the trustee of funds sufficient for the payment in full of all amounts owed under the securitization bonds of that series. In addition, the issuer must deliver to the trustee the officer's certificate and opinion of counsel specified in the indenture. The deposited funds will be segregated and held apart solely for paying the securitization bonds, and the securitization bonds will not be entitled to any amounts on deposit in the collection account other than amounts on deposit in the defeasance subaccount for the securitization bonds.

The Issuer's Legal Defeasance and Covenant Defeasance Options

         Subject to the conditions described below, the issuer may, at any time, terminate:

         1. all of its obligations under the indenture with respect to the securitization bonds of any series; or

         2. its obligations to comply with some of the covenants in the indenture, including all of the covenants described under "-- Covenants of the Issuer" above.

         The legal defeasance option is the right of the issuer to terminate at any time its obligations under the indenture with respect to the securitization bonds of any series. The covenant defeasance option is the right of the issuer at any time to terminate its obligations to comply with the covenants in the indenture. The issuer may exercise the legal defeasance option with respect to any series of securitization bonds notwithstanding its prior exercise of the covenant defeasance option with respect to that series. If the issuer exercises the legal defeasance option with respect to any series, that series will be entitled to payment only from the funds or other obligations set aside under the indenture for payment thereof in accordance with the expected amortization schedule and on the expected final payment date or redemption date therefor as described below. That series will not be subject to payment through redemption or acceleration prior to the expected final payment date or redemption date, as applicable. If the issuer exercises the covenant defeasance option with respect to any series, the final payment of the securitization bonds of that series may not be accelerated because of an event of default relating to a default in the observance or performance of any covenant or agreement of the issuer made in the indenture.

         The issuer may exercise the legal defeasance option or the covenant defeasance option with respect to any series of securitization bonds only if:

         1. the issuer irrevocably deposits or causes to be deposited in trust with the trustee cash or U.S. Government Obligations for the payment of principal of and interest on that series to the expected final payment date or redemption date therefor, as applicable, the deposit to be made in the defeasance subaccount for that series;

         2. the issuer delivers to the trustee a certificate from a nationally recognized firm of independent accountants expressing its opinion that the payments of principal of and interest on the U.S. Government Obligations when due and without reinvestment plus any cash deposited in the defeasance subaccount will provide cash at times and in sufficient amounts to pay in respect of the securitization bonds of that series:

               a. principal in accordance with the expected amortization schedule therefor, and/or if that series is to be redeemed, the redemption price on the redemption date therefor, and

               b.      interest when due;

         3. in the case of the legal defeasance option, 95 days pass after the deposit is made and during the 95-day period no default by the seller or the issuer relating to events of bankruptcy, insolvency, receivership or liquidation of the issuer occurs during the period;

         4. no default by the seller or the issuer has occurred and is continuing on the day of this deposit and after giving effect thereto;

         5. in the case of the legal defeasance option, the issuer delivers to the trustee an opinion of nationally recognized tax counsel stating that:

               a. the issuer has received from, or there has been published by, the IRS a ruling; or

               b. since the date of execution of the indenture, there has been a change in the applicable federal income tax law; and

               in either case confirming that the holders of the securitization bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

         6. in the case of the covenant defeasance option, the issuer delivers to the trustee an opinion of nationally recognized tax counsel to the effect that the holders of the securitization bonds of that series will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred; and

         7. the issuer delivers to the trustee a certificate of an authorized officer of the issuer and an opinion of counsel, each stating that all conditions precedent to the satisfaction and discharge of the securitization bonds of that series have been complied with as required by the indenture.

         There will be no other conditions to the exercise by the issuer of its legal defeasance option or its covenant defeasance option.

The Trustee

         The Bank of New York will be the initial trustee under the indenture. The trustee may resign at any time upon 30 days notice by so notifying the issuer. The holders of a majority in total outstanding principal balance of the securitization bonds of all series may remove the trustee by so notifying the trustee and may appoint a successor trustee. The indenture provides that the issuer will remove the trustee if the trustee ceases to be eligible to continue in this capacity under the indenture, the trustee becomes insolvent, a receiver or other public officer takes charge of the trustee or its property or the trustee becomes incapable of acting. If the trustee resigns or is removed or a vacancy exists in the office of trustee for any reason, the issuer will be obligated promptly to appoint a successor trustee eligible under the indenture. No resignation or removal of the trustee will become effective until acceptance of the appointment by a successor trustee. The trustee must at all times satisfy the requirements of the Trust Indenture Act and the Investment Company Act of 1940. The Trustee must also have a combined capital and surplus of at least $50 million and a long-term debt rating of at least "BBB-" by S&P, at least "Baa3" or better by Moody's and at least "BBB-" by Fitch. If the trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another entity, the resulting, surviving or transferee entity will without any further action be the successor trustee.

         For so long as any of the securitization bonds are listed on the Luxembourg Stock Exchange, and to the extent the rules of that exchange so require, the issuer will have a listing agent, a paying agent and a transfer agent in Luxembourg.

Governing Law

         The indenture will be governed by the laws of the State of Michigan.


                     How a Bankruptcy of the Seller or
                    Servicer May Affect Your Investment

Sale or Financing

         Consumers will represent and warrant in the sale agreement that the transfer of the securitization property in accordance with that agreement constitutes a valid sale and assignment by Consumers to the issuer of the securitization property. Consumers will also represent and warrant in the sale agreement, and it is a condition of closing the sale of securitization property, that it will take the appropriate actions under the Customer Choice Act and the Uniform Commercial Code, including filing a financing statement, to perfect this sale. The Customer Choice Act provides that a transfer of securitization property by an electric utility to an assignee which the parties have in the governing documentation expressly stated to be a sale or other absolute transfer, in a transaction approved in a financing order, shall be treated as a true sale and not as a secured transaction and that title, legal and equitable, in the securitization property, has passed to the transferee. The Customer Choice Act also provides that the characterization of a transfer as a sale or other absolute transfer applies regardless of whether the purchaser has any recourse against the seller, or any other term of the parties' agreement, including the seller's retention of an equity interest in the securitization property, the fact that the electric utility acts as a collector of securitization charges relating to the securitization property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes. Consumers and the issuer will treat the transaction as a sale under applicable law, although for financial accounting and federal and state tax purposes the securitization bonds will be treated as a financing and not a sale. See "The Customer Choice Act -- Consumers and Other Utilities May Securitize Qualified Costs" in this prospectus.

         In the event of a bankruptcy of Consumers, a party in interest in the bankruptcy might take the position that the sale of the securitization property to the issuer was a financing transaction and not a "sale or other absolute transfer." The party in interest might argue that the treatment of the transaction for financial accounting and tax purposes as a financing and not a sale lends weight to the position that the transaction should be treated as a financing and not a sale. As noted above, the Customer Choice Act specifically provides for the treatment of the transaction as a sale as a matter of state law and that treatment is not affected by treatment of the transfer as a financing for federal or state tax purposes or financial accounting purposes. However, a bankruptcy court has authority not to follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a court were to characterize the transaction as a financing rather than a sale, the issuer would be treated as a secured creditor of Consumers in the bankruptcy proceedings. Although, as noted below, the issuer would in that case have a security interest in the securitization property, it would not likely be entitled to access to the securitization charge revenue collections during the bankruptcy. As a result, repayment on the bonds could be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments of securitization charge revenue collections to the issuer and therefore the amount and timing of funds available to the issuer to pay securitization bondholders.

         In order to mitigate the impact of the possible recharacterization of a sale of securitization property as a financing transaction, the sale agreement provides that in the event that the sale and transfer of the securitization property is determined by a court not to be a true sale as contemplated by the Customer Choice Act, then the sale and transfer shall be treated as a pledge of the securitization property and the seller shall be deemed to have granted a security interest to the issuer in the securitization property, and to have incurred an obligation secured by this security interest in an amount equal to the purchase price for the securitization property. The sale agreement requires that financing statements under the Uniform Commercial Code executed by the issuer be filed in the appropriate offices in Michigan. The Customer Choice Act further provides that any relevant filing in respect of securitization bonds takes precedence over any other filings. As a result of these filings, the issuer may take the position that it is a secured creditor of Consumers, and as a result, that it is entitled to recover against the security, which includes the securitization property. None of this, however, mitigates the risk of payment delays and other adverse effects caused by a seller bankruptcy. Further, if, for any reason, a securitization property notice is not filed under the Customer Choice Act or the issuer fails to otherwise perfect its interest in the securitization property, and the transfer is thereafter deemed not to constitute a sale or other absolute transfer, the issuer would be an unsecured creditor of Consumers. In that event, the issuer's sole source of payment for the securitization bonds would be whatever it recovered on its unsecured claim in the Consumers bankruptcy case, which could differ materially from the amount and timing of securitization charge revenue collections that were intended to fund payments on the securitization bonds.

Consolidation of the Issuer and Consumers

         If Consumers were to become a debtor in a bankruptcy case, a party in interest in the bankruptcy may attempt to substantively consolidate the assets and liabilities of the issuer and Consumers. Consumers and the issuer have taken steps to attempt to minimize this risk, as discussed in "Consumers Funding LLC, the Issuer" in this prospectus. However, no assurance can be given that if Consumers or an affiliate of Consumers other than the issuer were to become a debtor in a bankruptcy case, a court would not order that the assets and liabilities of the issuer be consolidated with those of Consumers or its affiliate. If the assets and liabilities were ordered consolidated, the claims of the securitization bondholders against the issuer would be treated as secured claims against the consolidated entities. Payment of those claims would be subject to substantial delay and to adjustment in timing and amount under a plan of reorganization in the bankruptcy case.

Claims in Bankruptcy; Challenge to Indemnity Claims

         If Consumers were to become a debtor in a bankruptcy case, claims including indemnity claims by the issuer against Consumers under the sale agreement and the other documents executed in connection therewith would be unsecured claims and would be subject to being discharged in the bankruptcy case. In addition, a party in interest in the bankruptcy may request that the bankruptcy court estimate any contingent claims of the issuer against Consumers. That party may then take the position that these claims should be estimated at zero or at a low amount because the contingency giving rise to these claims is unlikely to occur. If Consumers were to become a debtor in a bankruptcy case and the indemnity provisions of the sale agreement were triggered, a party in interest in the bankruptcy might challenge the enforceability of the indemnity provisions. If a court were to hold that the indemnity provisions were unenforceable, the issuer would be left with a claim for actual damages against Consumers based on breach of contract principles. The actual amount of these damages would be subject to estimation and/or calculation by the court.

         No assurances can be given as to the result of any of the above-described actions or claims. Furthermore, no assurance can be given as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving Consumers.

Status of Securitization Property as Current Property

         Consumers has represented in the sale agreement, and the Customer Choice Act provides, that the securitization property constitutes an existing property right and that it shall continue to exist until the securitization bonds and related expenses have been paid in full. Nevertheless, no assurance can be given that in the event of a bankruptcy of Consumers a party in interest in the bankruptcy would not attempt to take the position that the securitization property comes into existence only as customers use electricity. If a court were to adopt this position, no assurance can be given that a security interest in favor of the securitization bondholders would attach to the securitization charge, in respect of electricity consumed after the commencement of the bankruptcy case. If it were determined that the securitization property had not been sold to the issuer, and the security interest in favor of the securitization bondholders did not attach to the securitization charge in respect of electricity consumed after the commencement of the bankruptcy case, then the issuer would be an unsecured creditor of Consumers. If so, there would be delays and reductions in payments on the securitization bonds. Whether or not a court determined that the securitization property had been sold to the issuer, no assurances can be given that a court would not rule that any securitization charge relating to electricity consumed after the commencement of the bankruptcy cannot be transferred to the issuer or the trustee.

         In addition, in the event of a bankruptcy of Consumers, a party in interest in the bankruptcy could assert that the issuer should pay a portion of Consumers' costs associated with the generation, transmission or distribution of the electricity, consumption of which gave rise to the securitization charge revenue collections used to make payments on the securitization bonds.

         Regardless of whether Consumers is the debtor in a bankruptcy case, if a court were to accept the argument that the securitization property comes into existence only as customers use electricity, a tax or government lien or other nonconsensual lien on property of Consumers arising before the securitization property came into existence could have priority over the issuer's interest in the securitization property.

Enforcement of Rights by Trustee

         Upon an event of default under the indenture, the Customer Choice Act permits the trustee to enforce the security interest in the securitization property in accordance with the terms of the indenture. In this capacity, the trustee is permitted to request the MPSC to order the sequestration and payment to securitization bondholders of revenues arising with respect to the securitization property. The Customer Choice Act provides that this order will remain in full force and effect notwithstanding any bankruptcy, reorganization or other insolvency proceedings with respect to the utility or its assignee. There can be no assurance, however, that the MPSC would issue this order after a Consumers bankruptcy in light of the automatic stay provisions of Section 362 of the Bankruptcy Code or, alternatively, that a bankruptcy court would lift the automatic stay to permit this action by the MPSC. In that event, the trustee may under the indenture seek an order from the bankruptcy court lifting the automatic stay with respect to this action by the MPSC and an order requiring an accounting and segregation of the revenues arising from the securitization property. There can be no assurance that a court would grant either order.

Bankruptcy of Servicer

         The servicer is entitled to commingle securitization charge revenue collections with its own funds until each remittance date. The Customer Choice Act provides that the priority of a lien and security interest created under the Customer Choice Act is not impaired by the commingling of securitization charge revenue collections arising with respect to the securitization property with funds of the electric utility. However, in the event of a bankruptcy of the servicer, a party in interest in the bankruptcy might assert, and a court might rule, that securitization charge revenue collections commingled by the servicer with its own funds and held by the servicer as of the date of bankruptcy were property of the servicer as of that date and are therefore property of the servicer's bankruptcy estate, rather than property of the issuer. If the court so rules, then the court would likely rule that the trustee has only a general unsecured claim against the servicer for the amount of commingled securitization charge revenue collections held as of that date and could not recover the commingled securitization charge revenue collections held as of the date of bankruptcy.

         However the court rules on the ownership of the commingled securitization charge revenue collections, the automatic stay arising upon the bankruptcy of the servicer could delay the trustee from receiving the commingled securitization charge revenue collections held by the servicer as of the date of the bankruptcy until the court grants relief from the stay. A court ruling on any request for relief from the stay could be delayed pending the court's resolution of whether the commingled securitization charge revenue collections are property of the issuer or of the servicer.

         The servicing agreement provides that the trustee, as assignee of the issuer, with the consent of a majority in principal amount of the securitization bondholders, may vote to appoint a successor servicer that satisfies the rating agency condition. However, the automatic stay might delay a successor servicer's replacement of the servicer. Even if a successor servicer may be appointed and may replace the servicer, a successor may be difficult to obtain and may not be capable of performing all of the duties that Consumers as servicer was capable of performing. Moreover, if Consumers were to become a debtor in a bankruptcy proceeding, Consumers might be excused from its contractual obligations as servicer of the securitization property.


       Material Income Tax Consequences for the Securitization Bonds

                  Material Federal Income Tax Consequences

Income Tax Status of the Securitization Bonds

         The issuer and Consumers have received a private letter ruling from the Internal Revenue Service, referred to as the IRS, to the effect that the securitization bonds will be classified as debt obligations of Consumers. Based on that private letter ruling and the assumptions contained therein, including a representation by Consumers that it will not make, or allow there to be made, any election to the contrary, Skadden, Arps, Slate, Meagher & Flom LLP, special federal income tax counsel to Consumers and the issuer, has rendered its opinion that for federal income tax purposes (i) the securitization bonds will constitute debt of Consumers and (ii) the issuer will not be subject to United States federal income tax as an entity separate from Consumers.

General

         The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the securitization bonds applicable to an initial purchaser of securitization bonds that, for U.S. federal income tax purposes, is a Non-U.S. Holder as defined below, and also summarizes the similar principal United States federal income tax consequences to U.S. Holders, as defined below, who are initial purchasers. This summary has been prepared by Skadden, Arps, Slate, Meagher & Flom LLP, special federal income tax counsel to Consumers and the issuer, which is referred to in this prospectus as the special tax counsel. Special tax counsel is of the opinion that its summary, as it relates to Non-U.S. Holders, is correct in all material respects. Apart from that opinion and the opinions described in the preceding paragraph, special tax counsel will render no other opinions to the issuer with respect to the securitization bonds. This summary does not purport to furnish information in the level of detail or with the attention to an investor's specific tax circumstances that would be provided by an investor's tax adviser. This summary also does not address the consequences to holders of the securitization bonds under state, local or foreign tax laws. This summary is based upon current provisions of the Code, Treasury Regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth herein as well as the tax consequences to holders of the securitization bonds.

The issuer suggests that all prospective investors consult their tax advisers regarding the federal income tax consequences of the purchase, ownership and disposition of securitization bonds in light of their particular circumstances, as well as the effect of any foreign, state, local or other laws.

         As used herein, a U.S. Holder of a securitization bond means an investor that is a U.S. Person and a Non-U.S. Holder of a securitization bond means an investor that is not a U.S. Person. For purposes of this discussion, a U.S. Person means:

         1. an individual, who is a citizen or resident of the United States for U.S. federal income tax purposes,

         2. a corporation, partnership or other entity (treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States, or any state or the District of Columbia (other than a partnership that is not treated as a U.S. person under any applicable Treasury Regulations);

         3. an estate, the net income of which is subject to United States federal income taxation regardless of its source, or

         4. a trust, if a court within the United States is able to exercise primary supervision over the administration of each trust and one or more United States persons have the authority to control all substantial decisions of that trust. Certain trusts in existence on or before August 20, 1996, that were treated as U.S. Persons under the law in effect on such date that fail to qualify as U.S. Persons under current law, may elect to continue to be treated as U.S. Persons to the extent prescribed in the Treasury Regulations.

Tax Consequences to U.S. Holders

         Interest. Subject to the discussion of alternative tax characterizations with respect to any floating rate securitization bonds in a related prospectus supplement, interest income on the securitization bonds, payable at a fixed rate or at a floating rate, will be includible in income by a U.S. Holder when it is received, in the case of a U.S. Holder using the cash receipts and disbursements method of tax accounting, or as it accrues, in the case of a U.S. Holder using the accrual method of tax accounting. Consumers and the issuer expect that the securitization bonds will not be issued with original issue discount. If any series of securitization bonds is in fact issued with original issue discount, the prospectus supplement for such series of securitization bonds will address the tax consequences of the purchase of securitization bonds with original issue discount.

         Sale or Retirement of Securitization Bonds. On a sale, exchange or retirement of a securitization bond, a U.S. Holder will have taxable gain or loss equal to the difference between the amount received by the U.S. Holder and the U.S. Holder's tax basis in the securitization bond. A U.S. Holder's tax basis in its securitization bonds is the U.S. Holder's cost, subject to adjustments. Gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the securitization bond was held for more than one year at the time of disposition. If a U.S. Holder sells the securitization bond between interest payment dates, a portion of the amount received will reflect interest that has accrued on the securitization bond but that has not yet been paid by the sale date. To the extent that amount has not already been included in the U.S. Holder's income, it is treated as ordinary interest income and not as sale proceeds.

Tax Consequences to Non-U.S. Holders

         Withholding Taxation on Interest. Payments of interest income on the securitization bonds received by a Non-U.S. Holder that does not hold its securitization bonds in connection with the conduct of a trade or business in the United States will generally not be subject to United States federal withholding tax provided that the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Consumers entitled to vote, is not a controlled foreign corporation that is related to Consumers through stock ownership and, Consumers or its paying agent receives:

         1. from a Non-U.S. Holder appropriate documentation to treat the payment as made to a foreign beneficial owner under Treasury Regulations issued under Section 1441 of the Code;

         2. a withholding certificate from a person claiming to be a foreign partnership and the foreign partnership has received appropriate documentation to treat the payment as made to a foreign beneficial owner in accordance with these Treasury Regulations;

         3. a withholding certificate from a person representing to be a "qualified intermediary" that has assumed primary withholding responsibility under these Treasury Regulations and the qualified intermediary has received appropriate documentation from a foreign beneficial owner in accordance with its agreement with the IRS; or

         4. a statement, under penalties of perjury from an authorized representative of a Financial Institution, stating that the Financial Institution has received from the beneficial owner a withholding certificate described in these Treasury Regulations or that it has received a similar statement from another Financial Institution acting on behalf of the foreign beneficial owner.

         In general, it will not be necessary for a Non-U.S. Holder to obtain or furnish to Consumers or its paying agent a United States taxpayer identification number in order to claim any of the foregoing exemptions from United States withholding tax on payments of interest. Interest paid to a Non-U.S. Holder will be subject to a United States withholding tax of 30% upon the actual payment of interest income, except as described above and except where an applicable tax treaty provides for the reduction or elimination of this withholding tax. A Non-U.S. Holder generally will be taxable in the same manner as a United States corporation or resident with respect to interest income if the income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. Effectively connected income received by a Non-U.S. Holder that is a corporation may in some circumstances be subject to an additional "branch profits tax" at a 30% rate, or if applicable, a lower rate provided by a treaty.

         Capital Gains Tax Issues. A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of securitization bonds, unless:

         1. the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and this gain is from United States sources or

         2. the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and other requirements are satisfied.

Backup Withholding

         Backup withholding of United States federal income tax may apply to payments made in respect of the securitization bonds to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the securitization bonds to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. A U.S. Holder can obtain a complete exemption from the backup withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification). Compliance with the identification procedures described in the preceding section entitled - - "Withholding Taxation on Interest" -
- would establish an exemption from backup withholding for those Non-U.S. Holders who are not exempt recipients.

         In addition, upon the sale of a securitization bond to (or through) a broker, the broker must withhold tax on the entire purchase price, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that the seller is a Non-U.S. Holder (and certain other conditions are met). The sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

         Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.


                Material State of Michigan Tax Consequences

         It is the opinion of Miller, Canfield, Paddock and Stone, P.L.C., special Michigan tax counsel to Consumers and the issuer, that interest from securitization bonds, or gain from the disposition of such bonds, received by a person who is not otherwise subject to any Michigan personal income tax, single business tax, franchise tax, business activities tax, intangible property tax, excise tax, stamp tax, or any other tax imposed by the State of Michigan or any of its political subdivisions, will not cause such person to become subject to these taxes. Persons otherwise subject to such taxes, however, may be required to account for the interest from securitization bonds, or gain from the disposition of such bonds, in their Michigan tax liabilities. The Michigan Intangibles Tax was totally repealed effective January 1, 1998; therefore, the interest from securitization bonds, or gain from the disposition of such bonds, will not be subject to that tax. Further, and relying upon the IRS letter ruling and the federal tax opinion which have been obtained concerning this transaction, and relying upon the Department's Revenue Administration Bulletins (RAB) 1999-9 and RAB 1989-34, and assuming that the issuer, which is a single member limited liability company, is not treated as an entity separate from its owner for federal income tax purposes, then it is the opinion of Miller, Canfield, Paddock, and Stone, P.L.C. that for purposes of Michigan Single Business Tax, (i) the securitization bonds will constitute a debt of Consumers, and (ii) the issuer will be treated as a division of Consumers and will not be subject to Michigan Single Business Tax as an entity separate from Consumers.


                            ERISA Considerations

         ERISA, and Section 4975 of the Code impose restrictions on:

         1. employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA;

         2. plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans;

         3. any entities whose underlying assets include plan assets by reason of a plan's investment in these entities, each of the entities described in 1, 2 and 3, being referred to as a Plan; and

         4. persons who have specified relationships to Plans which are "parties in interest" under ERISA and "disqualified persons" under the Code, which collectively are referred to as Parties in Interest.

         Based on the reasoning of the United States Supreme Court in John Hancock Life Ins. Co. v. Harris Trust and Sav. Bank, 510 U.S. 86 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and the insurance company might be treated as a Party in Interest with respect to a Plan by virtue of that investment. Any purchaser that is an insurance company using the assets of an insurance company general account should note that the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the United States Department of Labor issued final regulations effective January 5, 2000 (the "General Account Regulations") with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account.

         As a result of these regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998, and the insurer satisfies various conditions. Section 401(c) also provides that, except in the case of avoidance of the General Account Regulation and actions brought by the Secretary of Labor relating to certain breaches of fiduciary duties that also constitute breaches of state or federal criminal law, until June 5, 2001, the date that is 18 months after the General Account Regulations became final, no liability under the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code may result on the basis of a claim that the assets of the general account of an insurance company constitute the "plan assets" of any such plan. The plan asset status of insurance company separate accounts is unaffected by new
Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

Plan Asset Issues for an Investment in the Securitization Bonds

         The Plan Asset Regulation is a regulation issued by the United States Department of Labor, which states that if a Plan makes an "equity" investment in a corporation, partnership, trust or other specified entities, the underlying assets and properties of the entity will be deemed for purposes of ERISA and Section 4975 of the Code to be assets of the investing Plan unless those exceptions set forth in the regulation apply. Pursuant to the Plan Asset Regulation, an equity interest is any interest in an entity other than an instrument that is treated as indebtedness under applicable law and which has no substantial equity features. Although there is little statutory or regulatory guidance on this subject, and there can be no assurances in this regard, it appears that the securitization bonds should not be treated as an equity interest for purposes of the Plan Asset Regulation. Those conclusions are based, in part, upon the traditional debt features of the securitization bonds, including the reasonable expectation of purchasers of the securitization bonds that the securitization bonds will be repaid when due, as well as the absence of the conversion rights, warrants and other typical equity features. Accordingly, the assets of the issuer should not be treated as the assets of Plans investing in the securitization bonds.

Prohibited Transaction Exemptions

         It should be noted, however, that without regard to the treatment of the securitization bonds as equity interests under the Plan Asset Regulation, Consumers and/or its affiliates, as a provider of services to Plans, may be deemed to be Parties in Interest with respect to many Plans. The purchase and holding of securitization bonds by or on behalf of one or more of these Plans could result in a prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code. However, the purchase and holding of securitization bonds may be subject to one or more statutory or administrative exemptions from the prohibited transaction rules of ERISA and Section 4975 of the Code.

         Examples of Prohibited Transaction Class Exemptions. Potentially applicable prohibited transaction class exemptions, which are referred to as PTCEs, include the following:

         1. PTCE 90-1, which exempts specific transactions involving insurance company pooled separate accounts;

         2. PTCE 95-60, which exempts specific transactions involving insurance company general accounts;

         3. PTCE 91-38, which exempts specific transactions involving bank collective investment funds;

         4. PTCE 84-14, which exempts specific transactions effected on behalf of a Plan by a "qualified professional asset manager" as that term is defined in ERISA, and which is referred to as a QPAM; or

         5. PTCE 96-23, which exempts specific transactions effected on behalf of a Plan by specific "in-house" asset managers.

         It should be noted, however, that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions.

         Conditions That Would Allow the QPAM Exemption to Apply. Plan fiduciaries intending to rely upon the QPAM exemption should consider the following. As noted above, although the issuer believes that the securitization bonds should not constitute "equity interests" for purposes of the Plan Asset Regulation, it is nonetheless possible that securitization charge revenue collections could be deemed, for purposes of the prohibited transaction rules, to flow indirectly from customers to Plans that own a class or series of securitization bonds. Thus, if one or more customers were Parties in Interest with respect to a Plan that owned that class or series of securitization bonds, such holding could be deemed to constitute an indirect prohibited transfer of property between a Plan and any Party in Interest with respect to the Plan. The QPAM exemption requires, among other things, that at the time of the proposed transaction, the Party in Interest, or its affiliate, does not have the authority to appoint or terminate the QPAM as a manager of any of the Plan's assets. This means, however, that if a Party in Interest with respect to a Plan that holds such class or series is a customer that has the authority to appoint or terminate the QPAM as a manager of the Plan's assets (for example, the Plan's sponsor or a director of the Plan sponsor), the holding of that class or series of securitization bonds by the Plan could be deemed to constitute an indirect prohibited transaction to which the QPAM exemption does not apply. Accordingly, fiduciaries intending to rely upon the QPAM exemption should carefully discuss the effectiveness of the QPAM exemption with their legal advisors before purchasing any class or series of securitization bonds.

         Prior to making an investment in the securitization bonds of any series, a Plan investor must determine whether, and each fiduciary causing the securitization bonds to be purchased by, on behalf of or using "plan assets" of a Plan that is subject to the prohibited transaction rules of ERISA or Section 4975 of the Code, including without limitation an insurance company general account, shall be deemed to have represented and warranted that, an exemption from the prohibited transaction rules applies, so that the use of plan assets of the Plan to purchase and hold the securitization bonds does not and will not constitute or otherwise result in a non-exempt prohibited transaction in violation of Section 406 or 407 of ERISA or Section 4975 of the Code.

General Investment Considerations for Prospective Plan Investors in the Securitization Bonds

         Prior to making an investment in the securitization bonds, prospective Plan investors should consult with their legal advisors concerning the impact of ERISA and the Code and the potential consequences of this investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations,

         1. whether the fiduciary has the authority to make the investment;

         2. whether the investment constitutes a direct or indirect transaction with a Party in Interest;

         3. the composition of the Plan's portfolio with respect to diversification by type of asset;

         4.    the Plan's funding objectives;

         5.    the tax effects of the investment; and

         6. whether under the general fiduciary standards of investment prudence and diversification an investment in the securitization bonds is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

         Governmental plans and some church plans are generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of
Section 4975 of the Code. However, these plans may be subject to substantially similar rules under state or other federal law, and may also be subject to the prohibited transaction rules of Section 503 of the Code.

         The sale of securitization bonds to a Plan shall not be deemed a representation by Consumers or the underwriters that this investment meets all relevant legal requirements with respect to Plans generally or any particular Plan.


             Plan of Distribution for the Securitization Bonds

         The securitization bonds of each series may be sold to or through the underwriters by a negotiated firm commitment underwriting and public reoffering by the underwriters. The securitization bonds may also be sold to or through any other underwriting arrangement as may be specified in the related prospectus supplement or may be offered or placed either directly or through agents. The issuer and the trustee intend that securitization bonds will be offered through various methods from time to time. The issuer also intends that offerings may be made concurrently through more than one of these methods or that an offering of a particular series of securitization bonds may be made through a combination of these methods.

         The distribution of securitization bonds may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

         The securitization bonds may be offered through one or more different methods, including offerings through underwriters. Except as otherwise disclosed in the related prospectus supplement, it is not anticipated that any of the securitization bonds will be listed on any securities exchange. There can be no assurance that a secondary market for any series of securitization bonds will develop or, if one does develop, that it will continue.

         Compensation to Underwriters. In connection with the sale of the securitization bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell securitization bonds to particular dealers at prices less a concession. Underwriters may allow, and these dealers may reallow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the securitization bonds of a series may be deemed to be underwriters. Any discounts or commissions received by the underwriters from the issuer and any profit on the resale of the securitization bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act. These underwriters or agents will be identified, and any compensation received from the issuer will be described, in the related prospectus supplement.

         Other Distribution Issues. Under agreements which may be entered into by Consumers, the issuer and the trustee, underwriters and agents who participate in the distribution of the securitization bonds may be entitled to indemnification by Consumers and the issuer against liabilities specified therein, including under the Securities Act. The underwriters may, from time to time, buy and sell the securitization bonds, but there can be no assurance that an active secondary market will develop and there is no assurance that this market, if established, will continue.


                    Ratings for the Securitization Bonds

         It is a condition of each Underwriter's obligation to purchase the securitization bonds that each series or class be rated investment grade, that is, in one of the four highest rating categories, by each of S&P, Moody's and Fitch.

         Limitations of Security Ratings. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain the rating on any securitization bonds, and, accordingly, there can be no assurance that the ratings assigned to any series or class of securitization bonds upon initial issuance will not be lowered or withdrawn by a rating agency at any time thereafter. If a rating of any series or class of securitization bonds is revised or withdrawn, the liquidity of this class of securitization bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the securitization bonds other than the payment in full of each series or class of securitization bonds by the applicable final maturity date for such series or class.

         If any of the securitization bonds are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the issuer will notify the Luxembourg Stock Exchange if any rating assigned to any class of securitization bonds listed on the Luxembourg Stock Exchange is reduced or withdrawn and will cause such notice to be published in a daily newspaper published in Luxembourg, which is expected to be the Luxemburger Wort.


         Various Legal Matters Relating to the Securitization Bonds

         Some legal matters relating to the issuer and the issuance of the securitization bonds will be passed upon for the issuer by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and for the underwriters by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Some legal matters relating to Consumers will be passed upon for Consumers by Miller, Canfield, Paddock and Stone, P.L.C., Lansing and Detroit, Michigan and Loomis, Ewert, Parsley, Davis and Gotting, PC, Lansing, Michigan. Some legal matters relating to the federal tax consequences of the issuance of the securitization bonds will be passed upon for the issuer by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Some legal matters relating to State of Michigan tax consequences of the issuance of the securitization bonds will be passed upon for the issuer by Miller, Canfield, Paddock and Stone, P.L.C., Lansing and Detroit, Michigan.


           Index to Financial Statements of Consumers Funding LLC


                                                                                        Page

Report of Independent Accountants........................................................F-2
         Statement of Net Assets Available for Issuer Activities.........................F-3
         Statement of Changes in Net Assets Available for Issuer Activities..............F-3
Notes to Financial Statements............................................................F-4


                     Report of Independent Accountants

Independent Auditors' Report

Consumers Funding LLC:

         We have audited the accompanying balance sheet of Consumers
Funding LLC (the "Company") as of [      ]. These balance sheets are the
responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audit.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, such balance sheets present fairly, in all
material respects, the financial position of the Company as of [          ]
in conformity with generally accepted accounting principles.



[              ]

[              ], Michigan
[              ]


Consumers Funding LLC

                                                      Balance Sheet
                                                   as of June 30, 2001
                                                      (in thousands)


Assets
         Cash                                                 $ 1
                                                              ----------------
         Total Assets                                         $ 1
                                                              ================

Liabilities and Member's Equity

         Member's Equity                                      $ 1
                                                              ----------------

         Total Liabilities and Member's Equity                $ 1
                                                              ================


See Notes to Balance Sheet.


Consumers Funding LLC

                           Notes to Balance Sheet

o        Nature of Operations

Consumers Funding LLC (the Company), a limited liability company established by Consumers Energy Company (Consumers) under the laws of the State of Delaware, was formed on October 11, 2000 pursuant to a limited liability company agreement with Consumers, as sole member of the Company. Consumers is an operating electric and gas utility and is a wholly owned subsidiary of CMS Energy Corporation. The Company was organized for the sole purpose of purchasing and owning securitization property (SP), issuing securitization bonds (Bonds), pledging its interest in SP and other collateral to the trustee to collateralize the Bonds, and performing activities that are necessary, suitable or convenient to accomplish these purposes.

SP represents the irrevocable right of Consumers, or its successor or assignee, to collect a non- bypassable securitization charge ("Securitization Charge") from customers pursuant to a financing order (MPSC Financing Order), which was issued on October 24, 2000 by the Michigan Public Service Commission (MPSC) in accordance with the Customer Choice and Electricity Reliability Act enacted in Michigan in June, 2000. The MPSC Financing Order authorizes the Securitization Charge to be sufficient to recover $468,592,000 aggregate principal amount of Bonds, plus an amount sufficient to provide for any credit enhancement, to fund any reserves and to pay interest, redemption premiums, if any, servicing fees and other expenses relating to the Bonds.

The Company's organizational documents require it to operate in a manner so that it should not be consolidated in the bankruptcy estate of Consumers in the event Consumers becomes subject to a bankruptcy proceeding. Both Consumers and the Company will treat the transfer of SP to the Company as a sale under applicable law. The Bonds will be treated as debt obligations of the Company. For financial reporting and federal income tax and State of Michigan income [and franchise] tax purposes, the transfer of SP to the Company will be treated as a financing arrangement and not as a sale. Furthermore, the results of operations of the Company will be consolidated with Consumers for financial and income tax reporting purposes.

o        Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amount of revenues, expenses, assets, and liabilities and disclosure of contingencies. Actual results could differ from these estimates.

Debt Issuance Costs

[All debt issuance costs will be paid by Consumers and reimbursed by the Company upon issuance of the Bonds.] The costs associated with the anticipated issuance of the Bonds are capitalized by Consumers and will be amortized over the life of the Bonds utilizing the effective interest method.

Income Taxes

The Company has elected not to be taxed as a corporation for Federal income tax purposes. The Company is treated as a division of Consumers, and accordingly, will not be treated as a separate taxable entity.

o        The Bonds

The sole purpose of the Company is to issue Bonds pursuant to authority granted by the MPSC in the MPSC Financing Order. The Company intends to issue Bonds in series (Series) from time to time, the maturities and interest rates of which will depend upon market conditions at the time of issuance. The proceeds will be used to fund the purchase of SP from Consumers. Under applicable law, the Bonds will not be an obligation of Consumers or secured by the assets of Consumers. Also under applicable law, the Bonds will be recourse to the Company and will be collateralized on a pro rata basis by the SP and the equity and assets of the Company. The source of repayment will be the Securitization Charge authorized pursuant to the MPSC Financing Order, which will be collected from Consumers customers by Consumers, as servicer. Securitization charge revenue collections will be deposited at least monthly by Consumers with the Company and used to pay the expenses of the Company, to pay debt service on the Bonds and to fund any credit enhancement for the Bonds. The Company will also pledge the capital contributed by Consumers to secure the debt service requirements of the Bonds. The debt service requirements will include an overcollateralization subaccount, a capital subaccount and a reserve subaccount which will be available to bond holders. Any amounts collateralizing the Bonds will be released to Consumers upon payment of the Bonds.

o        Significant Agreements and Related Party Transactions

Under the servicing agreement to be entered into by the Company and Consumers concurrently with the issuance of the first Series of Bonds, Consumers, as servicer, will be required to manage and administer the SP of the Company and to collect the Securitization Charge on behalf of the Company. The Company will pay an annual servicing fee to Consumers equal to 0.25% of the outstanding principal balance of Bonds. The servicing fee will also be recovered through the Securitization Charge.


                                  Part II

Item 14.  Other Expenses of Issuance and Distribution

The following is an itemized list of the estimated expenses to be incurred in connection with the offering of the securities being offered hereunder other than underwriting discounts and commissions.


Registration Fee                                         $ 264
                                                         ----------------
Printing and Engraving Expenses                          $  *
                                                         ----------------
Trustee's Fees and Expenses                              $  *
                                                         ----------------
Legal Fees and Expenses                                  $  *
                                                         ----------------
Blue Sky Fees and Expenses                               $  *
                                                         ----------------
Accountants' Fees and Expenses                           $  *
                                                         ----------------
Rating Agency Fees                                       $  *
                                                         ----------------
Miscellaneous Fees and Expenses                          $  *
                                                         ----------------

                                                         ----------------
Total                                                    $  *
                                                         ================

---------------
* To be provided by amendment.


Item 15.  Indemnification of Members and Managers

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to specified standards and restrictions, if any, as are set forth in the limited liability company agreement, a limited liability company shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement, referred to as the LLC Agreement, of the Registrant provides that, to the fullest extent permitted by law, the Registrant shall indemnify its members and managers against any liability incurred in connection with any proceeding in which any member or manager may be involved as a party or otherwise by reason of the fact that the member or manager is or was serving in its capacity as a member or manager, unless this liability is based on or arises in connection with the member's or manager's own willful misconduct or gross negligence, the failure to perform the obligations set forth in the LLC Agreement, or taxes, fees or other charges on, based on or measured by any fees, commissions or compensation received by the managers in connection with any of the transactions contemplated by the LLC Agreement and related agreements.

The underwriting agreement between the Registrant, Consumers and Morgan Stanley & Co. Incorporated, for itself and the other underwriters named in the underwriting agreement, referred to as the underwriters, provides that the underwriters shall indemnify the Registrant, its officers, members, employees and agents, and each person who controls the Registrant, to the extent permitted by law, against any and all losses, claims, damages or liabilities, together referred to as losses, to which they may become subject under the Securities Act, insofar as such losses arise out of or are based on any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact required to be stated, or necessary to make the statements in the Registration Statement or the prospectus not misleading, to the extent that such statement or omission is made by the Registrant in reliance on information provided in writing to Consumers or the Registrant expressly for the purpose of inclusion in the Registration Statement or the prospectus.


Item 16. Exhibits

Exhibit No.           Description
-----------           -----------

1.1       Form of Underwriting Agreement.*

4.1       Limited Liability Company Agreement of Consumers Funding LLC.**

4.1.1     Amended and Restated Limited Liability Agreement of Consumers
          Funding LLC.*

4.2       Certificate of Formation of Consumers Funding LLC.**

4.2.1     Amended and Restated Certificate of Formation of Consumers
          Funding LLC.*

4.3       Form of Indenture.*

4.4       Form of Securitization Bonds.*

5.1 Opinion of Miller, Canfield, Paddock and Stone, P.L.C., relating to legality of the Securitization Bonds.*

8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to material federal income tax matters.**

8.2 Opinion of Miller, Canfield, Paddock and Stone, P.L.C., with respect to material State of Michigan tax matters.*

10.1      Form of Sale Agreement.*

10.2      Form of Servicing Agreement.*

10.3      Application of Consumers to the Michigan Public Service
          Commission, dated July 5, 2000.*

10.4 MPSC Financing Order (including the Opinion and Order issued on October 24, 2000 and the Order Granting Rehearing issued on January 12, 2001 by the MPSC with respect to Consumers).*

23.1.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (for those opinions consent for which is not included in its opinion filed as Exhibit 8.1).**

23.1.2 Consent of Miller, Canfield, Paddock and Stone, P.L.C., (for those opinions consent for which is not included in its opinions filed as Exhibits 5.1 and 8.2).**

23.2      Consent of [Arthur Andersen LLP].*

24.1      Power of Attorney.*

25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.*

27.1      Financial Data Schedule.*

99.1 Internal Revenue Service Private Letter Ruling pertaining to Securitization Bonds.*

-------------
*         To be filed by amendment.
**        Previously filed.


Item 17. Undertakings

The undersigned Registrant on behalf of Consumers Funding LLC (the "issuer") hereby undertakes as follows:

         o To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in this information in the registration statement; provided, however, that (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

         o That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each relevant post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering hereof.

         o To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         o That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) with respect to the issuer that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

         o That insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
               Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, theretofore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of this issue.

         o That, for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

         o That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

         o The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.


                                 Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that the security rating requirement of Form S-3 will be met by the time of sale, and has duly caused this Amendment Number 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Michigan, on September 17, 2001.

                                           CONSUMERS FUNDING LLC


                                           By:   /s/  Alan M. Wright
                                              ---------------------------
                                           Name:      Alan M. Wright
                                           Title:     Manager


Pursuant to the requirements of the Securities Act of 1933, this Amendment Number 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


September 17, 2001                        /s/ Alan M. Wright
------------------                    ----------------------------------------
           Date                       Name:   Alan M. Wright
                                      Title:  Manager, Chief Executive Officer
                                              and Chief Financial Officer


September 17, 2001                       /s/  David A. Mikelonis
------------------                    ----------------------------------------
           Date                       Name:   David A. Mikelonis
                                      Title:  Manager


September 17, 2001                       /s/  Thomas A. McNish
------------------                    ----------------------------------------
           Date                       Name:   Thomas A. McNish
                                      Title:  Manager


September 17, 2001                       /s/  Denny DaPra
------------------                    ----------------------------------------
           Date                        Name:  Denny DaPra
                                       Title: Controller




                             Index to Exhibits

Exhibit No.           Description
-----------           -----------

1.1      Form of Underwriting Agreement.*

4.1      Limited Liability Company Agreement of Consumers Funding LLC.**

4.1.1    Amended and Restated Limited Liability Agreement of Consumers
         Funding LLC.*

4.2      Certificate of Formation of Consumers Funding LLC.**

4.2.1    Amended and Restated Certificate of Formation of Consumers Funding
         LLC.*

4.3      Form of Indenture.*

4.4      Form of Securitization Bonds.*

5.1 Opinion of Miller, Canfield, Paddock and Stone, P.L.C., relating to legality of the Securitization Bonds.*

8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to material federal income tax matters.**

8.2 Opinion of Miller, Canfield, Paddock and Stone, P.L.C., with respect to material State of Michigan tax matters.*

10.1     Form of Sale Agreement.*

10.2     Form of Servicing Agreement.*

10.3     Application of Consumers to the Michigan Public Service
         Commission, dated July 5, 2000.*

10.4 MPSC Financing Order (including the Opinion and Order issued on October 24, 2000 and the Order Granting Rehearing issued on January 12, 2001 by the MPSC with respect to Consumers).*

23.1.1 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (for those opinions consent for which is not included in its opinion filed as
         Exhibit 8.1).**

23.1.2 Consent of Miller, Canfield, Paddock and Stone, P.L.C., (for those opinions consent for which is not included in its opinions filed as Exhibits 5.1 and 8.2).**

23.2     Consent of [Arthur Andersen LLP].*

24.1     Power of Attorney.*

25.1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.*

27.1     Financial Data Schedule.*

99.1 Internal Revenue Service Private Letter Ruling pertaining to Securitization Bonds.*

------------
*        To be filed by amendment.
**       Previously filed.